Exhibit 10.1

Execution Version

CREDIT AGREEMENT

among

TEAM, INC.,

as a Borrower and the Borrower Agent,

the other Borrowers from time to time party hereto,

the Lenders from time to time party hereto,

ECLIPSE BUSINESS CAPITAL LLC,

as Agent

Dated as of February 11, 2022

-i-

4.11	Taxes	102

Article V CONDITIONS OF LENDING		106

5.1	Conditions to Initial Loans or Letter of Credit	106
5.2	Conditions Precedent to Each Loan and Each Letter of Credit	110

Article VI REPRESENTATIONS AND WARRANTIES		110

6.1	Representations and Warranties of Borrowers	110

Article VII AFFIRMATIVE COVENANTS		120

7.1	Existence	120
7.2	Maintenance of Property	120
7.3	[Reserved]	121
7.4	Taxes	121
7.5	Requirements of Law	121
7.6	Insurance	121
7.7	Books and Records; Inspections	122
7.8	Notification Requirements	123
7.9	Casualty Loss	125
7.10	Qualify to Transact Business	126
7.11	Financial Reporting	126
7.12	Payment of Liabilities	129
7.13	ERISA	129
7.14	Environmental Matters	130
7.15	Intellectual Property	130
7.16	Solvency	130
7.17	[Reserved]	130
7.18	Access to Employees, Etc	130
7.19	Sanctions; Anti-Money Laundering Laws and Anti-Corruption Laws	130
7.20	Formation of Subsidiaries; Further Assurances	131
7.21	Post-Closing Covenants	132
7.22	[Reserved]	132
7.23	Residency for Dutch Tax Purposes	132
7.24	Fiscal Unity for Dutch Tax Purposes	132
7.25	Allocation of Tax Losses upon Termination of Fiscal Unity for Dutch Tax Purposes	132

Article VIII NEGATIVE COVENANTS		133

8.1	Indebtedness	133
8.2	[Reserved]	135
8.3	Entity Changes, Etc	135
8.4	Change in Nature of Business	136
8.5	Sales, Etc. of Assets	136

-ii-

8.6	Use of Proceeds	138
8.7	[Reserved]	138
8.8	Liens	138
8.9	Dividends, Redemptions, Distributions, Etc	139
8.10	Investments	139
8.11	[Reserved]	140
8.12	Fiscal Year	140
8.13	Accounting Changes	140
8.14	[Reserved]	140
8.15	ERISA Compliance	141
8.16	[Reserved]	141
8.17	UK Pensions	141
8.18	Prepayments and Amendments	142
8.19	Lease Obligations	143
8.20	[Reserved]	143
8.21	[Reserved]	143
8.22	Term Loan Interest Reserve Account	143
8.23	Negative Pledge	143
8.24	Affiliate Transactions	144
8.25	Quebec Collateral	144

Article IX FINANCIAL COVENANT(S)		144

9.1	Unfinanced Capital Expenditures	144

Article X EVENTS OF DEFAULT		145

10.1	Events of Default	145
10.2	Remedies Upon Event of Default; Cash Collateralization	146
10.3	Other Remedies	148
10.4	License for Use of Intellectual Property, Real Property and Other Property	149
10.5	Post-Default Allocation of Proceeds	150
10.6	No Marshaling; Deficiencies; Remedies Cumulative	154
10.7	Waivers	155
10.8	Further Rights of Agent and the Lenders	155
10.9	Interest and Letter of Credit Fees After Event of Default	155
10.10	Receiver	155
10.11	Rights and Remedies not Exclusive	156
10.12	Insolvency Financings; Proceedings under Debtor Relief Laws	156
10.13	Separate Classification	158
10.14	Avoidance and Reinstatement	158
10.15	Payments Over	159
10.16	Asset Sales	159

-iii-

Article XI THE AGENT		159

11.1	Appointment of Agent	159
11.2	Nature of Duties of Agent	160
11.3	Lack of Reliance on Agent	160
11.4	Certain Rights of Agent	160
11.5	Reliance by Agent	160
11.6	Indemnification of Agent	161
11.7	Agent in Its Individual Capacity	161
11.8	Holders of Notes	161
11.9	Successor Agent	161
11.10	Collateral Matters	162
11.11	Actions with Respect to Defaults	163
11.12	Delivery of Information	163
11.13	English Law Governed Transaction Security	163

Article XII GENERAL PROVISIONS		166

12.1	Notices	166
12.2	Delays; Partial Exercise of Remedies	168
12.3	Right of Setoff	169
12.4	Indemnification; Reimbursement of Expenses of Collection	169
12.5	Amendments, Waivers and Consents	170
12.6	Nonliability of Agent and Lenders	173
12.7	Assignments and Participations; Affiliated Lenders	173
12.8	Counterparts; Facsimile Signatures	178
12.9	Severability	178
12.10	Maximum Rate	178
12.11	Borrower Agent; Borrowers, Jointly and Severally	179
12.12	Entire Agreement; Successors and Assigns; Interpretation	180
12.13	LIMITATION OF LIABILITY	180
12.14	GOVERNING LAW	181
12.15	SUBMISSION TO JURISDICTION	181
12.16	[RESERVED]	182
12.17	JURY TRIAL	182
12.18	Attorney	182
12.19	Agent Titles	182
12.20	Publicity	182
12.21	No Third Party Beneficiaries	182
12.22	Confidentiality	182
12.23	Patriot Act Notice	183
12.24	Advice of Counsel	183
12.25	Captions	183
12.26	[Reserved]	183
12.27	Right to Cure	184

-iv-

12.28	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	184
12.29	Time	184
12.30	Keepwell	185
12.31	[Reserved]	185
12.32	Acknowledgement Regarding Any Supported QFCs	185

-v-

Schedules

Schedule 1.1(a)	Eligible Inventory
Schedule 3.4(a)	Commercial Tort Claims
Schedule 6.1(a)	Loan Parties
Schedule 6.1(b)	Locations
Schedule 6.1(f)	Consents and Authorizations
Schedule 6.1(g)	Ownership; Subsidiaries
Schedule 6.1(p)	Judgments; Litigation
Schedule 6.1(v)	ERISA Plans
Schedule 6.1(w)	Intellectual Property
Schedule 6.1(x)	Labor Contracts
Schedule 7.21	Post-Closing Covenants
Schedule 8.1(b)	Existing Indebtedness
Schedule 8.1(s)	Existing Letters of Credit
Schedule 8.5	Permitted Dispositions
Schedule 8.8	Existing Liens
Schedule 8.10	Existing Investments
Schedule 8.23	Affiliate Transactions of Loan Parties

Annexes

Annex A	Lenders and Commitments
Annex B	Reporting

Exhibits (form of)

Exhibit A-1	Revolving Credit Note
Exhibit A-2	Delayed Draw Term Loan Note
Exhibit A-3	Swingline Note
Exhibit B	Notice of Borrowing
Exhibit C	[Reserved]
Exhibit D	[Reserved]
Exhibit E	Perfection Certificate
Exhibit F	Financial Condition Certificate
Exhibit G	Closing Certificate
Exhibit H	Compliance Certificate
Exhibit I	Borrowing Base Certificate
Exhibit J-1	Assignment and Acceptance
Exhibit J-2	Joinder
Exhibits K-1 to K-4	U.S. Tax Compliance Certificates
Exhibit L	ABLSoft Client User Form
Exhibit M	Authorized Accounts Form
Exhibit N	Monthly Operating Report

-vi-

CREDIT AGREEMENT

This CREDIT AGREEMENT, is entered into as of February 11, 2022, among (i) TEAM, INC., a Delaware corporation, each other Person identified on Schedule 6.1(a) as a “Borrower” and each additional Person that is joined as a party hereto as a borrower by executing the form of Joinder attached hereto as Exhibit J-2 (each, a “Borrower” and collectively and jointly and severally, the “Borrowers”), (ii) each Person identified as a “Lender” on Annex A attached hereto (together with each of its respective successors and assigns, if any, each a “Lender” and, collectively, the “Lenders”), and (iii) ECLIPSE BUSINESS CAPITAL LLC, acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (in such capacity, together with its successors and assigns, if any, in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions set forth herein, the Revolving Credit Lenders (as hereinafter defined) are willing to make available to the Borrowers a revolving credit facility in an initial aggregate principal amount of $130,000,000;

WHEREAS, upon the terms and subject to the conditions set forth herein, the Delayed Draw Term Lenders (as hereinafter defined) are willing to make available to the Borrowers a delayed draw term loan facility in an initial aggregate principal amount of $35,000,000;

NOW, THEREFORE, in respect of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Borrowers, the Lenders, and the Agent, each intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the UCC or the PPSA (including Account, Account Debtor, Chattel Paper, Commercial Tort Claims, Deposit Account, Drafts, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Intangibles, Investment Property, Instruments, Letters of Credit, Letter of Credit Rights, Promissory Notes, Proceeds, Securities Account and Supporting Obligations) shall be construed and defined as set forth in the UCC or the PPSA, as applicable, unless otherwise defined herein. In addition, as used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“2017 Senior Convertible Notes” means the 5.00% Convertible Senior Notes due 2023 issued by the Borrower Agent and any payment-in-kind notes issued in connection therewith (whether in the form of an amendment to existing notes, an exchange of notes or additional notes).

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABLSoft” means the electronic and/or internet-based system approved by the Agent for the purpose of making notices, requests, deliveries, communications and for the other purposes contemplated in this Agreement or otherwise approved by the Agent, whether such system is owned, operated or hosted by the Agent, any of its Affiliates or any other Person.

“Acceptable Account Debtor Jurisdiction” means, with respect to Receivables of the U.S. Borrowing Base Companies and Canadian Borrowing Base Companies, the United States and Canada.

“Acceptable Appraisal” means, with respect to an appraisal of Inventory, the most recent current appraisal of such property received by the Agent (i) from an appraisal company satisfactory to the Agent in its Permitted Discretion, (ii) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to the Agent in its Permitted Discretion, and (iii) the results of which are satisfactory to the Agent, in each case, in the Agent’s Permitted Discretion.

“Acceptable Bank” means Bank of America, N.A., Bank of Montreal, Citibank, N.A., JPMorgan Chase Bank, N.A., and each of their Affiliates, and any other depository institution acceptable to the Agent in its Permitted Discretion.

“Acceptable Receivable Currency” means (i) Dollars with respect to Receivables of the U.S. Borrowing Base Companies and (ii) Canadian Dollars with respect to Canadian Borrowing Base Companies.

“Acceptance Date” has the meaning specified in Section 12.7(b).

“Acquisition” means, with respect to any Person (i) an investment in, or a purchase of, a Controlling interest in the Equity Interests of any other Person, (ii) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit, division or line of business of another Person, or (iii) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or of any business unit, division or line of business of another Person, or a Controlling interest in the Equity Interests, of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Affected Financial Institution” means (i) any EEA Financial Institution or (ii) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person who directly or indirectly Controls, is under common Control with, is Controlled by or is a director, officer, manager or general partner of such Person; provided that, in any event, any Person who owns directly or indirectly fifteen percent (15%) or more of the Voting Interests of a Person, shall be deemed to control such Person. Without limitation of the foregoing, the following Persons shall at all times constitute Affiliates of each Borrower: (i) each Borrower, (ii) each Guarantor, and (iii) all Subsidiaries; provided, further, that at all times (except for purposes of making a determination of “Affiliated Lender” and for purposes of compliance with Section 8.24) the AP Affiliates and the Corre Affiliates shall not constitute Affiliates of any Loan Party or any of its Affiliates.

“Affiliated Lender” means, at any time, any Delayed Draw Term Lender and any Affiliate of any Loan Party that becomes a Lender hereunder. For the avoidance of doubt, a Delayed Draw Term Lender shall be deemed an Affiliated Lender regardless of whether it is an Affiliate of a Loan Party.

“Agent” has the meaning specified in the preamble to this Agreement.

“Agent’s Payment Account” means an account identified in writing by the Agent to the Lenders and the Borrower Agent from time to time as the “Agent’s Payment Account”.

“Aggregate Delayed Draw Term Loan Commitment” means $35,000,000, as such amount may be decreased by the amount of any permanent reductions in the Delayed Draw Term Loan Commitments made in accordance with Section 2.5, which amount is the aggregate amount of the Delayed Draw Term Loan Commitments of the Lenders.

“Aggregate Delayed Draw Term Loan Outstandings” means, at any time, the aggregate Outstanding Amount of all Delayed Draw Term Loans.

“Aggregate Revolving Credit Commitment” means $130,000,000, as such amount may be decreased by the amount of any permanent reductions in the Revolving Credit Commitments made in accordance with Section 2.5, which amount is the aggregate amount of the Revolving Credit Commitments of the Lenders.

“Aggregate Revolving Credit Outstandings” means, at any time, the aggregate Outstanding Amount of all Revolving Credit Loans and the Letter of Credit Usage.

“Agreement” means this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“All-In Yield” means, as to any Indebtedness, the annual yield thereof, whether in the form of interest rate margins, original issue discount (“OID”) or upfront fees and any interest rate floors (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Margin); provided that, (i) OID and upfront fees shall be equated to interest rates assuming a four year life to maturity and (ii) “All-In Yield” shall not include arrangement fees, structuring fees, underwriting fees or similar fees that are not paid to all Lenders providing the relevant Indebtedness.

“Announcements” has the meaning specified in Section 2.3(j)(v).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada), each as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable statutes, laws, regulations, or rules in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including, but not limited to, the Bank Secrecy Act (31 U.S.C. § 5311 et seq.), the Patriot Act and the Proceeds of Crime Money Laundering and Terrorist Financing Act (Canada).

“AP” means Atlantic Park Strategic Capital Fund, L.P.

“AP Affiliate” means AP or any of its Affiliates.

“Applicable Margin” means, with respect to Revolving Credit Loans, the applicable percentages per annum set forth in the pricing grid below, as determined by reference to EBTIDA as set forth in the most recent Compliance Certificate received by the Agent pursuant to Section 7.11(d):

Level	EBITDA	LIBOR Loans	Base Rate Loans
I	Greater than or equal to $80,000,000	4.15%	3.15%
II	Less than $80,000,000 but greater than or equal to $60,000,000	4.40%	3.40%
III	Less than $60,000,000	4.65%	3.65%

From the Closing Date through February 28, 2022, the Applicable Margin shall be determined as if Level III of the pricing grid set forth above were applicable. Thereafter, the Applicable Margin shall be re-determined monthly on the first day of each month (commencing with March 1, 2022), based on the then most recent monthly Financial Statements and corresponding Compliance Certificate delivered to the Agent in accordance with Section 7.11(c) and (d), and shall remain at the applicable Level above until the next such date of determination; provided that if (i) the Borrower Agent shall have failed to deliver such Financial Statements and Compliance Certificate when so required, (ii) any Event of Default shall have occurred or (ii) Excess Availability shall be less than $10,000,000, then the Applicable Margin shall be set at Level III of the pricing grid set forth above until the next such date of determination. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 4.7.

“Appropriate Lender” means, at any time, (i) with respect to any of the Revolving Credit Facility or the Delayed Draw Term Loan Facility, a Lender that has a Commitment with respect to such Facility or holds a Revolving Credit Loan or a Delayed Draw Term Loan, respectively, at such time, (ii) with respect to the Letter of Credit Sublimit, (A) the applicable Letter of Credit Issuer and (B) if any Letters of Credit have been issued pursuant to Section 2.13, the Revolving Credit Lenders and (iii) with respect to the Swingline Sublimit, (A) the Swingline Lender and (B) if any Swingline Loans are outstanding pursuant to Section 2.3(h), the Revolving Credit Lenders.

“Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, facsimile, ABLSoft or any other equivalent electronic service, whether owned, operated or hosted by the Agent, any of its Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to the Agent pursuant to this Agreement or any other Loan Document, including any financial statement, financial and other report, notice, request, certificate and other information or material; provided, that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that the Agent specifically instructs a Person to deliver in physical form.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business, in each case that is administered, managed, advised or underwritten by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Equity Interests of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition” ) by the Loan Parties or any of their Subsidiaries, including any disposition by means of a merger, amalgamation, consolidation or similar transaction.

“Assignment and Acceptance” means an Assignment and Acceptance entered into by a Lender and its assignee, and accepted by the Agent, to be substantially in the form of Exhibit J-1.

“Auditors” means a nationally recognized firm of independent public accountants selected by the Borrower Agent and reasonably satisfactory to the Agent.

“Availability Block” means $10,000,000.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (i) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any of the following products, services or facilities extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider: (i) Cash Management Services; (ii) products under Hedging Agreements; (iii) products under leasing agreements; (iv) factored receivables; and (v) other banking products or services as may be requested by a Loan Party or one of its Subsidiaries, other than Letters of Credit.

“Bank Product Agreements” means any agreements entered into from time to time by any Loan Party or any of its Subsidiaries with the Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means Indebtedness and other obligations of any Loan Party or any of its Subsidiaries to any Bank Product Provider arising from Bank Products; provided that, for the avoidance of doubt, in order for any Indebtedness or other obligations to constitute “Bank Product Obligations,” the applicable Bank Product Provider and the Borrower Agent must have provided the notice required pursuant to the definition of Bank Product Provider, unless the applicable Bank Product Provider is the Agent or one of its Affiliates.

“Bank Product Provider” means the Agent, any Revolving Credit Lender or any of their respective Affiliates; provided that no such Person (other than Agent or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until the applicable Lender (or Affiliate, as the case may be) and the Borrower Agent shall have each provided written notice to the Agent of (i) the existence of such Bank Product; (ii) the maximum dollar amount of the obligations arising under such Bank Product (which amount may be changed from time to time, except as provided below, by such Lender (or Affiliate, as the case may be) and the Borrower Agent by delivering written notice to the Agent); and (iii) the methodology to be used by such parties in determining the Bank Product Obligations owing with respect thereto from time to time; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Reserve” means the aggregate amount of reserves established by the Agent from time to time in its Permitted Discretion (based upon the Agent’s and the Bank Product Providers’ determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products (including, for the avoidance of doubt, Cash Management Services), then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as that title may be amended from time to time, or any successor statute.

“Base Rate” means, for any date of determination, the greatest of (i) 2.00%, (ii) the Federal Funds Rate plus 0.50%, (iii) the LIBOR Rate (which rate shall be calculated based upon a one (1) month period), and (iv) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as the Agent may select) (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (iv) shall be deemed to be zero). As used herein, the Base Rate shall be determined and adjusted monthly on the first day of each month.

“Base Rate Loans” means Loans the rate of interest applicable to which is based upon the Base Rate.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.3(j).

“Benchmark Replacement” means,

(i) with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(A) the sum of: (1) Term SOFR and (2) the related Benchmark Replacement Adjustment;

(B) the sum of: (1) SOFR Average and (2) the related Benchmark Replacement Adjustment;

(C) the sum of: (1) the alternate benchmark rate that has been selected by the Agent and the Borrower Agent as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (2) the related Benchmark Replacement Adjustment; or

(ii) with respect to any Term SOFR Transition Event, the sum of (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

provided that, (x) in the case of clause (i)(A), if the Agent decides that Term SOFR is not administratively feasible for the Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (y) in the case of clause (i)(A) or clause (ii) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (i)(A), (i)(B) or (i)(C) or clause (ii) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of the Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any setting of such Unadjusted Benchmark Replacement:

(i) for purposes of clause (i)(A) or (i)(B) or clause (ii) of the definition of “Benchmark Replacement,” an amount equal to 0.11448% (11.448 basis points), and

(ii) for purposes of clause (i)(C) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower Agent giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment notices, length of lookback periods, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of the Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(i) in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof);

(ii) in the case of clause (iii) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(iii) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Agent has provided the Term SOFR Notice to the Lenders and Borrower Agent pursuant to Section 2.3(j); or

(iv) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from the Lenders comprising the Required Lenders.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(i) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(ii) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(iii) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) is no longer representative.

“Benchmark Unavailability Period” means the period (if any) (i) beginning at the time that a Benchmark Replacement Date pursuant to clauses (i) or (ii) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3(j) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3(j).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Blocked Account” and “Blocked Accounts” have the respective meanings specified in Section 2.7.

“Borrower Agent” means Team, Inc., a Delaware corporation.

“Borrower” and “Borrowers” have the respective meanings specified in the preamble to this Agreement. Each Borrower shall be a U.S. Loan Party.

“Borrowing” has the meaning specified in Section 2.3(a).

“Borrowing Base” means, as of any date of determination, the result of:

(i) the product of 90% multiplied by the Value of Eligible Investment Grade Receivables; plus

(ii) the product of 85% multiplied by the Value of Eligible Non-Investment Grade Receivables; plus

(iii) the product of 80% multiplied by the Value of Eligible Unbilled Receivables; plus

(iv) the lesser of (A) $10,000,000 and (B) the lesser of (1) the product of 65%, multiplied by the Value of Eligible Inventory and (2) the product of 85%, multiplied by the NOLV Percentage of Eligible Inventory, multiplied by the Value of Eligible Inventory; minus

(v) the Availability Block; minus

(vi) the aggregate amount of all Reserves.

Notwithstanding the foregoing, the aggregate amount of the Borrowing Base (A) consisting of Eligible Unbilled Receivables shall not exceed fifteen percent (15%) of the Borrowing Base (as determined without giving effect to clause (v) or (vi) of the definition of Borrowing Base).

“Borrowing Base Certificate” has the meaning specified in Section 7.11(e).

“Borrowing Base Company” means a U.S. Borrowing Base Company or a Canadian Borrowing Base Company.

“Borrowing Date” means the date on which a Borrowing is obtained.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or permitted by law to close; provided that, when used in connection with any LIBOR Loan, a Business Day shall also exclude any day which is not a London Banking Day.

“Business Plan” means a business plan of the Loan Parties and their Subsidiaries, consisting of consolidated projected balance sheets, related cash flow statements and related profit and loss statements, together with appropriate supporting details and a statement of the underlying assumptions, which (a) as of the Closing Date, covers a four year period and (b) for business plans delivered after the Closing Date, covers a one year period, and, in each case, which is prepared on a monthly basis for the first year and a quarterly basis thereafter.

“Canadian Borrowing Base Companies” means TISI Canada Inc. and such other Subsidiaries organized under the laws of Canada as the Borrower Agent and the Agent may from time to time reasonably agree to become Canadian Borrowing Base Companies.

“Canadian Collateral” means all assets of the Canadian Loan Parties constituting Collateral under the Security Documents.

“Canadian Dollars” or “C$” means the lawful currency of Canada.

“Canadian Guarantor” means any Guarantor organized under the laws of Canada or a province or territory thereof.

“Canadian Loan Party” means any Loan Party incorporated or organized under the laws of Canada or a province or territory thereof.

“Canadian Priority Payables” means, as of any date of determination, the amount due and owing (whether or not past due) by any Loan Party or for which a Loan Party has an obligation to remit to a Governmental Authority pursuant to any applicable law in respect of which any Governmental Authority may claim an Lien or other claim ranking or capable of ranking prior to or pari passu with the Liens in favour of the Agent against all or part of the Collateral, including, without limitation, in respect of pension fund obligations, employment insurance, GST, HST, sales taxes and other taxes payable or to be remitted or withheld, employee withholds, vacation pay, termination and severance pay, employee salaries and wages, workers’ compensation assessment, Wage Earner Protection Program Act (Canada), Canada pension plan payments, municipal taxes and claims by public utilities and other like charges and demands.

“Canadian Registered Pension Plan” means a pension plan subject to (i) the Pension Benefits Act (Ontario) or any other applicable provincial, territorial, or federal pension benefits standards legislation as amended from time to time and any successor statute or (ii) a “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act.

“Canadian Security Agreement” means a guaranty and security agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to the Agent, executed and delivered by each of the Canadian Loan Parties to the Agent.

“Canadian Security Documents” means the Canadian Security Agreement, any share pledge agreement governed by Canadian law which provides for a Lien in favor of the Agent as security for any of the Obligations, and each other agreement, document or instrument executed by any Loan Party governed by Canadian law which provides for a Lien in favor of the Agent as security for any of the Obligations.

“Capital Expenditures” means, for any period, for the Borrower Agent and its Subsidiaries on a consolidated basis, consolidated expenditures during such period that are required to be included in or are reflected by the consolidated property, plant, or equipment accounts of the Borrower Agent or any of its Subsidiaries, or any similar fixed asset or improvements, replacements, substitutions or additions thereto or therefor which have a useful life of more than one year, and shall include all payments in respect of Capitalized Lease Obligations and leasehold improvements, in each case on the balance sheet of the Borrower Agent and its Subsidiaries in conformity with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” means that portion of the obligations under a Capital Lease which, under GAAP, is or will be required to be capitalized on the books of the lessee, taken at the amount thereof accounted for as Indebtedness (net of Interest Expense) in accordance with GAAP.

“Carve Out” means, in connection with any proceeding under any Debtor Relief Law relating to any Loan Party, any carve out amount granted with respect to professional fees and expenses, court costs, filing fees, and fees and costs of the Office of the United States Trustee as granted by the court or as agreed to by the Agent.

“Cash Equivalents” means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by (A) a Lender or its Affiliates; (B) any U.S. federal or state chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of $500,000,000; or (C) any bank or its holding company that has a short-term commercial paper rating of at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody’s; (iii) repurchase agreements and reverse repurchase agreements with terms of not more than thirty (30) days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks having the qualifications described in clause (ii) above or such other financial institutions with a short-term commercial paper rating of at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody’s; (iv) commercial paper, other than commercial paper issued by a Loan Party or any Affiliate of a Loan Party, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above.

“Cash Management Services” means any one or more of the following types of services or facilities: (i) credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services) and (iii) any other demand deposit or operating account relationships or other cash management services.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code in which any Loan Party or direct or indirect owner of a Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means that:

(i) any Person or two or more Persons acting in concert (in each case, other than Corre or any Corre Affiliate), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of the Borrower Agent (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of the Borrower Agent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of the Borrower Agent,

(ii) Borrowers fail to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party except where such failure is as a result of a transaction permitted under the Loan Documents,

(iii) the sale of all or substantially all of the assets of the Borrower Agent and its Subsidiaries, taken as a whole, or

(iv) a change in control or similar event with respect to any Loan Party, as defined or described under any indenture or agreement in respect of Material Indebtedness to which any Loan Party is a party, shall have occurred.

“Claims” has the meaning specified in Section 12.4(a).

“Closing Date” means February 11, 2022.

“Code” means the Internal Revenue Code of 1986, as in effect from time to time, and all regulations and guidelines promulgated thereunder.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Person in or upon which a Lien is granted by such Person in favor of the Agent or the Lenders under any of the Loan Documents as security for all or any of the Obligations.

“Collateral Access Agreements” means a landlord waiver, mortgagee waiver, bailee letter or similar acknowledgment of any lessor, warehouseman or processor in possession of any Collateral or on whose property any Collateral is located in form and substance satisfactory to the Agent.

“Collateralization” and “Collateralize” each means, (i) with respect to any Letter of Credit, the deposit by the Borrowers in a cash collateral account established and controlled by or on behalf of the Agent of an amount equal to 105% of the undrawn amount of such Letter of Credit or, if the Agent and the Letter of Credit Issuer shall agree in their reasonable discretion, the provision of other credit support, in each case, pursuant to documentation in form and satisfactory reasonably satisfactory to the Agent and the Letter of Credit Issuer, and (ii) with respect to any Bank Product Obligation, the deposit by the Borrowers in a cash collateral account established and controlled by or on behalf of the Agent of an amount equal to 105% of the amount of such Bank Product Obligation as reasonably determined by the Agent and the applicable Bank Product Provider to be sufficient to satisfy the estimated credit exposure with respect to such Bank Product Obligation at such time, pursuant to documentation in form and satisfactory reasonably satisfactory to the Agent and the applicable Bank Product Provider.

“Collateral to Debt Ratio” means, at any time, the ratio of the aggregate value of the Collateral in all Security Jurisdictions to the sum of the Aggregate Delayed Draw Term Loan Outstandings and Aggregate Revolving Credit Outstandings, such value with respect to the North American Collateral to be based on the financial information and documentation delivered by the Borrower Agent to the Agent together with the Borrowing Base Certificate and the value of the European Collateral to be determined in good faith by the Borrower Agent based on its trial balance booking worksheet, as certified by the Borrower Agent to the Agent pursuant to Section 7.11(g), together with reasonable detail in support thereof.

“Collections” means all cash, funds, checks, notes, instruments, any other form of remittance tendered by account debtors in respect of payment of Receivables of the Loan Parties and any other payments received by the Loan Parties with respect to any Collateral.

“Commercial Tort Claims” means all commercial tort claims, and includes those commercial tort claims listed on Schedule 3.4(a).

“Commitments” means the Revolving Credit Commitments, the Delayed Draw Term Loan Commitments, or any combination thereof (as the context requires), and any other commitments that the Lenders may from time to time make to Borrowers pursuant hereto for the extension of any credit or other financial accommodation (but excluding any Bank Product Obligations).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute, and all regulations and guidelines promulgated thereunder

“Compliance Certificate” has the meaning specified in Section 7.11(d).

“Conforming Insolvency Financing” has the meaning specified in Section 10.12(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, with respect to the Borrower Agent and its Subsidiaries, on a consolidated basis in accordance with GAAP, as of the date of determination thereof, and without duplication of any items, the ratio of (i) EBITDA for such period, minus all Unfinanced Capital Expenditures paid or payable during such period, to (ii) the sum of (A) all principal amounts of Indebtedness (excluding payments of Revolving Credit Loans, prepayments with respect to the 2017 Senior Convertible Notes and payments in connection with Refinancing Indebtedness) paid or payable during such period, plus (B) all Interest Expense (excluding paid-in-kind interest) and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to the Agent or the Lenders) paid or payable during such period, plus (C) without limitation of the restrictions specified in Section 8.9, all dividends, redemptions, repurchases or other distributions paid or payable in cash during such period (other than to the extent made to another Loan Party), plus (D) all cash Tax Expense paid or payable (net cash Tax refunds actually received) during such period, plus (E) all amounts paid or payable on account of Capital Leases during such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower Agent and its Subsidiaries on a consolidated basis, the sum of

(i) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, other than amounts owed pursuant to insurance premium financings,

(ii) all purchase money Indebtedness,

(iii) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments,

(iv) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business),

(v) Capitalized Lease Obligations,

(vi) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Termination Date in respect of any Equity Interests of such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(vii) without duplication, all guarantees with respect to outstanding Indebtedness of the types specified in clauses (i) through (vi) above of Persons other than the Borrower Agent or any Subsidiary, and

(viii) all Indebtedness of the types referred to in clauses (i) through (vii) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower Agent or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower Agent or such Subsidiary.

“Consolidated Tangible Assets” means, as of any date of determination, consolidated total assets of the Borrower Agent and its Subsidiaries as of date of determination, determined in accordance with GAAP, minus the consolidated Intangible Assets of the Borrower Agent and its Subsidiaries as of such date of determination. When used solely in such definition of “consolidated” means such items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Contingent Obligation” means any direct, indirect, contingent or non-contingent guaranty or obligation for the Indebtedness of another Person, except endorsements in the ordinary course of business.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (UK).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean, with respect to any deposit account, securities account or commodity account maintained in (i) the United States, an agreement, in form and substance reasonably satisfactory to the Agent and the Loan Party maintaining such account, among the Agent, the financial institution at which such account is maintained and the Loan Party maintaining such account, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to the Agent or (ii) any Security Jurisdiction other than the United States, either (a) an agreement, in form and substance reasonably satisfactory to the Agent and the Loan Party maintaining such account, among the Agent, the financial institution at which such account is maintained and the Loan Party maintaining such account, effective to perfect or evidence a Lien of the Agent on, or control of, such account and the property held therein or (b) a notice to the applicable financial institution of a Lien in underlying property or other equivalent notice under applicable foreign (or non-United States) law and, if required by such law to perfect, or give notice to the applicable financial institution of, a Lien in underlying property in accordance with, and enforceable under, such law, an acknowledgment by such financial institution with respect to such Lien.

“Copyright Security Agreement” means a copyright security agreement, in form and substance reasonably satisfactory to the Agent, pursuant to which each Loan Party that has Copyrights shall grant a specific security interest as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

“Copyrights” means (i) any and all copyright rights in any works subject to the copyright laws of the United States, Canada, England and Wales or the Netherlands or any other country or group of countries, whether as author, assignee, transferee or otherwise, (ii) all registrations and applications for registration of any such copyright in the United States, Canada, England and Wales or the Netherlands or any other country or group of countries, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule 6.1(w); (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing; and (iv) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Corre” means Corre Credit Fund, LLC, Corre Opportunities Qualified Master Fund, LP, Corre Horizon Fund, LP, Corre Horizon II Fund, LP and/or any Affiliates of the foregoing.

“Corre Affiliate” means Corre or any of its Affiliates.

“Corre Credit Agreement” means that certain Unsecured Term Loan Credit Agreement, dated as of November 9, 2021, by and among the Borrower Agent, the lenders party thereto from time to time, and Corre Credit Fund, LLC, as agent for the lenders party thereto, as amended, restated, supplemented or otherwise modified to the extent permitted by the Corre Subordination Agreement.

“Corre Debt Facility” means the Subordinated Debt incurred pursuant to the Corre Credit Agreement from time to time; provided that any such Subordinated Debt is incurred in accordance with Section 8.1.

“Corre Loan Documents” means (a) the Corre Credit Agreement, (b) the Corre Subordination Agreement and (c) each of the other agreements, instruments and other documents with respect to the Corre Obligations, all as in effect on the date hereof or as may be amended, modified or supplemented from time to time to the extent permitted by the Corre Subordination Agreement.

“Corre Obligations” means all “Obligations” (as defined in the Corre Credit Agreement).

“Corre Subordination Agreement” means the Subordination Agreement, dated as of the Closing Date, among the Borrower Agent, the other Loan Parties from time to time party thereto, the Agent and Cantor Fitzgerald Securities, as administrative agent under the Corre Loan Documents.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified therefor in Section 12.32.

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the debt and/or securities reorganization provisions of the Canada Business Corporations Act, the Business Corporations Act (Ontario), the UK Companies Act 2006 (insofar as it relates to a scheme of arrangement), the Insolvency Act 1986 (UK), the Enterprise Act 2002 (UK), the UK Corporate Insolvency and Governance Act 2020, the Dutch Bankruptcy Code (Faillissementswet) and all other liquidation, conservatorship, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other any other comparable and applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Section 10.1, which, with the giving of notice or lapse of time, or both, or the satisfaction of any other condition, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” any Lender that (i) has failed to perform any funding obligations hereunder, including in respect of the making of Loans, the settlement of any Swingline Loans, Protective Advances or Overadvances, or the funding of any risk participations in Letters of Credit and such failure is not cured within three (3) Business Days; (ii) has notified the Agent, any other Lender or any Loan Party that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (iii) has failed, within three (3) Business Days following request by the Agent or the Borrower Agent, to confirm in a manner satisfactory to the Agent or the Borrower Agent that such Lender will comply with its funding obligations hereunder; (iv) has become the subject of a Bail-In Action; or (v) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Event or taken any action in furtherance thereof; provided that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company. Any determination by the Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower Agent, the Letter of Credit Issuer, the Swingline Lender and each Lender.

“Delayed Draw Availability Period” means the period beginning on the Closing Date and ending on the Termination Date.

“Delayed Draw Default Rate” means, when used with respect to the Delayed Draw Obligations, an interest rate equal to (i) the interest rate (including any applicable margin) otherwise applicable to Delayed Draw Term Loans (giving effect to Section 4.1(a)) plus (ii) two percent (2.00%) per annum, to the fullest extent permitted by applicable laws.

“Delayed Draw Event of Default” means (i) means an Event of Default under Section 10.1(a) with respect to the Delayed Draw Term Loans, and (ii) an Event of Default under Section 10.1(a) with respect to the Obligations (other than the Delayed Draw Obligations) as a result of failure of the Borrowers to pay all such Obligations then due and owing due on the Termination Date.

“Delayed Draw Extension Conditions” means, in relation to any determination thereof under the Delayed Draw Term Loan Facility at any time, the requirements that:

(i) the Aggregate Delayed Draw Term Loan Outstandings at such time shall not exceed the Aggregate Delayed Draw Term Loan Commitment at such time;

(ii) the aggregate Outstanding Amount of the Delayed Draw Term Loans of any Delayed Draw Term Lender shall not exceed such Delayed Draw Term Lender’s Delayed Draw Term Loan Commitment;

(iii) no more than four (4) Borrowings of Delayed Draw Term Loans (giving effect to the proposed Borrowing of Delayed Draw Term Loans) shall have been made in the immediately preceding twelve (12) month period;

(iv) the applicable proposed Borrowing of Delayed Draw Term Loans shall be in a principal amount of at least $5,000,000; and

(v) the Collateral to Debt Ratio at such time shall not be less than 130% and the applicable proposed Borrowing of Delayed Draw Term Loans shall not cause the Collateral to Debt Ratio to be less than one hundred and thirty percent (130%).

“Delayed Draw Obligations” means and includes all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or any Subsidiary arising under any Loan Document with respect to the Delayed Draw Term Loan Commitments or any Delayed Draw Term Loan (and including any Delayed Draw Termination Premium), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees, expense reimbursement, indemnities and other charges that accrue on or after an Insolvency Event, whether or not such interest and fees, expense reimbursement, indemnities and other charges are allowed or allowable following such Insolvency Event. Without limiting the generality of the foregoing, the Delayed Draw Obligations include the obligation (including guarantee obligations) to pay principal, interest, Lender Group Expenses and other expenses, charges, fees, indemnities, and other amounts payable by (or chargeable to) any Loan Party or any of its Subsidiary that are payable to (or may be charged by) any Delayed Draw Secured Party under the Loan Documents (including, in each case, any such amounts accruing on or after an Insolvency Event, whether or not such amounts are allowed or allowable following such Insolvency Event).

“Delayed Draw PIK Option” has the meaning specified in Section 4.1(b).

“Delayed Draw Pro Rata Share” means, in respect of the Delayed Draw Term Loan Facility, with respect to any Delayed Draw Term Lender, a fraction (expressed as a percentage), the numerator of which is the aggregate amount of the outstanding Delayed Draw Term Loans and the unutilized Delayed Draw Term Loan Commitments of such Delayed Draw Term Lender and the denominator of which is the aggregate outstanding amount of the Delayed Draw Term Loans and the aggregate amount of the unutilized Delayed Draw Term Loan Commitments of all of the

Delayed Draw Term Lenders; provided that, if the Delayed Draw Term Loan Commitments have terminated or expired, the “Delayed Draw Pro Rata Share” of each Delayed Draw Term Lender shall be determined based on the Delayed Draw Pro Rata Share of such Delayed Draw Term Lender immediately prior to such termination or expiration and after giving effect to any subsequent assignments. The initial Delayed Draw Pro Rata Share of such Delayed Draw Term Lender shall be as set forth opposite such Delayed Draw Term Lender’s name on Annex A or in the Assignment and Acceptance pursuant to which such Delayed Draw Term Lender becomes a party hereto, as applicable. The Delayed Draw Pro Rata Share of each Delayed Draw Term Lender shall be determined by the Agent in good faith and shall be conclusive absent manifest error.

“Delayed Draw Secured Parties” means, collectively, the Delayed Draw Term Lenders.

“Delayed Draw Standstill Period” means, with respect to any Delayed Draw Event of Default, the period commencing on the date of the Agent’s and the Borrower Agent’s receipt of written notice from the Required Delayed Draw Term Lenders that such Delayed Draw Event of Default has occurred and is continuing and that the Required Delayed Draw Term Lenders are requesting the Agent to commence the enforcement of remedies, and ending on the date which is two hundred and ten (210) days after receipt of such notice with respect to such Delayed Draw Event of Default.

“Delayed Draw Termination Premium” means, in connection with any Delayed Draw Termination Premium Trigger Event, (i) if such Delayed Draw Termination Premium Trigger Event occurs on or prior to the first anniversary of the Closing Date, two percent (2.00%) of the aggregate amount of the Delayed Draw Term Loan Commitments (or, in the case of a partial termination thereof, the aggregate amount of such terminated portion thereof) as in effect immediately prior to such Delayed Draw Termination Premium Trigger Event, (ii) if such Delayed Draw Termination Premium Trigger Event after the first year anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, one percent (1.00%) of the aggregate amount of the Delayed Draw Term Loan Commitments (or, in the case of a partial termination thereof, the aggregate amount of such terminated portion thereof) as in effect immediately prior to such Delayed Draw Termination Premium Trigger Event, (iii) if such Delayed Draw Termination Premium Trigger Event occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, one half of one percent (0.50%) of the aggregate amount of the Delayed Draw Term Loan Commitments (or, in the case of a partial termination thereof, the aggregate amount of such terminated portion thereof) as in effect immediately prior to such Delayed Draw Termination Premium Trigger Event and (iv) thereafter, zero percent (0%).

“Delayed Draw Termination Premium Trigger Event” means the occurrence of any of the following:

(i) the termination of all or any portion of the Delayed Draw Term Loan Commitments for any reason, whether before or after (A) the occurrence of any Event of Default or (B) the occurrence of any Insolvency Event;

(ii) the acceleration of the Delayed Draw Term Loans for any reason, including, acceleration in accordance with Section 10.2, and including as a result of the occurrence of an Insolvency Event;

(iii) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of the Delayed Draw Term Loans in any proceeding under any Debtor Relief Law or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to the Agent, for the account of the Delayed Draw Term Lenders in full or partial satisfaction of the Delayed Draw Term Loans;

(iv) the occurrence of any Change of Control, except for any Change of Control transaction that results in Corre Affiliates maintaining (A) beneficial ownership (inclusive of any rights to obtain such ownership through the exercise of warrants or the conversion rights of other securities) of not less than five percent (5%) of the Equity Interests of the Borrower Agent and/or (B) representation or the right to appoint at least one representative, on the Governing Body of the Borrower Agent; or

(v) the termination of this Agreement for any reason (other than in connection with a Change of Control transaction that satisfies the conditions set forth in the exception to clause (iv) above).

If any Delayed Draw Termination Premium Trigger Event described in the foregoing clauses (ii) through (v) occurs, then, solely for purposes of calculating the Delayed Draw Termination Premium due and payable in connection therewith, the entire amount of the Delayed Draw Term Loan Commitment shall be deemed to have been terminated on the date on which such Delayed Draw Termination Premium Trigger Event occurs.

“Delayed Draw Term Lenders” means the Lenders holdings Delayed Draw Term Loan Commitments and/or Delayed Draw Term Loans.

“Delayed Draw Term Loan Commitment” means the commitment of each Lender to make Delayed Draw Term Loans, subject to the terms and conditions set forth herein, up to the maximum amount specified for such Lender on Annex A, as it may change from time to time pursuant to Section 12.7, and in a maximum aggregate amount not to exceed, as to all such Lenders, the Aggregate Delayed Draw Term Loan Commitment.

“Delayed Draw Term Loan Facility” means, at any time, the delayed draw term loan facility provided in this Agreement for the making of Delayed Draw Term Loans in an aggregate amount equal to the Aggregate Delayed Draw Term Loan Commitment at such time.

“Delayed Draw Term Loan Funding Date” means, with respect to any Delayed Draw Term Loan, the date specified by the Borrower Agent in the applicable Notice of Borrowing as the date requested for the funding of such Delayed Draw Term Loan.

“Delayed Draw Term Loans” has the meaning specified in Section 2.2(a).

“Delayed Draw Term Loan Note” and “Delayed Draw Term Loan Notes” have the respective meanings specified in Section 2.2(b).

“Delayed Draw Term Loan Payment Conditions” shall mean, at the time of determination with respect to any applicable payment or prepayment of the principal, interest or fees in respect of the Delayed Draw Term Loans, the requirements that:

(i) no Default or Event of Default then exists or would arise as a result of the consummation of such payment or prepayment;

(ii) Excess Availability (x) at all times during the thirty (30) consecutive days immediately preceding the date of such proposed payment or prepayment, calculated on a pro forma basis as if such payment or prepayment was made, and (y) immediately after giving effect to such proposed payment or prepayment, in each case, is not less than $5,000,000;

(iii) such payment or prepayment is made no later than three (3) Business Days after the Agent’s receipt of an updated Borrowing Base Certificate; and

(iv) other than with respect to amounts due on the Termination Date, the amount of any principal to be paid or prepaid has been outstanding for at least one hundred and twenty (120) days.

“Designated Jurisdiction” means a country or territory that is the target of broad, country-wide or territory-wide Sanctions, which countries and territories, as of the date hereof, are the Crimea region, Cuba, Iran, North Korea and Syria.

“Dilution” means, as of any date of determination, an amount, expressed as a percentage, equal to (a) the Dollar amount of non-cash reductions to the Borrowing Base Companies’ Receivables, including bad debt write-downs, discounts, volume rebates, credits, or other dilutive items during the most recently ended period of twelve (12) fiscal months, divided by (b) Borrowing Base Companies’ billings with respect to Receivables during such period.

“Dilution Reserve” means, as of any date of determination, a reserve for Dilution equal to (a) with respect Investment Grade Receivables, applicable Dilution and (b) with respect to Eligible Receivables that are not Investment Grade Receivables, applicable Dilution in excess of five percent (5.00%).

“Disqualified Equity Interests” means (i) any Equity Interests issued by any Subsidiary of the Borrowers and (ii) any Equity Interests issued by the Borrowers that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (i) mature automatically or are mandatorily redeemable (other than solely for Equity Interests issued by the Borrower Agent (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (ii) are redeemable at the option of the holder thereof (other than solely for Equity Interests issued by the Borrower Agent (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests), in whole or in part, (iii) provide for the scheduled payments of dividends in cash that are payable without further action or decision of the Borrower Agent, or (iv) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred twenty (120) days after the Termination Date.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such other currency.

“Dollars” and the sign “$” means freely transferable lawful currency of the United States of America.

“Domestic Subsidiary” means any direct or indirect subsidiary of a Loan Party that is organized under the laws of the United States, any State thereof or the District of Columbia.

“Dutch Collateral” means all assets of the Dutch Loan Parties constituting Collateral under the Security Documents.

“Dutch Deed of Change of Ranking” means the Dutch law governed deed of change of ranking among the Agent, the Loan Parties a party to the Dutch Security Agreement under clause (i) of the definition of Dutch Security Agreements and the Term Loan Agent.

“Dutch Guarantor” means any Guarantor organized under Dutch law.

“Dutch Loan Party” means any Loan Party organized under Dutch law.

“Dutch Security Agreements” means each of the following Dutch law governed security agreements among the Agent as pledgee and the Loan Parties party thereto as pledgors:

(i) the senior ranking security agreement among the Agent as pledgee and the Loan Parties party thereto as pledgors in relation to the ABL Priority Collateral; and

(ii) the junior ranking security agreement among the Agent as pledgee and the Loan Parties party thereto as pledgors in relation to the Term Loan Priority Collateral.

“Dutch Security Documents” means each of the Dutch Security Agreements, each of the Dutch Share Pledges, the Dutch Deed of Change of Ranking and each other agreement, document or instrument executed by any Loan Party governed by Dutch law which provides for a Lien in favor of the Agent as security for any of the Obligations.

“Dutch Share Pledges” means each of the following Dutch law governed notarial deed of junior ranking pledge of shares:

(i) a deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Team Industrial Services Netherlands B.V. as company;

(ii) a deed of pledge of shares among the Agent as pledgee, Quest Integrity EU Holdings B.V. as pledgor and Quest Integrity NLD B.V. as company;

(iii) a deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Threshold Inspection & Application Training Europe B.V. as company;

(iv) a deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Quality Inspection Services B.V. as company;

(v) a deed of pledge of shares among the Agent as pledgee, A&M Beheer B.V. as pledgor and Turbinate International B.V. as company;

(vi) a deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Team Valve Repair Services B.V. as company;

(vii) a deed of pledge of shares among the Agent as pledgee, Quest Integrity EU Holdings B.V. as pledgor and A&M Beheer B.V. as company;

(viii) a deed of pledge of shares among the Agent as pledgee, Quest Integrity Group, LLC as pledgor and Quest Integrity EU Holdings, B.V. as company;

(ix) a deed of pledge of shares among the Agent as pledgee, Quest Integrity NLD B.V. as pledgor and P3 Pullen Polyurethane Products B.V. as company;

(x) a deed of pledge of shares among the Agent as pledgee, Team Industrial Services Netherlands B.V. as pledgor and Teaminc Europe B.V. as company;

(xi) a deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Furmanite B.V. as company;

(xii) a deed of pledge of shares among the Agent as pledgee, Team Industrial Services International, Inc. as pledgor and Team Industrial Services Europe B.V. as company; and

(xiii) a deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Furmanite Holding B.V. as company.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(i) a notification by the Agent to (or the request by the Borrower Agent to the Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(ii) the joint election by the Agent and the Borrower Agent to trigger a fallback from USD LIBOR and the provision by the Agent of written notice of such election to the Lenders.

“Eclipse Affiliates” means Eclipse Business Capital LLC, Eclipse Business Capital SPV, LLC and any of their Affiliates.

“EBITDA” means, for any period, with respect to the Borrower Agent and its Subsidiaries on a consolidated basis in accordance with GAAP, Net Income for such period (i) plus in each case, to the extent deducted in determining Net Income for such period:

(a) the amount of depreciation and amortization of fixed and intangible assets during such period, plus

(b) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to the Agent or Lenders) paid or payable during such period, without duplication, plus

(c) net Tax Expense paid or accrued during such period, without duplication, plus

(d) the amount of all stock based compensation during such period, plus

(e) the amount of all unusual or non-recurring charges or expenses during such period (not to exceed in the aggregate with clause (i)(l) below fifteen percent (15.0%) of EBITDA for any such period without giving effect to this clause (i)(e) or clause (i)(l)), plus

(f) the amount of out-of-pocket expenses incurred during such period and prior to or one hundred eighty (180) days after the Closing Date in connection with this Agreement, the Loan Documents, the Term Loan Documents and the repurchase of the 2017 Senior Convertible Notes in an aggregate amount not to exceed $5,000,000, plus

(g) financing fees, financial and other advisory fees, accounting fees, legal fees (and similar advisory and consulting fees), and related costs and expenses incurred during such period by the Borrower Agent or any Subsidiary in connection with Permitted Investment and dispositions permitted by Section 8.5 (whether or not consummated) (not to exceed with respect to any such transaction, $500,000), plus

(h) any loss in connection with any disposition of assets during such period, plus

(i) non-cash negative adjustments during such period for currency exchanges in accordance with GAAP, plus

(j) non-cash losses from foreign exchange conversions and mark-to-market adjustments to foreign exchange hedge agreements (or other derivatives) during such period, plus

(k) the aggregate amount of all non-cash charges, expenses, fees or losses during such period, plus

(l) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, facility, district, office or business unit closures, facility, district, office or business unit consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges) (not to exceed in the aggregate with clause (i)(e) above fifteen percent (15.0%) of EBITDA for any such period without giving effect to this clause (i)(l) or clause (i)(e)).

(ii) less in each case, to the extent included in determining Net Income for such period:

(a) the amount of all non-recurring gains during such period, less

(b) any gain in connection with any disposition of assets, less

(c) non-cash positive adjustments for currency exchanges in accordance with GAAP, less

(d) non-cash gains from foreign exchange conversions and mark-to-market adjustments to foreign exchange hedge agreements (or other derivatives), less

(e) the aggregate amount of all non-cash gains during such period.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (i) a Lender or any Affiliate thereof; (ii) an Approved Fund, (iii) a bank, insurance company, company, or other financial institution or fund, which is engaged in making, purchasing or investing in loans, which Person is approved by the Agent; provided that (A) none of any owner of Equity Interests of a Loan Party, any Loan Party or any of their respective Affiliates shall qualify as an Eligible Assignee (except, with respect to Corre or any Corre Affiliate (and their respective Affiliates), as contemplated and permitted by clause (C) below), (B) neither a natural person nor a Defaulting Lender shall qualify as an Eligible Assignee, (C) other than with respect to the Delayed Draw Term Loan Commitments or Delayed Draw Term Loans, none of Corre, any Corre Affiliate or any of their respective Affiliates shall qualify as an Eligible Assignee,

(D) nothing herein shall restrict or require the consent of any Person to the pledge by any Lender of all or any portion of its rights and interests under this Agreement, its Notes or any other Loan Document to any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board or U.S. Treasury Regulation 31 CFR 203.14, and such Federal Reserve Bank may enforce such pledge in any manner permitted by applicable law, and (E) other than with respect to the Delayed Draw Term Loan Facility, no holder of Term Loan Obligations shall qualify as an Eligible Assignee (subject to the Purchase Right Side Letter (as defined in the Intercreditor Agreement)).

“Eligible Investment Grade Receivables” means those Investment Grade Receivables that are Eligible Receivables.

“Eligible Non-Investment Grade Receivables” means those Non-Investment Grade Receivables that are Eligible Receivables.

“Eligible Inventory” means Inventory of a U.S. Borrowing Base Company, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided that such criteria may be revised from time to time by the Agent in the Agent’s Permitted Discretion to address the results of any information with respect to U.S. Borrowing Base Companies’ business or assets of which the Agent becomes aware after the Closing Date, including any field examination or appraisal performed or received by the Agent from time to time after the Closing Date. Without limitation of the foregoing, no item of Inventory shall be Eligible Inventory:

(i) unless (A) the Agent has a perfected first priority Lien thereon and (B) such Inventory is otherwise free and clear of any Lien in favor of any Person other than Permitted Liens;

(ii) if such Inventory is not in the control or possession of such U.S. Borrowing Base Company and is covered by a warehouse receipt, a bill of lading or other document of title, unless such warehouse receipt, bill of lading or other document of title covering such Inventory is issued in the name of or is otherwise endorsed to and held by the Agent;

(iii) if such Inventory is located on real property leased by a U.S. Borrowing Base Company or in a contract warehouse or with a bailee, in each case, unless either (A) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be; provided, however, that the U.S. Borrowing Base Companies shall have a period of ninety (90) days subsequent to the Closing Date (or such longer period as approved by the Agent) during which to obtain Collateral Access Agreements for their leased or third party warehouse locations and Inventory at such leased or warehouse locations which would otherwise be “Eligible Inventory” but for the application of the requirements set forth in this clause (iii) shall be deemed to be “Eligible Inventory” during such period (it being understood and agreed that rent reserves maintained with respect to any such location under the U.S. Borrowing Base Companies’ asset-based credit facility immediately prior to the Closing Date shall be instituted as Reserves hereunder on and after the Closing Date until a Collateral Access Agreement is obtained with respect to the such location or such Reserves are otherwise released by the Agent), or (B) the Agent has established a Rent and Charges Reserve with respect to such location, and in each case such Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

(iv) if such Inventory is not located at one of the locations in the United States set forth on Schedule 1.1(a) (as such Schedule 1.1(a) may be amended from time to time with the prior written notice to the Agent) (or in-transit from one such location to another such location);

(v) if such Inventory is consigned to or from a U.S Borrowing Base Company;

(vi) if such Inventory is not owned solely by a U.S. Borrowing Base Company or such U.S. Borrowing Base Company does not have sole and good, valid and marketable title thereto;

(vii) if such Inventory is packing or shipping materials;

(viii) if such Inventory (A) is excess (as so determined by a U.S. Borrowing Base Company from time to time or as otherwise determined by the Agent, in its Permitted Discretion), (B) is obsolete, defective, damaged, slow moving or unmerchantable, (C) consists of samples or inventory on hand which is used for promotional and other sales activities, or (D) consists of “seconds” or goods returned or rejected by a U.S. Borrowing Base Company’s customers;

(ix) if such Inventory is repossessed, attached, seized, made subject to a writ or distress warrant, levied upon or brought within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

(x) if such Inventory does not conform in all material respects to all requirements of law pertaining to its manufacture;

(xi) if such Inventory consists of waste or Hazardous Materials;

(xii) unless such Inventory is covered by casualty insurance in accordance with Section 7.6;

(xiii) if such Inventory is subject to any licensing or similar contractual arrangement limiting its sale;

(xiv) if such Inventory contains or bears any intellectual property rights, unless the Agent is satisfied that the Agent may sell or otherwise dispose of such Inventory without (A) infringing the rights of such licensor, (B) violating any contract with such licensor, or (C) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(xv) if and to the extent that the general ledger amount of such Inventory exceeds the perpetual inventory amount thereof;

(xvi) if the Agent, in its Permitted Discretion, has deemed such Inventory to not be Eligible Inventory; or

(xvii) if such Inventory was acquired in connection with a Permitted Investment, or such Inventory is owned by a Person that is joined to this Agreement as a U.S. Borrowing Base Company pursuant to the provisions of this Agreement, until the completion of an Acceptable Appraisal of such Inventory, the results of which shall be satisfactory to the Agent in its Permitted Discretion and the completion of a field examination with respect to such Inventory that is satisfactory to the Agent in its Permitted Discretion.

For avoidance of doubt, any Inventory that is not, or otherwise ceases to be, Eligible Inventory at any time, nevertheless shall be at all times part of the Collateral.

“Eligible Receivables” means those Receivables created by a Borrowing Base Company in the ordinary course of its business, that arise out of such Borrowing Base Company’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Receivables made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided that such criteria may be revised from time to time by the Agent in the Agent’s Permitted Discretion to address the results of any information with respect to Borrowing Base Companies’ business or assets of which Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. Without limitation of the foregoing, no Receivable shall be an Eligible Receivable:

(i) unless such Receivable constitutes the legal, valid and binding obligation of the account debtor, enforceable in accordance with its terms;

(ii) if the account debtor is, or is controlled by, an Affiliate or owner of any Loan Party, or an employee, officer or director of any Loan Party or any Affiliate or owner of any Loan Party;

(iii) if the amount payable in respect of such Receivable is the subject of renegotiation or redating;

(iv) unless (A) the Agent has a perfected first priority Lien thereon and (B) such Receivable is otherwise free and clear of any Lien in favor of any Person other than Permitted Liens;

(v) if (A) the goods giving rise to such Receivable have not been shipped and billed to the account debtor or (B) the services giving rise to such Receivable have not been performed and billed to the account debtor;

(vi) if such Receivable is more than ninety (90) days past the date of the original invoice therefor or more than sixty (60) days past its due date for payment, whichever is the shorter period (provided that an aggregate amount of Receivables not to exceed $15,000,000 as of any date of determination shall not be ineligible solely this clause (vi) due being more than ninety (90) days past the date of the original invoice therefor, so long as such Accounts are not more than one hundred twenty (120) days past the date of the original invoice therefor);

(vii) if a Borrowing Base Company’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, including any “sale on approval,” “sale or return,” “guaranteed sale” or sale on consignment, or a Borrowing Base Company’s right to receive payment is subject to any right of rescission, repurchase or reclamation;

(viii) if the sale arises from any “bill and hold” or other sale of goods which remain in a Borrowing Base Company’s possession or under such Borrowing Base Company’s control;

(ix) if and to the extent the invoiced amount consists of or includes interest payments, late charges, finance charges or service charges owing to a Borrowing Base Company, but only to the extent of such payments or charges;

(x) if the terms of sale are “cash on delivery” or “cash before delivery”;

(xi) if the account debtor or any Affiliate of the account debtor has disputed liability or has asserted a claim, right of setoff, chargeback, defense or counterclaim, discount, deduction, reserve, allowance, recoupment or has made any other claim with respect to any other Receivable due from such account debtor or Affiliate to a Borrowing Base Company, solely to the extent of the amount of such dispute or claim, or the amount of such actual or asserted right of setoff, defense, counterclaim, chargeback, discount, deduction, reserve, allowance, recoupment or other claim, as the case may be;

(xii) if the account debtor has suspended business or is liquidating, dissolving or winding up its affairs, or the account debtor is insolvent, or a Borrowing Base Company has received notice of an imminent Insolvency Event or a material impairment of the financial condition of the account debtor, or the account debtor or a material portion of such account debtor’s assets is the subject of an Insolvency Event, or the account debtor or any Affiliate of the account debtor has called a meeting of its creditors to obtain any general financial accommodation;

(xiii) if the account debtor is also a supplier to, or creditor of, a Borrowing Base Company, or is otherwise a “contra” account, whether in respect of contractual allowances with respect thereto, audit adjustments, anticipated discounts or otherwise, but only to the extent of the aggregate amount owed (or anticipated to be owed) by Borrowing Base Companies to the account debtor in respect thereto;

(xiv) if the sale or rendition of services is to an account debtor that either (A) does not maintain its chief executive office in an Acceptable Account Debtor Jurisdiction, (B) is not organized under an Acceptable Account Debtor Jurisdiction thereof, or (C) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Receivable is supported by an irrevocable letter of credit satisfactory to the Agent in its Permitted Discretion that has been delivered to the Agent and is directly drawable by the Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Agent in its Permitted Discretion, and on which Agent is named as “lenders loss payee”;

(xv) if fifty percent (50%) or more of the aggregate balance of the Receivables of any account debtor and its Affiliates owing to Borrowing Base Companies are deemed ineligible under clause (vi) above;

(xvi) if the account debtor is (A) the United States of America or any department, agency or instrumentality thereof, unless a Borrowing Base Company assigns its right to payment under such Receivable to the Agent as collateral hereunder in full compliance with (including the filing of a written notice of the assignment and a copy of the assignment with, and receipt of acknowledgment thereof by, the appropriate contracting and disbursing offices pursuant to) the Assignment of Claims Act of 1940, as amended (U.S.C. § 3727; 41 U.S.C. § 15) or (B) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

(xvii) if when aggregated with all other Eligible Receivables owing by the same account debtor (including, for this purpose, Receivables owing by such account debtor’s Affiliates), such Receivable exceeds twenty-five percent (25%) of aggregate Eligible Receivables (for avoidance of doubt, only the amount of the Receivable in excess of twenty-five percent (25%) shall be excluded);

(xviii) if such Receivable is evidenced by a judgment or by an instrument or chattel paper;

(xix) if such Receivable represents a progress billing or retainage or if the obligation of the account debtor to pay is subject to a Borrowing Base Company’s completion of further performance or is subject to the equitable lien of any surety bond insurer, but only to the extent or amount of such limitation;

(xx) if such Receivable is payable in any currency other an Acceptable Receivable Currency;

(xxi) if the account debtor is located in any State (or Province or Territory of Canada) that requires a creditor to file a business activity report or similar document, or to qualify to do business in such jurisdiction in order to bring suit in such jurisdiction to recover on such Receivable unless the relevant Borrowing Base Company (A) had filed and has maintained effective a current notice of business activities or similar documents with the appropriate office or agency of the applicable jurisdictions or qualified to do business therein as applicable for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or cost, or (B) was and has continued to be exempt from such filing and has provided Agent with satisfactory evidence thereof;

(xxii) if the Agent believes, in its Permitted Discretion, the collection of such Receivable to be insecure or to be doubtful by reason of the account debtor’s inability or unwillingness to pay;

(xxiii) if the Agent, in its Permitted Discretion, has deemed it to not be an Eligible Receivable; or

(xxiv) if such Receivable is owned by a target acquired in connection with a Permitted Investment, or is owned by a Person that is joined to this Agreement as a Borrowing Base Company pursuant to the provisions of this Agreement, and a field examination with respect to such Receivables, in each case, satisfactory to the Agent in its Permitted Discretion, has not been completed.

For avoidance of doubt, any Receivable that is not, or ceases to be, an Eligible Receivable, at any time, nevertheless shall be at all times part of the Collateral.

“Eligible Unbilled Receivables” means those Receivables of any Borrowing Base Company that would constitute an Eligible Receivable but for the fact that an invoice or bill has not been delivered with respect thereto for a period of not more than thirty (30) days after the month during which such Borrowing Base Company has performed the services giving rise to such unbilled Receivable, so long as such Receivable is properly recorded in such Borrowing Base Company’s accounting systems at all times.

“English Security Documents” means: (i) the English law governed debenture to be made between the UK Loan Parties as chargors and the Agent (the “English Debenture”); (ii) the English law governed share charge and subordinated debt assignment to be made between each of the holders of shares in the UK Loan Parties (other than UK Loan Parties which are already party to the English Debenture as chargors) in favour of the Agent (the “English Share Charge”) and (iii) each other agreement, deed, instrument or document executed by any Loan Party governed by English law which provides for a Lien in favour of the Agent as security for any of the Obligations, in each case in form and substance satisfactory to the Agent.

“Entity” for each Loan Party (other than an individual), means its status, as applicable, as a corporation, limited liability company or limited partnership.

“Environment” means ambient air, indoor air, surface water (including potable waters, navigable waters and wetlands), groundwater, surface and subsurface strata, natural resources, wildlife, plant life, biota, and the work place or as otherwise defined in Environmental Laws.

“Environmental Action” means any summons, citation, notice of investigation or judicial or administrative proceeding, action, suit, abatement order or other order, judgment, decree or directive (conditional or otherwise) from any Governmental Authority, or any written notice of violation, complaint, claim, or other demand from any Person arising (i) pursuant to Environmental Laws, (ii) in connection with any actual or alleged violation of, or liability pursuant to, Environmental Laws, including any Permits issued pursuant to Environmental Laws, (iii) in connection with any Hazardous Materials, including the presence or Release of, or exposure to, any Hazardous Materials and any abatement, removal, remedial, corrective or other response action related to Hazardous Materials, or (iv) in connection with any actual or alleged damage, injury, threat or harm to health, safety or the Environment.

“Environmental Laws” means all federal, state, provincial and local statutes, laws (including common laws), rulings, regulations, ordinances, codes, legally binding and enforceable policies or guidelines or governmental, administrative or judicial directives, judgments, orders or interpretations of any of the foregoing now or hereafter in effect relating to pollution or protection of human health (to the extent relating to exposure to Hazardous Materials) or the Environment including laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to any Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation, feasibility study, removal, remediation, assessment or post remediation monitoring or action), fines, penalties, sanctions, and interest incurred as a result of any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equity Interests” means (i) in the case of a corporation, its capital stock, (ii) in the case of a limited liability company, its membership interests, and (iii) in the case of a limited partnership, its general and limited partnership interests, including in each case, all of the following rights relating to such Equity Interests, whether arising under the Governing Documents of the Entity issuing such Equity Interests or under any applicable law of such Entity’s jurisdiction of organization or formation: (x) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (y) all voting rights and rights to consent to any particular actions by the applicable issuer; and (z) all management rights with respect to such issuer, but, in each case, excluding any debt security convertible into, or exchangeable for, Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidelines promulgated thereunder.

“ERISA Affiliate” means any entity that, together with a Loan Party is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, or under Section 4001(a)(14) of ERISA. Any former ERISA Affiliate of any Loan Party shall continue to be considered an ERISA Affiliate of such Loan Party for purposes of this definition with respect to the period such entity was an ERISA Affiliate of such Loan Party and with respect to liabilities arising after such period for which such Loan Party would be liable under the Code or ERISA.

“E-Signature” means the process of attaching to or logically associating with an Approved Electronic Communication an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Approved Electronic Communication) with the intent to sign, authenticate or accept such Approved Electronic Communication.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“European Collateral” means, collectively, the Dutch Collateral and the UK Collateral.

“Event of Default” means the occurrence of any of the events specified in Section 10.1.

“Excess Availability” means, as of any date, the amount (if any) as of such date by which (i) the Line Cap, exceeds (ii) the sum on such date of (A) the Aggregate Revolving Credit Outstandings, plus (B) the aggregate amount of fees and expenses which are due and payable by any Borrower under this Agreement but which have not been paid or charged to the Loan Account.

“Excluded Property” means:

(i) Voting Interests of any CFC (other than any Protected CFC) held by any Loan Party, except to the extent that such Voting Interests represent no more than sixty-five percent (65%) (or such higher percentage that would not cause an adverse tax impact pursuant to Code Section 245A and Treasury Regulation Section 1.956-1 to any Loan Party) of a first tier CFC (other than a Protected CFC);

(ii) any (x) rights or interest in any contract, lease, permit, license, franchise, charter, authorization or license agreement covering real or personal property of any Loan Party (including any governmental licenses or approvals and state or local franchises, charters and authorizations, to the extent a security interest in any such license, approval, franchises, charters, or authorizations are prohibited or restricted thereby) and (y) equipment owned by any Loan Party that is subject to a purchase money lien or a capital lease obligation if (but only to the extent that and only for so long as such purchase money Indebtedness or capital lease restricts the granting of a Lien therein to the Agent) the grant of a security interest therein would constitute a violation of a valid and enforceable restriction in favor of a third party if under the terms of such contract, lease, permit, license, franchise, charter, authorization or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, franchise, charter, authorization or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, franchise, charter, authorization or license agreement has not been obtained (provided that (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC (or any successor provision or provisions) or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, franchise, charter, authorization or license agreement and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of the Agent’s or any Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, franchise, charter, authorization, license agreement, or Equity Interests (including any Receivables or Equity Interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, franchise, charter, authorization, license agreement, or Equity Interests);

(iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral;

(iv) all leasehold Real Property interests;

(v) fee simple Real Property interests located outside of the United States (other than in the United Kingdom if perfected by means of a floating charge);

(vi) fee simple Real Property interests located in the United States having a fair market value (as determined in good faith by the Borrower Agent) less than $2,500,000 on a per-property basis, and any fee-owned Real Property that is subject to a Permitted Lien of the type described in clause (viii)(B) of the definition thereof (to the extent the documents creating such Permitted Lien prohibits junior liens);

(vii) to the extent subject to certificates of title (or the local law equivalent), motor vehicles and other assets subject to certificates of title, or any rolling stock;

(viii) Restricted Accounts (other than Restricted Accounts of the type described in clauses (iv) and (vii) of such term);

(ix) any asset in circumstances where the cost of obtaining a security interest therein, including the cost of title insurance, surveys or flood insurance (if necessary) would be excessive in light of the practical benefit to the Lenders afforded thereby as determined by the Agent in its Permitted Discretion; and

(x) the last day of the term of any lease, sublease or agreement to sublease now held or subsequently acquired by any of the Loan Parties which is organized under the laws of Canada or any province or territory therein (it being understood and agreed that the Loan Parties shall stand possessed of such last day in trust for the assignment and disposal of it as the Agent may direct);

provided that Excluded Property shall not include any proceeds of Excluded Property unless such proceeds otherwise constitute Excluded Property.

“Excluded Swap Obligation” means any obligation of any Loan Party to pay or perform under any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party (including by virtue of the joint and several liability provisions of Section 12.11) of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such guaranty or the grant of such security interest becomes effective with respect to such Swap Obligation (after giving effect to Section 12.30). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Agent under Section 2.11) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 4.11(g) or with Section 4.11(h), (iv) any U.S. federal withholding Taxes imposed under FATCA and (v) Taxes imposed under the laws of the Netherlands to the extent such Tax becomes payable as a result of a Recipient having a substantial interest (aanmerkelijk belang) in a Loan Party as laid down in the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001).

“Facility” means the Revolving Credit Facility or the Delayed Draw Term Loan Facility, as the context may require. The term “Facilities” shall mean the Revolving Credit Facility and the Delayed Draw Term Loan Facility, collectively.

“FATCA” mean Sections 1471 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law or regulation adopted pursuant to any such intergovernmental agreement.

“FCA” has the meaning specified in Section 2.3(j)(v).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States or any Person succeeding to the functions thereof.

“Fee Letter” means the fee letter, dated as of the Closing Date, between the Borrower Agent and the Agent.

“Financial Statements” means, with respect to the Borrower Agent and its Subsidiaries, the consolidated balance sheets, consolidated profit and loss statements and statements of cash flow of the Borrower Agent and its Subsidiaries for the period specified, prepared in accordance with GAAP and consistent with prior practices.

“Financial Support Directions” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

“Floor” means a per annum rate equal to 1.00%.

“Foreign Lender” means (i) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Plan” has the meaning specified in Section 7.13.

“Foreign Subsidiary” means any direct or indirect subsidiary of any Loan Party that is organized or incorporated under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“Fronting Exposure” means a Defaulting Lender’s Pro Rata Share of reimbursement obligations under Letters of Credit, except to the extent allocated to other Lenders under Section 2.12.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“Governing Body” means (i) in the case of a corporation (or a limited liability company incorporated under the laws of England and Wales), its board of directors and/or shareholders (as the case may be), (ii) in the case of a limited liability company, its managers or members, (iii) in the case of a limited partnership, its general partner(s), and (iv) in the case of a Dutch Loan Party, its board of directors, its general meeting of shareholders and its supervisory board, as applicable, or in each case, another comparable governing body of the applicable Entity.

“Governing Documents” means (i) in the case of a corporation, its articles (or certificate) of incorporation and bylaws, (ii) in the case of a limited liability company, its articles (or certificate) of organization (or formation) and its operating agreement, (iii) in the case of a limited partnership, its articles (or certificate) of limited partnership and its limited partnership agreement, or in each case, another comparable governing document of the applicable Entity, (iv) in the case of a limited liability company incorporated under the laws of England and Wales, its articles of association and memorandum of association (as applicable) and its certificate of incorporation and any certificate of incorporation on a change of name, and (v) in relation to any Dutch Loan Party in each case including its deed of incorporation (oprichtingsakte), articles of association (statuten) and an extract (uittreksel) from the commercial register (handelsregister) of the Dutch chamber of commerce (Kamer van Koophandel).

“Governmental Authority” means any nation or government, any state, provincial or other political subdivision thereof, or any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions thereof or pertaining thereto.

“Group” means the Borrower Agent and each of its Subsidiaries from time to time.

“Guarantors” means each Borrower, as to the other Borrowers, and each other Person that guarantees, in whole or in part, the Obligations on the Closing Date or at any time thereafter.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to the Agent, executed and delivered by each of the Loan Parties to the Agent.

“Hazardous Materials” means any and all pollutants, contaminants and toxic, caustic, radioactive, deleterious and hazardous materials, substances and wastes including petroleum or petroleum distillates, urea formaldehyde foam insulation, asbestos or asbestos-containing materials, whether or not friable, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, that are regulated under any Environmental Laws due to their dangerous or hazardous properties or characteristics.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement. The term “Hedging Agreement,” as used herein, shall extend to and include any Swap Obligation.

“Highest Lawful Rate” has the meaning specified in Section 12.10.

“IBA” has the meaning specified in Section 2.3(j)(v).

“Increased Reporting Period” means each period beginning on the date that any Overadvance occurs and ending on the first date thereafter on which no Overadvance shall have existed for twenty (20) consecutive calendar days.

“Indebtedness” means, with respect to any Person, as of the date of determination thereof (without duplication of the same obligation under any other clause hereof), (i) all obligations of such Person for borrowed money of any kind or nature, including funded and unfunded debt, (ii) all monetary obligations of such Person owing under Hedging Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedging Agreement were terminated on the date of determination), (iii) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, (iv) all Capitalized Lease Obligations, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, (vi) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property), (vii) any Disqualified Equity Interests, (viii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, and (ix) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (i) through (viii) above. For purposes of this definition, (A) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (B) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (1) if applicable, the limited amount of such obligations, and (2) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Party” has the meaning specified in Section 12.4(a).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Information” has the meaning specified in Section 12.21.

“Insolvency Event” means, with respect to any Person (other than any UK Loan Party in respect of clauses (ii), (iii) or (vi) below), the occurrence of any of the following: (i) such Person shall be adjudicated insolvent or bankrupt, institutes or consents to the institution of proceedings under, any Debtor Relief Laws or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek reorganization or the appointment of a receiver, interim receiver, receiver and manager, trustee, monitor custodian, administrator, administrative receiver, manager, liquidator or similar officer for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, interim receiver, receiver and manager, trustee, monitor, custodian, administrator, administrative receiver, compulsory manager, liquidator or similar officer for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under, or shall seek the entry of an order for relief under, any Debtor Relief Laws, (v) such Person shall take any corporate, limited liability company, partnership or similar act, as applicable, in furtherance of any of the foregoing, or (vi) such Person, or a substantial portion of its property, assets or business, shall become the subject of an involuntary proceeding or a petition for (A) its dissolution, the suspension of payments, a moratorium of any indebtedness, winding-up, administration, or reorganization (by way of voluntary arrangement scheme or arrangement or otherwise), (B) the appointment of a receiver, interim receiver, receiver and manager, trustee, monitor, custodian, liquidator, administrator or restructuring official (herstructureringsdeskundige) for it or for all or any material part of its property and (I) such proceeding shall not be dismissed or stayed within sixty (60) days or (II) such receiver, interim receiver, receiver and manager, trustee, monitor, custodian, liquidator, administrator or restructuring official (herstructureringsdeskundige) shall be appointed; provided, however, that the Lenders shall have no obligation to make any Loans or cause to be issued any Letter of Credit during the pendency of any sixty (60) day period described in this definition, (C) any proceeding under any Debtor Relief Law relating to it or any material part of its property is instituted and such proceeding shall not be dismissed or stayed within 60 (days); provided, however, that the Lenders shall have no obligation to make any Loans during the pendency of any sixty (60) day period described in this definition and, in respect of any UK Loan Parties, means any corporate action, legal proceedings or other procedure or step is taken in relation to: (1) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of that UK Loan Party; (2) by reason of actual or anticipated financial difficulties, a composition, compromise, assignment or arrangement with or for the benefit of any creditor of that UK Loan Party; (3) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that UK Loan Party or a substantial portion of its assets; or (4) enforcement of any Liens over a substantial portion of the assets of that UK Loan Party, or any procedure or step with analogous effect is taken in any jurisdiction and/or any expropriation, attachment, sequestration, distress or execution (or any process with analogous effect) affects a substantial portion of the assets of a UK Loan Party (the proceedings and procedures set out in clause (1) to (4) above being the “Insolvency Proceedings”); any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fifteen (15) Business Days of commencement will not be deemed Insolvency Proceedings.

“Insolvency Financing” means, in connection with a proceeding under any Debtor Relief Laws with respect to a Loan Party, the consensual use of cash collateral by, or the provision of financing or financial accommodations to, such Loan Party (including, in either event, all of the terms and conditions established and/or approved in connection with the consensual use of cash collateral, financing or financial accommodations).

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, databases, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of the Closing Date, in form and substance satisfactory to the Agent, executed and delivered by each Loan Party and each of its Subsidiaries, and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, between the Agent and the Term Loan Agent, as amended, restated, supplemented or otherwise modified in accordance with the terms hereof and thereof.

“Interest Expense” means, for any period, all interest with respect to Indebtedness (including the interest component of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) determined in accordance with GAAP.

“Interests” has the meaning specified in Section 8.9.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service and any successor agency.

“Inventory” means Inventory (as defined in the UCC), Inventory, stock, stock in trade and any similar asset in the nature of Inventory (as defined in the UCC).

“Inventory Reserves” means reserves established by the Agent, in its Permitted Discretion, to reflect factors that may negatively impact the value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns, vendor charge backs or slow moving Inventory.

“Investment” in any Person means, as of the date of determination, (i) any payment or contribution in or to such Person including property contributed to such Person for or in connection with its acquisition of any stock, bonds, notes, indebtedness, debentures, partnership or other ownership interest or any other security of such Person, (ii) any payment or contribution for all or substantially all of the assets of such Person (or of any division or business line of such other Person), and (iii) any loan, advance or other extension of credit or guaranty of or other surety obligation for any Indebtedness made to, or for the benefit of, such Person. In determining the aggregate amount of Investments outstanding at any particular time, (A) a guaranty (or other surety obligation) shall be valued at not less than the principal outstanding amount of the primary obligation; (B) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (C) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (D) decreases in the market value shall not be deducted unless such decreases are computed in accordance with GAAP. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Receivables” means those Receivables that are (i) owned by a U.S. Borrowing Base Company or a Canadian Borrowing Base Company and (ii) owing by account debtors rated at “BBB-” or better by S&P or Baa3 or better by Moody’s.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Joinder” means a joinder agreement substantially in the form of Exhibit J-2 to this Agreement.

“Lender” and “Lenders” have the respective meanings specified in the preamble to this Agreement.

“Lender Group Expenses” means all (i) costs or expenses (including Indemnified Taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Agent, the Letter of Credit Issuer, and the Lenders, or any of them, (ii) reasonable and documented out-of-pocket fees or charges paid or incurred by the Agent in connection with transactions under any of the Loan Documents, (iii) the Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries performed in connection with the transactions contemplated under the Loan Documents, (iv) the Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (v) customary charges imposed or incurred by the Agent resulting from the dishonor of checks payable by or to any Loan Party, (vi) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Agent, the Letter of Credit Issuer and the Lenders, or any of them, to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (vii) fees and expenses of the Agent related to any field examinations, appraisals, or valuations to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 7.7(b), (viii) the Agent’s and the Lenders’ reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, the Agent’s Liens in and to the Collateral, or the relationship of the Agent, the Letter of Credit Issuer, and the Lenders, or any of them, with any Loan Party or any of its Subsidiaries, (ix) the Agent’s reasonable and documented costs and expenses (including reasonable attorneys’ fees for one primary counsel for the Agent, and, if reasonably necessary, one local counsel and one specialist counsel in each relevant jurisdiction and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending, waiving, or modifying the Loan Documents, (x) the Agent’s and each Lender’s reasonable and documented costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Event concerning any

Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any remedial action with respect to the Collateral, and (xi) the Delayed Draw Term Lenders’ reasonable and documented costs and expenses (including reasonable attorneys’ fees for one primary counsel for the Delayed Draw Term Lenders (taken as a whole), and, if reasonably necessary, one local counsel and one specialist counsel in the Netherlands and the United Kingdom and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or (to the extent the consent of any Delayed Draw Term Lender is required in connection therewith) amending, waiving, or modifying the Loan Documents.

“Letter of Credit” means each letter of credit issued for the account of the Borrowers by the Letter of Credit Issuer under Section 2.13, and all amendments, renewals, extensions or replacements thereof.

“Letter of Credit Agreement” means the collective reference to any and all applications, reimbursement agreements and other agreements from time to time entered into by the Letter of Credit Issuer and the Borrowers, to be in form and substance reasonably satisfactory to the Letter of Credit Issuer, pursuant to which the Letter of Credit Issuer issues Letters of Credit for the account of the Borrowers in accordance with the terms of this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Letter of Credit Issuer” means (i) Wells Fargo Bank, National Association, BMO Harris Bank, N.A., Bank of America, N.A., Capital One, National Association, or any other Person designated in writing by the Agent as a provider of Letters of Credit hereunder and (ii) any Revolving Credit Lender that, at the request of the Borrowers and with the consent of the Agent, agrees, in such Lender’s sole discretion, to become a Letter of Credit Issuer for the purpose of issuing Letter of Credit pursuant to Section 2.13 of this Agreement. At any time there is more than one Letter of Credit Issuer, any singular references to Letter of Credit Issuer shall mean any Letter of Credit Issuer, each Letter of Credit Issuer, the Letter of Credit Issuer that has issued the applicable Letter of Credit, or all Letter of Credit Issuers, as the context may require.

“Letter of Credit Issuer Sublimit” means, with respect to each Letter of Credit Issuer, such sublimit as may be agreed from time to time among the Agent, the applicable Letter of Credit Issuer and the Borrower Agent.

“Letter of Credit Request” has the meaning specified in Section 2.13(c).

“Letter of Credit Sublimit” means $26,000,000.

“Letter of Credit Usage” means, as of any date of determination, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit (other than the Letter of Credit Usage Excluded Amount), plus (ii) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Credit Loan.

“Letter of Credit Usage Excluded Amount” means, at any time, an amount equal to the undrawn amount of any one or more outstanding Replacement Letters of Credit as to which the Prior ABL LC Cash Collateral corresponding to the applicable letter of credit replaced by any such Replacement Letter of Credit has not been returned to the Borrower Agent as of such time; provided that (i) the undrawn amount of any Replacement Letter of Credit shall be excluded from any determination of the Letter of Credit Usage Excluded Amount upon the earlier of (a) ten (10) Business Days after the date of issuance of such Replacement Letter of Credit and (b) the return to the Borrower Agent of the Prior ABL LC Cash Collateral corresponding to the applicable letter of credit replaced by such Replacement Letter of Credit and (ii) the undrawn amount of any Replacement Letter of Credit shall be excluded from any determination of the Letter of Credit Usage Excluded Amount to the extent any Event of Default exists.

“LIBOR Loans” means Loans the rate of interest applicable to which is based upon the LIBOR Rate.

“LIBOR Rate” means, for any calendar month, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100 of 1.00%) that is the greater of (i) the Floor or (ii) the rate per annum, as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time), for Dollars for a one-month period as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of such calendar month (and, if any such published rate is below zero, then the rate determined pursuant to this clause (ii) shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error. The LIBOR Rate shall be determined and adjusted monthly on the first day of each month.

“Lien” means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title, attachment or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

“Line Cap” means, as of any date of determination, the lesser of (i) the Aggregate Revolving Credit Commitment as of such date of determination, and (ii) the Borrowing Base as of such date of determination.

“Loan Account” has the meaning specified in Section 2.6.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Security Documents, the Intercompany Subordination Agreement, the Intercreditor Agreement, any Subordination Agreement, each Control Agreement, each Lockbox Agreement, each Letter of Credit, each Letter of Credit Agreement, and any other documents and instruments entered into, now or in the future, by any Loan Party or any of its Subsidiaries under or in connection with this Agreement (but specifically excluding Bank Product Agreements), as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Party” means each Borrower and each Guarantor.

“Loan Year” means each period of twelve (12) consecutive months commencing on the Closing Date and on each anniversary thereof.

“Loans” means the loans and financial accommodations made by the Lenders hereunder or under this Agreement, including the Revolving Credit Loans, the Delayed Draw Term Loans, the Protective Advances and any Overadvances.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Lockbox Account” and “Lockbox Accounts” have the respective meanings set forth in Section 2.7.

“Lockbox Agreement” and “Lockbox Agreements” have the respective meanings set forth in Section 2.7.

“Lockbox” and “Lockboxes” have the respective meanings set forth in Section 2.7.

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, results of operations, assets, liabilities, or financial condition of the Loan Parties, taken as a whole or (ii) the material impairment of (A) the Loan Parties’ ability to perform their payment or other material obligations under the Loan Documents to which they are a party or (B) the ability of the Agent or the Lenders to enforce the Obligations or realize upon the Collateral, or (iii) a material adverse effect upon the enforceability or priority of the Agent’s Liens with respect to all or a material portion of the Collateral other than any material impairment caused by any action or inaction of the Agent.

“Material Contract” means any agreement or arrangement to which a Loan Party is party (other than the Loan Documents) (i) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (ii) that relates to Material Indebtedness.

“Material Indebtedness” means (i) the Term Loan Obligations, (ii) the Corre Obligations and (iii) any other Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements of any Loan Party in an aggregate principal amount exceeding $12,500,000. For purposes of this definition, the “principal amount” of the obligations of any Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means, at any date of determination

(i) the Borrower Agent;

(ii) up to and including the date that is four (4) months after the Closing Date, each Subsidiary of the Borrower Agent that, as of the end of the most recently ended fiscal year for which Financial Statements are required to be delivered pursuant to Section 7.11, (A) owns at least 5.0% of the consolidated total assets of the Loan Parties and their

Subsidiaries as of such date, (B) generated at least 5.0% of the consolidated revenues of the Loan Parties and their Subsidiaries during such fiscal year or (C) is part of any group comprising Subsidiaries of a Borrower that each would not have been a Material Subsidiary under clauses (A) or (B) but that, taken together, had revenues or total assets in excess of 7.5% of, the consolidated revenues for any fiscal year or total assets as of such date, as applicable, of the Loan Parties and their Subsidiaries; and

(iii) after the date that is four (4) months after the Closing Date, each Subsidiary of the Borrower Agent that, as of the end of the most recently ended fiscal year for which Financial Statements are required to be delivered pursuant to Section 7.11, (A) owns at least 2.5% of the consolidated total assets of the Loan Parties and their Subsidiaries as of such date, (B) generated at least 2.5% of the consolidated revenues of the Loan Parties and their Subsidiaries during such fiscal year or (C) is part of any group comprising Subsidiaries of a Borrower that each would not have been a Material Subsidiary under clauses (A) or (B) but that, taken together, had revenues or total assets in excess of 5.0% of, the consolidated revenues for any fiscal year or total assets as of such date, as applicable, of the Loan Parties and their Subsidiaries; provided that the Borrower Agent and the Agent shall discuss the determination of Material Subsidiaries as provided in this clause (iii) in good faith and if it is mutually agreed to be administratively unreasonable or burdensome or the costs of adding any applicable Subsidiary as a Loan Party would otherwise outweigh the benefits to the Secured Parties, the Agent in its reasonable discretion may waive the requirement to comply with this clause (iii) with respect to applicable Subsidiary.

“Maturity Reserve Trigger Date” means the date that is one hundred twenty (120) days prior to the maturity date of the 2017 Senior Convertible Notes.

“Maximum Annual Capital Expenditures” has the meaning specified in Section 9.1.

“Maximum Sale and Leaseback and Mortgage Debt Amount” means, at the time of the incurrence of any Indebtedness constituting mortgage debt incurred pursuant to Section 8.1(r)(i) or the consummation of any Sale and Leaseback Transaction pursuant to Section 8.5(m), an amount equal to (i) $40,000,000 less (ii) the aggregate initial principal amount of any other Indebtedness constituting mortgage debt incurred pursuant to Section 8.1(r)(i) at or prior to such time less (iii) the aggregate fair market value of all other property that is or has been the subject of any Sale and Leaseback Transaction entered pursuant to Section 8.5(m) at or prior to such time.

“Measurement Period” means, on any date of determination, the period of twelve (12) consecutive fiscal months of the Borrower Agent then most recently ended (taken as one accounting period) for which Financial Statements (and the related Compliance Certificate) have been or are required to have been delivered pursuant to Section 7.11(c) and (d).

“Monthly Operating Report” has the meaning specified in Section 7.11(h).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or security deed between the applicable Loan Party(ies) and the Agent, in form and substance satisfactory to the Agent in its Permitted Discretion, relating to the Real Property covered thereby, as amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate has contributed within the past six years or with respect to which Borrower or any ERISA Affiliate has any liability, whether fixed or contingent, excluding any Canadian Registered Pension Plan or Foreign Plan.

“Net Income” means, for any period, (i) the net income (or loss) of the Loan Parties and their Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of (A) the income of any Subsidiary of the Borrower Agent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (B) (to the extent not included in clauses (ii)(B) above) any extraordinary gains (or extraordinary losses) for that period, determined in accordance with GAAP.

“Net Leverage Ratio” means, as of any date of determination, for the Borrower Agent and its Subsidiaries on a consolidated basis, the ratio of

(i) Consolidated Funded Indebtedness as of such date minus unrestricted cash of the Loan Parties in an aggregate amount up to $30,000,000 (provided such unrestricted cash is free and clear of all Liens other than the Liens securing the Obligations hereunder and the Term Loan Obligations or Liens arising in the ordinary course of business by virtue of rights of setoff or similar rights and remedies as to deposit accounts and such cash does not Collateralize any letters of credit or Bank Product Obligations) to

(ii) EBITDA for the period of four consecutive fiscal quarters ending on such date.

“NOLV Percentage” means the net orderly liquidation value of Inventory, expressed as a percentage of the Value of such Inventory, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from time to time by the Agent in its Permitted Discretion from the then most recent Acceptable Appraisal of the Inventory of the U.S. Borrowing Base Companies (it being recognized that individual types or kinds of Inventory may have different NOLV Percentages).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of such Lender in accordance with the terms of Section 12.7(b) and (ii) has been approved by the Required Lenders (or such other applicable class or group of Lenders).

“Non-Investment Grade Receivables” means those Receivables owned by any U.S. Borrowing Base Company or any Canadian Borrowing Base Company that are owing by account debtors that are rated below “BBB-” by S&P or Baa3 by Moody’s.

“North American Collateral” means, collectively, the U.S. Collateral and the Canadian Collateral.

“North American Collection Accounts” has the meaning specified in Section 2.7(a).

“Notes” means, collectively, the Revolving Credit Notes, the Delayed Draw Term Loan Notes, and the Swingline Note.

“Notice of Borrowing” has the meaning specified in Section 2.3(a).

“Obligations” means, collectively, the Revolving Obligations and the Delayed Draw Obligations. Notwithstanding the foregoing, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment by a Lender after the date hereof (other than an assignment made pursuant to Section 2.10 or Section 2.11).

“Outstanding Amount” means (i) with respect to Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans occurring on such date, (ii) with respect to any Letter of Credit Usage on any date, the amount of such Letter of Credit Usage on such date after giving effect to any Letter of Credit Extension occurring on such date and any other changes in the aggregate amount of the Letter of Credit Usage as of such date (and, for the avoidance of doubt, the determination of the Letter of Credit Usage Excluded Amount as of such date), and (iii) with respect to the Delayed Draw Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Delayed Draw Term Loans occurring on such date.

“Overadvance” means, as of any date of determination, the amount by which the Aggregate Revolving Credit Outstandings is greater than the Line Cap.

“Participant” has the meaning specified in Section 12.7(f).

“Participant Register” has the meaning specified in Section 12.7(f).

“Party” means such Persons from time to time party to this Agreement.

“Patent Security Agreement” means a patent security agreement, in form and substance reasonably satisfactory to the Agent, pursuant to which each Loan Party that has rights in any Patents shall grant a specific security interest in its Patents as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

“Patents” means patents and patent applications, including (i) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iii) the right to sue for past, present, and future infringements thereof, and (iv) all rights corresponding thereto throughout the world.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title II of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Payment Conditions” shall mean, at the time of determination with respect to a proposed payment to fund a Specified Transaction, that:

(i) no Default or Event of Default then exists or would arise as a result of the making of such proposed payment or the consummation of such Specified Transaction, and

(ii) each of following conditions shall be satisfied:

(A) the Consolidated Fixed Charge Coverage Ratio, calculated on a pro forma basis, is equal to or greater than 1.25:1.00 for the Measurement Period most recently ended;

(B) the Net Leverage Ratio, calculated on a pro forma basis, is less than 4.00:1.00 as of the last day of the Measurement Period most recently ended; and

(C) Excess Availability (1) at all times during the thirty (30) consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (2) immediately after giving effect to such proposed payment and Specified Transaction, in each case, is not less than $35,000,000.

“Payment in Full” or “Paid in Full” (or words of similar import) means with respect to any Obligations, (i) the payment or repayment in full in cash of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to repaid or cash collateralized in the manner set forth in clauses (iii) and (iv) below), (ii) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Collateralization, (iii) in the case of Bank Product Obligations (other than Bank Product Obligations arising from Hedging Agreements), providing Collateralization, (iv) in the case of Bank Product Obligations arising from Hedging Agreements, the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations under Hedging Agreements provided by the applicable Bank Product Provider), and (v) all Commitments related to such Obligations have expired or been terminated.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which a Borrower or any ERISA Affiliate sponsors or maintains, under which a Borrower or any ERISA Affiliate has any liability, whether fixed or contingent, or to which it is making or is obligated to make contributions, or, in the case of a multiple employer plan (as described in Section 4063 or 4064(a) of ERISA), has made contributions at any time during the immediately preceding six (6) plan years. For the avoidance of doubt, any Canadian Registered Pension Plan or Foreign Plan shall not be considered a Pension Plan for purposes of this Agreement.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part 1 of the Pensions Act 2004 (UK).

“Permits” means all licenses, permits, franchises, consents, rights, privileges, certificates, authorizations, approvals, registrations and similar consents granted or issued by any Governmental Authority.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Hedging Agreement” means a Hedging Agreement made by a Loan Party or its Subsidiary in the ordinary course of its business in accordance with the reasonable requirements of its business, and not for speculative purposes, and in any such case, if the counterparty to such Permitted Hedging Agreement is not a Lender or an Affiliate of a Lender, such Permitted Hedging Agreement shall be unsecured (except for Permitted Liens of the type described in clause (xi) of the definition thereof).

“Permitted Intercompany Cash Management Payments” means any Investment consisting of intercompany current liabilities in an amount not to exceed $6,000,000 at any time outstanding incurred in the ordinary course of business in connection with the cash management operations of the Loan Parties and their Subsidiaries.

“Permitted Intercompany Investments” means any Investment (x) made by (i) any Loan Party in any other Loan Party; provided that, if the Person making such Investment is a U.S. Loan Party or a Canadian Loan Party, the recipient of such Investment must be a U.S. Loan Party or a Canadian Loan Party, (ii) any Subsidiary of a Loan Party that is not a Loan Party in or to a Subsidiary of a Loan Party that is not a Loan Party, (iii) any Subsidiary of a Loan Party that is not a Loan Party in or to a Loan Party so long as the parties thereto are party to the Intercompany

Subordination Agreement, and (iv) any Loan Party in or to a Subsidiary of a Loan Party that is not a Loan Party so long as (A) the Payment Conditions shall have been satisfied with respect thereto or (B) otherwise in an aggregate amount (when combined with any Investment made pursuant to Section 8.10(j)) not to exceed $10,000,000; provided, that, any such Investments made pursuant to this clause (iv) by any Loan Party in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global intercompany note) to the Agent and (y) that is a Permitted Intercompany Cash Management Payment.

“Permitted Investments” has the meaning specified in Section 8.10.

“Permitted Liens” means the following:

(i) Liens created hereunder and by the Security Documents;

(ii) Liens securing Indebtedness permitted by Section 8.1(c); provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such assets or within ninety (90) days after the acquisition or the completion of the construction or improvements thereof, (B) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness, and (C) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the cost of acquiring, constructing or improving such assets;

(iii) Liens on any property or asset of the Borrowers or their Subsidiaries existing on the Closing Date and set forth on Schedule 8.8 and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (A) does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Closing Date and (B) does not encumber any property in any material manner other than the property that secured such original Indebtedness (or would have been required to secure such original Indebtedness pursuant to the terms thereof);

(iv) deposits of cash collateral in an amount not the exceed $26,000,000 and Liens thereon, to secure Indebtedness consisting of the letters of credit listed on Schedule 8.1(s) (as in effect on the date hereof) and reimbursement obligations in respect of such letters of credit;

(v) Liens for taxes, assessments and other governmental charges or levies not yet delinquent or that are being contested by a Borrower or the applicable Subsidiary in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;

(vi) Liens imposed by law, including landlord’s, carriers’, warehousemen’s. mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;

(vii) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by a Borrower or any of its Subsidiaries in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(viii) (A) zoning restrictions, easements, encroachments, licenses, restrictions or covenants on the use of any Real Property which do not materially impair either the use of such Real Property in the operation of the business of the applicable Borrower or its Subsidiaries or the value of such Real Property or (B) and any other permitted encumbrances described in the Mortgages;

(ix) rights of general application reserved to or vested in any Governmental Authority to control or regulate any Real Property, or to use any Real Property in a manner which does not materially impair the use of such Real Property for the purposes for which it is held by a Borrower or any of its Subsidiaries;

(x) any interest or title of a lessor or sublessor under any leases or subleases entered into by a Borrower or any of its Subsidiaries in the ordinary course of business;

(xi) (A) Liens on any demand deposit account, securities account, commodity account or other deposit account of any Loan Party held as cash collateral to secure Indebtedness permitted by (I) Section 8.1(d) in respect of Permitted Hedges in an aggregate amount not to exceed $0 (as such amount may be increased after the Closing Date with the consent of the Agent), (II) Section 8.1(j)(ii) in an aggregate amount not to exceed $3,000,000, and (B) rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions (including for the avoidance of doubt any general banking terms and conditions) in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments and so long as such Liens do not secure borrowed money;

(xii) Liens arising under Term Loan Documents subject to Intercreditor Agreement;

(xiii) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(xiv) Liens granted in the ordinary course of business on insurance policies and the proceeds thereof securing any financing of the premiums with respect thereto permitted under the terms of this Agreement;

(xv) Liens in favor of customs and revenue authorities arising as a matter of applicable law to secure payment of customs duties in connection with the importation of goods;

(xvi) Liens arising by reason of deposits with or giving of any form of security to any Governmental Authority as required by applicable law in the ordinary course of a Borrower or any of its Subsidiaries as a condition to the transaction of any business or the exercise of any privilege or license;

(xvii) Liens arising from precautionary UCC or PPSA financing statements that do not secure Indebtedness;

(xviii) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein;

(xix) Liens on any cash earnest money deposits made by the Borrowers or any of the Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Investment;

(xx) Liens securing Indebtedness incurred pursuant to Section 8.1(r)(i) and Liens on the property that is subject to any Sale and Leaseback Transaction entered into pursuant to Section 8.5(m);

(xxi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods permitted hereunder entered into by the Borrower Agent or its Subsidiaries in the ordinary course of business;

(xxii) Liens arising from judgments, writs or warrants of attachment or similar process in circumstances not constituting an Event of Default under Section 10.1(g);

(xxiii) Liens solely on the assets of Subsidiaries of the Borrower Agent that are not organized or incorporated under the laws of a Security Jurisdiction, in each case securing Indebtedness permitted by Section 8.1(o); and

(xxiv) other Liens that do not secure debt for borrowed money as to which the aggregate amount of the obligations secured thereby does not exceed $2,500,000 (provided that no more than $2,000,000 of such obligation shall be secured by ABL Priority Collateral).

The designation of a Lien as a Permitted Lien shall not limit or restrict the ability of the Agent to establish any Reserve relating thereto.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.

“Plan” means any employee benefit plan, other than a Canadian Registered Pension Plan or Foreign Plan, as defined in Section 3(3) of ERISA, maintained or contributed to by a Borrower or with respect to which a Borrower may incur liability (whether fixed or contingent) even if such plan is not covered by ERISA pursuant to Section 4(b)(4) thereof.

“Pledged Interests” means all of each Loan Party’s right, title and interest in and to all of the Equity Interests now owned or hereafter acquired by such Loan Party, regardless of class or designation, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interests, the right to receive any certificates representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

“Pledged Interests Addendum” means a Pledged Interests Addendum to the Guaranty and Security Agreement, in form and substance reasonably satisfactory to the Agent.

“PPSA” means the Personal Property Security Act (Ontario), or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or making of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case, as in effect from time to time, including, without limitation, the Civil Code of Quebec. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Preliminary Business Plan” means a preliminary high-level business plan for the next fiscal year, which shall only consist of a consolidated profit and loss statement forecast.

“Prior ABL LC Cash Collateral” means the cash collateral posted by the Borrower Agent in respect of letters of credit outstanding on the date hereof and listed on Schedule 8.1(s).

“Pro Rata Share” means, with respect to any Lender at any time, such Lender’s (a) (i) Revolving Pro Rata Share or (ii) Delayed Draw Pro Rata Share, as the context may require, or (b) with respect to a Lender’s indemnification obligations arising under Section 11.6, the percentage (carried out to the ninth decimal place) of all Facilities represented by the sum of such Lender’s (i) Revolving Pro Rata Share and (ii) Delayed Draw Pro Rata Share.

“Prohibited Transaction” has the meaning specified in Section 6.1(v)(v).

“Protected CFC” means (i) any “controlled foreign corporation” within the meaning of Section 957 of the Code all of whose United States shareholders as defined in Section 951(b) of the Code are treated as domestic “C-corporations” for federal income tax purposes that are eligible for the deduction under Section 245A of the Code with respect to dividends from such controlled foreign corporation and with respect to all exclusions under Sections 951(a)(i)(B) and 956 of the Code and (ii) each Canadian Loan Party, Dutch Loan Party and UK Loan Party.

“Protective Advance” has the meaning specified in Section 2.15.

“Purchase Right Side Letter” means that certain letter agreement, dated as of the Closing Date, among (i) Corre Opportunities Qualified Master Fund, LP, Corre Horizon Fund, LP, and Corre Horizon II Fund, LP and (ii) the Term Loan Agent, and acknowledged by the Agent and the Borrowers, as (a) in effect on the Closing Date and (b) with effect given to any amendments, restatements, supplements and modifications thereof that are effective in accordance with the terms thereof and that do not adversely affect the rights or obligations of the Agent or the Revolving Credit Lenders.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified therefor in Section 12.32 of this Agreement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding Ten Million Dollars ($10,000,000) (or whatever greater or lesser sum as is then prescribed for such purposes under the Commodity Exchange Act) at the time that the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means any real property owned or leased by a Loan Party or any Subsidiary of a Loan Party.

“Receivables” means all present and future accounts, including Accounts, book debts or similar obligations in the nature of Accounts and including, whether or not constituting “accounts”, any rights to payment for the sale or lease of goods or rendition of services.

“Recipient” means (i) the Agent, or (ii) any Lender or (iii) any Letter of Credit Issuer, as applicable.

“Recovery” has the meaning specified in Section 10.14.

“Recovery Plan” means: (i) the most recent recovery plan relating to the Furmanite International Limited Pension Plan agreed between Team Industrial Services (UK) Limited and the trustee of the Furmanite International Limited Pension Plan prior to the date of this Agreement (as amended or varied from time to time); and (ii) any recovery plan or schedule of contributions entered into between the trustee of the Furmanite International Limited Pension Plan and any employer (within the meaning set out in section 318 of the Pensions Act 2004 (UK) and regulations made thereunder) under that Furmanite International Limited Pension Plan, in accordance with sections 226 and 227 of the Pensions Act 2004 (UK) that is additional to, or replaces and supersedes, the recovery plan referred to in clause (i).

“Reference Time” with respect to any setting of the then-current Benchmark, means (i) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (ii) if such Benchmark is not USD LIBOR, the time determined by the Agent in its reasonable discretion.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon, the fees and expenses incurred in connection therewith, any accrued and unpaid interest and by the amount of unfunded commitments with respect thereto, (ii) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially adverse to the interests of the Lenders, (iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are not less favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness in any material respect, (iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, (v) if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and (vi) if the Indebtedness that is refinanced, renewed, or extended was secured (A) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to the Agent or the Lenders and (B) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

“Register” has the meaning specified in Section 12.7(d).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing Hazardous Materials) and the migration through the Environment.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means all actions required to be taken under Environmental Law or by a Governmental Authority to (i) clean up, remove, remediate, treat, monitor, assess or evaluate Hazardous Materials in the Environment, (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public or employee health or welfare or the Environment, (iii) restore or reclaim natural resources or the Environment, (iv) perform any pre-remedial environmental-related studies, investigations, or post-remedial environmental-related studies, investigations, operation and maintenance activities, or (v) conduct any other remedial actions with respect to Hazardous Materials required by Environmental Laws.

“Rent and Charges Reserve” means the aggregate of (i) all past due rent and other amounts owing by any Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possess any Collateral or could assert a Lien on any Collateral; and (ii) a reserve equal to three (3) months’ rent and other charges that could be payable to any such Person, unless it has executed a Collateral Access Agreement.

“Replacement Letters of Credit” means the Letters of Credit established pursuant to this Agreement to replace the letters of credit outstanding on the date hereof and listed on Schedule 8.1(s).

“Reportable Event” means any of the events described in Section 4043 of ERISA and the regulations issued thereunder other than a reportable event for which the thirty-day notice requirement to the PBGC has been waived.

“Required Delayed Draw Term Lenders” means Delayed Draw Term Lenders having more than fifty percent (50.00%) of the sum of (i) all Delayed Draw Term Loans outstanding and (ii) to the extent not terminated or expired, all unutilized Delayed Draw Term Loan Commitments; provided that the Delayed Draw Term Loans and unutilized Delayed Draw Term Loan Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Delayed Draw Term Lenders.

“Required Lenders” means Lenders having more than fifty percent (50.00%) of the sum of (i) all Loans outstanding and (ii) to the extent not terminated or expired, all unutilized Commitments; provided that (A) the Loans and unutilized Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders, and excluding for purposes of any such determination, any Affiliated Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another) and (B) any determination of Required Lenders shall be subject to the limitations set forth in Section 12.7 with respect to Affiliated Lenders.

“Required Revolving Credit Lenders” means Revolving Credit Lenders having more than fifty percent (50.00%) of the sum of (i) all Revolving Credit Loans outstanding and (ii) to the extent not terminated or expired, all unutilized Revolving Credit Commitments; provided that the Revolving Credit Loans and unutilized Revolving Credit Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders; provided, further, that at any time there are two or more Revolving Credit Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Revolving Credit Lenders” must include at least two Revolving Credit Lenders (who are not Affiliates of one another).

“Required Supermajority Revolving Credit Lenders” means Revolving Credit Lenders having more than sixty-six and two-thirds percent (66 2/3%) of the sum of all Revolving Credit Loans outstanding and unutilized Commitments; provided that the Revolving Credit Loans and unutilized Revolving Credit Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Supermajority Revolving Credit Lenders; provided, further, that at any time there are two or more Revolving Credit Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Supermajority Revolving Credit Lenders” must include at least two Revolving Credit Lenders (who are not Affiliates of one another).

“Requirement of Law” or “Requirements of Law” means (i) the Governing Documents, (ii) any law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority, or (iii) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, or other right or approval binding on a Loan Party or any of its property.

“Reserves” means the sum (without duplication) of (i) any Inventory Reserves; (ii) any Rent and Charges Reserves; (iii) any Bank Product Reserves; (iv) any Dilution Reserves; (v) reserves with respect to Canadian Priority Payables; (vi) reserves with respect to currency fluctuations; (vii) Specified Litigation Reserve; and (viii) those other reserves that the Agent deems necessary or appropriate, in its Permitted Discretion, to establish and maintain, including (A) reserves with respect to sums that any Loan Party or its Subsidiaries are required to pay under this Agreement or any other Loan Document (such as Lender Group Expenses, taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay and including reserves with respect to amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, or preferential claim by operation of law over, any of the Collateral including with respect to retention of title claims, (B) if applicable, a reserve equal to any outstanding principal amount of the 2017 Senior Convertible Notes on and after the Maturity Reserve Trigger Date; provided that no such reserve shall be established or maintained on and after the Maturity Reserve Trigger Date so long as, at any time of determination, the Borrower Agent has a bona fide commitment from any Corre Affiliate or any bank, financial institution, fund or other Person reasonably acceptable to the Agent to (i) refinance or (ii) exchange into the Corre Debt Facility, the 2017 Senior Convertible Notes on or before the date that is thirty (30) days prior to the maturity date of the 2017 Senior Convertible Notes, (C) reserves to reflect (1) events, conditions, contingencies or risks which affect or may reasonably be expected to affect (x) the Collateral or its value, or the enforceability, perfection or priority of the security interests and other rights of the Agent in the Collateral or (y) the assets or business of any Borrower or any Loan Party, (2) impediments to the Agent’s ability to realize upon the Collateral, (3) the Agent’s good faith concern that any Collateral report or financial information furnished by or on behalf of any Borrower or any Loan Party to the Agent is or may have been incomplete, inaccurate or misleading in any material respect, (4) any fact or circumstance which the Agent determines, in its Permitted Discretion, constitutes, or could reasonably be expected to constitute, a Default or Event of Default, or (5) past due Taxes. In no event shall the establishment of a Reserve in respect of a particular actual or contingent liability obligate the Agent to make advances to pay such liability or otherwise obligate the Agent with respect thereto.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to

(i) any Loan Party other than a Dutch Loan Party, the chairman, president, chief executive officer, chief financial officer, chief operating officer, vice president, secretary, treasurer or any other individual designated in writing to the Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder; and

(ii) Dutch Loan Party, any director of that Loan Party authorized to represent that Loan Party or any other Person with express irrevocable authority to act on behalf of that Loan Party designated as such by the board of directors of that Loan Party.

“Restricted Accounts” means (i) any deposit account the funds in which shall be used solely to fund payroll and tax obligations of the Loan Parties in the ordinary course of business, (ii) any deposit account the funds in which shall be used solely to segregate 401(k) contributions or contributions to an employee stock purchase plan and other health and benefit plan, in each case in accordance with any applicable laws (collectively, “Segregated Benefit Plan Funds”), so long as all funds shall be deposited in such accounts in amounts not to exceed, in the reasonable and good faith determination of the Borrower Agent, all payment obligations in respect of such Segregated Benefit Plan Funds, (iii) any deposit account the funds in which consist solely of funds held by the Loan Parties on behalf of or in trust for the benefit of any third party that is not an Affiliate of the Loan Parties, (iv) any deposit account that is a zero balance account (and sweeps no less frequently than on each Business Day into a Restricted Account of the type in the preceding clauses (i) through (iii) or into a deposit account that is not a Restricted Account and is subject to a deposit account control agreement in favor of the Agent), (v) the Term Loan Interest Reserve Account, (vi) any demand deposit account, securities account, commodity account or other deposit account of any Loan Party that is held as cash collateral to secure Indebtedness permitted by Section 8.1(d) or Section 8.1(j), and (vii) deposit accounts which hold less than $5,000,000 in the aggregate at any one time, which amounts are deposited in the ordinary course of business in connection with the cash management operations of the Loan Parties and their Subsidiaries.

“Restricted Payments” has the meaning specified in Section 8.9.

“Revaluation Date” means (i) each date of a Borrowing of such Revolving Credit Loan and (ii) such additional dates as the Agent shall determine, or the Required Lenders shall require.

“Revolving Credit Availability Period” means the period beginning on the Closing Date and ending on the Termination Date.

“Revolving Credit Commitment” means the commitment of each Lender to make Revolving Credit Loans and to participate in the making of Swingline Loans, Protective Advances, Overadvances, and to have risk participation liability in respect of Letters of Credit, subject to the terms and conditions set forth herein, up to the maximum amount specified for such Lender on Annex A, as it may change from time to time pursuant to Section 12.7, and in a maximum aggregate amount not to exceed, as to all such Lenders, the Aggregate Revolving Credit Commitment.

“Revolving Credit Extension Conditions” means, in relation to any determination thereof under the Revolving Credit Facility at any time, the requirements that:

(i) the Aggregate Revolving Credit Outstandings at such time shall not exceed the Line Cap at such time (other than as a result of any permitted Overadvance or Protective Advance);

(ii) the sum of (A) the aggregate Outstanding Amount of the Revolving Credit Loans (other than Swingline Loans) of any Revolving Credit Lender, (B) such Revolving Credit Lender’s Revolving Pro Rata Share of the Outstanding Amount of all Swingline Loans, and (C) such Revolving Credit Lender’s Revolving Pro Rata Share of the Outstanding Amount of the Letter of Credit Usage shall not exceed (other than in the case of the Revolving Credit Lender acting as the Swingline Lender) such Revolving Credit Lender’s Revolving Credit Commitment;

(iii) solely in connection with any Letter of Credit Extension, the Outstanding Amount of the Letter of Credit Usage at such time shall not exceed the Letter of Credit Sublimit; and

(iv) solely in connection with the making of any Swingline Loans, the Outstanding Amount of Swingline Loans at such time shall not exceed the Swingline Sublimit.

“Revolving Credit Facility” means, at any time, the revolving credit facility provided in this Agreement for the making of Revolving Credit Loans and the issuance of Letters of Credit in an aggregate amount equal to the Aggregate Revolving Credit Commitment at such time.

“Revolving Credit Lenders” means the Lenders holding Revolving Credit Commitments and/or Revolving Credit Loans.

“Revolving Credit Loans” has the meaning specified in Section 2.1(a).

“Revolving Credit Note” and “Revolving Credit Notes” have the respective meanings specified in Section 2.1(c).

“Revolving Credit Termination Premium” means, in connection with any Revolving Credit Termination Premium Trigger Event, (i) if such Revolving Credit Termination Premium Trigger Event occurs on or prior to the first anniversary of the Closing Date, two percent (2.00%) of the aggregate amount of the Revolving Credit Commitments (or, in the case of a partial termination thereof, the aggregate amount of such terminated portion thereof) as in effect immediately prior to such Revolving Credit Termination Premium Trigger Event, (ii) if such Revolving Credit Termination Premium Trigger Event occurs after the first year anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, one percent (1.00%) of the aggregate amount of the Revolving Credit Commitments (or, in the case of a partial termination thereof, the aggregate amount of such terminated portion thereof) as in effect immediately prior to such Revolving Credit Termination Premium Trigger Event, (iii) if such Revolving Credit Termination Premium Trigger Event occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, one half of one percent (0.50%) of the aggregate amount of the Revolving Credit Commitments (or, in the case of a partial termination thereof, the aggregate amount of such terminated portion thereof) as in effect immediately prior to such Revolving Credit Termination Premium Trigger Event and (iv) thereafter, zero percent (0%).

“Revolving Credit Termination Premium Trigger Event” means the occurrence of any of the following:

(i) the termination of all or any portion of the Revolving Credit Commitments for any reason, whether before or after (A) the occurrence of any Event of Default or (ii) the occurrence of any Insolvency Event;

(ii) the acceleration of the Revolving Credit Loans for any reason, including, acceleration in accordance with Section 10.2, and including as a result of the occurrence of an Insolvency Event;

(iii) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of the Revolving Credit Loans in any proceeding under any Debtor Relief Law or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to the Agent, for the account of the Revolving Credit Lenders in full or partial satisfaction of the Revolving Credit Loans;

(iv) the occurrence of any Change of Control, except for any Change of Control transaction that results in Corre Affiliates maintaining (A) beneficial ownership (inclusive of any rights to obtain such ownership through the exercise of warrants or the conversion rights of other securities) of not less than five percent (5%) of the Equity Interests of the Borrower Agent and/or (B) representation or the right to appoint at least one representative, on the Governing Body of the Borrower Agent; or

(v) the termination of this Agreement for any reason (other than in connection with a Change of Control transaction that satisfies the conditions set forth in the exception to clause (iv) above).

If any Revolving Credit Termination Premium Trigger Event described in the foregoing clauses (ii) through (v) occurs, then, solely for purposes of calculating the Revolving Credit Termination Premium due and payable in connection therewith, the entire amount of the Revolving Credit Commitments shall be deemed to have been terminated on the date on which such Revolving Credit Termination Premium Trigger Event occurs.

“Revolving Default Rate” means (i) when used with respect to the Revolving Obligations (other than Letter of Credit Fees), (A) the Base Rate plus (B) the Applicable Margin applicable to Revolving Credit Loans that are Base Rate Loans plus (C) two percent (2.00%) per annum; provided that, with respect to the outstanding principal amount of any Revolving Credit Loan, the Revolving Default Rate shall be an interest rate equal to (x) the interest rate (including any Applicable Margin) otherwise applicable to such Revolving Credit Loan (giving effect to Section 4.1(a)) plus (y) two percent (2.00%) per annum, and (ii) when used with respect to Letter of Credit Fees, a rate equal to (A) the Applicable Margin applicable to Revolving Credit Loans that are LIBOR Loans, plus (B) two percent (2.00%) per annum, in each case of clause (i) and (ii), to the fullest extent permitted by applicable laws.

“Revolving Obligations” means and includes (i) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or any Subsidiary arising under any Loan Document or otherwise with respect to the Revolving Credit Commitments or any Revolving Credit Loan, Swingline Loan, or Letter of Credit (and including any Revolving Credit Termination Premium), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees, expense reimbursement, indemnities and other charges that accrue on or after an Insolvency Event, whether or not such interest and fees, expense reimbursement, indemnities and other charges are allowed or allowable following such Insolvency Event, and (ii) all Bank Product Obligations. Without limiting the generality of the foregoing, the Revolving Obligations include (A) the obligation (including guarantee obligations) to pay principal, interest, letter of credit fees and commissions, Lender Group Expenses and other expenses, charges, fees, indemnities, and other amounts payable by (or chargeable to) any Loan Party or any of its Subsidiary that are payable to (or may be charged by) any Revolving Secured Party under the Loan Documents (including, in each case, any such amounts accruing on or after an Insolvency Event, whether or not such amounts are allowed or allowable following such Insolvency Event) and (B) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Revolving Secured Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary in accordance with, and to the extent permitted by, the Loan Documents. Notwithstanding the foregoing, the Revolving Obligations shall not include any Excluded Swap Obligations.

“Revolving Pro Rata Share” means, in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, a fraction (expressed as a percentage), the numerator of which is the aggregate amount of the outstanding Revolving Credit Loans, the risk participation liability with respect to outstanding Letters of Credit and the unutilized Revolving Credit Commitments of such Revolving Credit Lender and the denominator of which is the aggregate outstanding amount of the Revolving Credit Loans, the risk participation liability with respect to outstanding Letters of Credit and the aggregate amount of the unutilized Revolving Credit Commitments of all of the Revolving Credit Lenders; provided that, if the Revolving Credit Commitments have terminated or expired, the “Revolving Pro Rata Share” of each Revolving Credit Lender shall be determined based on the Revolving Pro Rata Share of such Revolving Credit Lender immediately prior to such termination or expiration and after giving effect to any subsequent assignments. The initial Revolving Pro Rata Share of such Revolving Credit Lender shall be as set forth opposite such Revolving Credit Lender’s name on Annex A or in the Assignment and Acceptance pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable. The Revolving Pro Rata Share of each Revolving Credit Lender shall be determined by the Agent and shall be conclusive absent manifest error.

“Revolving Secured Parties” means, collectively, the Agent (and each co-agent or sub-agent appointed by the Agent from time to time), the Letter of Credit Issuer, the Lenders, and the Bank Product Providers.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to any Real Property (and any related furniture, fixtures, and equipment) now owned or hereafter acquired by any Loan Party or Subsidiary of a Loan Party whereby any Loan Party or Subsidiary transfers such property to a Person and any Loan Party or Subsidiary rents or leases such property from such Person.

“Sanction” means any sanction administered or enforced by the U.S. government (including OFAC), the government of Japan, United Nations Security Council, European Union, UK government or other applicable sanctions authorities that have jurisdiction over the Borrower’s business.

“Sanctioned Person” means any Person, vessel or aircraft: (a) listed on, and/or targeted by, any Sanctions; (b) directly or indirectly owned or controlled by any such Person or Person(s); or (c) that is resident operating within, or organized or incorporated under the laws of a Designated Jurisdiction.

“Scheduled Maturity Date” means February 11, 2025.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Revolving Secured Parties and the Delayed Draw Secured Parties. Where reference is made to the applicable Secured Parties, such reference shall mean, as the context requires, the Revolving Secured Parties or the Delayed Draw Secured Parties.

“Securitization” has the meaning specified in Section 12.7(e).

“Security Documents” means this Agreement, the Guaranty and Security Agreement, any Copyright Security Agreement, any Patent Security Agreement, any Trademark Security Agreement, each Mortgage (if any), any Control Agreement, any Canadian Security Document, any English Security Document, any Dutch Security Document, and any other agreement delivered in connection herewith which grants or purports to grant a Lien in favor of the Agent or any other Secured Party to secure all or any of the Obligations.

“Security Jurisdiction” shall mean each of (i) England and Wales, (ii) the Netherlands, (iii) Canada (and any province thereof), (iv) the United States, any State thereof or the District of Columbia, and (v) any other jurisdiction which may be agreed to from time to time by the Borrower Agent and the Agent.

“Settlement” has the meaning specified in Section 2.3(i).

“Settlement Date” has the meaning specified in Section 2.3(i).

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Average” means the compounded average of SOFR over a rolling calendar day period of thirty (30) days published by the Federal Reserve Bank of New York (or a successor administrator of the SOFR Average).

“Solvent” means, when used with respect to any Person (other than a UK Loan Party), that as of the date as to which such Person’s solvency is to be measured: (i) the fair saleable value of its assets is in excess of (A) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (B) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured; (ii) it has sufficient capital to conduct its business; and (iii) it is able to meet its debts as they mature; and, in respect of any UK Loan Parties, means: (i) that Person: (A) is able or does not admit inability to pay its debts as they fall due; (B) is not deemed to, or is not declared to be unable to pay its debts under applicable law; (C) by reason of actual or anticipated financial difficulties, has not suspended or threatened making payments on any of its debts; or (D) by reason of actual or anticipated financial difficulties, has not commenced negotiations with one or more of its creditors (excluding any Lenders in their capacity as such) with a view to rescheduling any of its indebtedness; and/or (ii) the value of that Person’s assets is not less than its liabilities (taking into account contingent and prospective liabilities); and/or (iii) no moratorium has been declared in respect of any of that Person’s indebtedness (and the ending of a moratorium will not remedy any Event of Default so caused by that moratorium).

“Specified Appealable Judgment or Order” means any appealable judgment or order of a court for the payment of money entered in the Specified Litigation Proceeding so long as (i) a Responsible Officer of the Borrower Agent shall promptly (and in any event, within five (5) Business Days of the entry of such judgment or order) provide written notice to the Agent confirming that such Person intends to appeal such judgment or order, (ii) the Borrower Agent and its Subsidiaries are diligently pursuing an appeal in good faith, including by timely filing all motions (including a notice of appeal with respect to such judgment or order) and (iii) at all times following the filing of the applicable notice of appeal, such judgment or order is stayed or bonded pending such appeal.

“Specified Litigation Proceeding” means the existing Kelli Most litigation proceedings disclosed in Note 16 on the Form 10-Q of the Borrower Agent filed most recently prior to the Closing Date, and any appeals therefrom, or any litigation or arbitration proceedings arising from the same facts.

“Specified Litigation Reserve” means, at any time of determination, a Reserve in an amount equal to the sum of the aggregate amount of any outstanding and unpaid (i) monetary settlements agreed among the parties to the Specified Litigation Proceeding (whether or not subject to the approval of a court or arbitrator) and (ii) monetary judgments or orders of a court or arbitrator (other than, in the case of this clause (ii), a Specified Appealable Judgment or Order), in each case, in the Specified Litigation Proceeding; provided that the amount of any such Reserve shall be calculated net of independent third-party insurance as to which the insurer has been notified of such judgment, order, arbitration award, or settlement and has not denied or failed to acknowledge coverage thereof.

“Specified Transaction” means any transaction or payment that is subject to the satisfaction of the Payment Conditions.

“Spot Rate” means the exchange rate, as determined by the Agent, that is applicable to conversion of one currency into another currency, which is (i) the exchange rate reported by Bloomberg (or other commercially available source reasonably designated by the Agent) as of the end of the preceding Business Day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding Business Day at the principal foreign exchange trading office of Wells Fargo (or another financial institution selected by the Agent) for the first currency. Each determination of the Spot Rate shall be made by the Agent and shall be conclusive in the absence of manifest error.

“Subordinated Debt” means any Indebtedness incurred by Loan Parties that by its terms is subordinated in right of payment to any of the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means an agreement among the Agent, the applicable Borrower or Subsidiary of the Borrower and the holder of any Subordinated Debt, pursuant to which such Indebtedness is made subordinate in right of payment to Payment in Full of all Obligations on terms satisfactory to the Agent in its Permitted Discretion.

“Subsidiary” means, as to any Person, any Entity in which that Person directly or indirectly owns or controls more than fifty percent (50%) of the issued and outstanding Voting Interests of such Entity. Unless otherwise stated herein, any reference herein to a “Subsidiary” means a direct or indirect Subsidiary of the Borrower Agent.

“Supported QFC” has the meaning specified in Section 12.32.

“Swap Obligation” means with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Lender” means Eclipse Business Capital SPV, LLC, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means any borrowing of Revolving Credit Loans funded with Swingline Lender’s funds pursuant to Section 2.3(h), until such Borrowing is settled among the Lenders pursuant to Section 2.3(h).

“Swingline Note” has the meaning given such term in Section 2.3(h).

“Swingline Sublimit” means $35,000,000.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Tax Expense” shall mean, for any period, the tax expense (including federal, state, provincial, local, foreign, franchise, excise and foreign withholding taxes) of the Loan Parties and their Subsidiaries, including any penalties and interest relating to any tax examinations for such period, determined on a consolidated basis in accordance with GAAP.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the “Term Loan” as defined in the Term Loan Agreement.

“Term Loan Agent” means Atlantic Park Strategic Capital Fund, L.P.

“Term Loan Agreement” means that certain Term Loan Credit Agreement, dated as of December 18, 2020, by and among the Borrower Agent, the Loan Parties party thereto, the Term Loan Agent and the Term Loan Lenders, as in effect on the Closing Date and as may hereafter be amended, modified or supplemented from time to time in accordance with the Intercreditor Agreement.

“Term Loan Documents” means (a) the Term Loan Agreement and (b) each of the other agreements, instruments and other documents with respect to the Term Loan Obligations, all as in effect on the Closing Date and as may hereafter be amended, modified or supplemented from time to time in accordance with the Intercreditor Agreement.

“Term Loan Interest Reserve Account” means a deposit account maintained by TISI Pipelines Inc. at Texas Capital Bank, solely for the purpose of depositing not more than $4,131,944.00 of proceeds of the “First Delayed Draw Term Loan” (as defined in the Corre Credit Agreement) therein for the benefit of the Term Loan Lenders to be used for the payment of the first interest payment due in 2022 in respect of the Term Loan Obligations.

“Term Loan Lenders” means the lenders from time to time party to the Term Loan Agreement.

“Term Loan Obligations” means the “Term Loan Debt” as defined in the Intercreditor Agreement.

“Term Loan Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Termination Date” means the earlier of (i) the Scheduled Maturity Date or (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Section 10.2.

“Termination Event” means (i) a Reportable Event with respect to a Pension Plan or Multiemployer Plan, any failure to make a required contribution to any Plan that could reasonably be expected to result in the imposition of a Lien, or the arising of a Lien with respect to a Pension Plan; (ii) the withdrawal of a Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA; (iii) the provision of notice by the administrator of any Pension Plan of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA), or the imposition of liability on a Borrower or any ERISA Affiliate of liability under Section 4062(e) or 4069 of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (v) the occurrence of any event or condition that could reasonably be expected to (A) constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (B) result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (vi) the partial or complete withdrawal, within the meaning of Sections 4203 or 4205 of ERISA, of a Borrower or any ERISA Affiliate from a Multiemployer Plan; (vii) receipt by a Borrower or any ERISA Affiliate of notice that a Multiemployer Plan is “insolvent” or in “reorganization” within the meaning of Section 4245(b) or 4241of ERISA, is in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), is in “critical and declining” status (within the meaning of Section 305 of ERISA), or has become subject to the limitations of Section 436 of the Code; or (viii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.

“Term SOFR” means the forward-looking term rate with a tenor of approximately one (1) month based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Agent to the Lenders and the Borrower Agent of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Agent that (i) Term SOFR has been recommended for use by the Relevant Governmental Body, (ii) the administration of Term SOFR is administratively feasible for the Agent and (iii) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3(j) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Trademark Security Agreement” means a trademark security agreement, in form and substance reasonably satisfactory to the Agent, pursuant to which each Loan Party that has rights in any Trademarks shall grant a specific security interest in its Trademarks as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill symbolized by the foregoing or connected therewith, and (v) all rights corresponding thereto throughout the world.

“Type” means a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, then the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

“UK Collateral” means all assets of the UK Loan Parties constituting Collateral under the Security Documents, and the shares held in each UK Loan Party constituting Collateral under the Security Documents.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Guarantor” means any Guarantor incorporated under the laws of England and Wales.

“UK Loan Parties” means any Loan Party incorporated under the laws of England and Wales.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means Capital Expenditures (i) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Credit Loans or Delayed Draw Term Loans which are used to financing such Capital Expenditures), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (ii) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.

“Unused Delayed Draw Commitment Fee” has the meaning specified in Section 4.3.

“Unused Revolving Credit Commitment Fee” has the meaning specified in Section 4.4.

“U.S. Collateral” means all assets of the U.S. Loan Parties constituting Collateral under the Security Documents.

“U.S. Borrowing Base Company” means each Borrower that is a U.S. Loan Party.

“U.S. Guarantor” means any Guarantor (other than a Borrower) that is a U.S. Person.

“U.S. Loan Party” means any Loan Party that is a U.S. Person.

“USD LIBOR” means the London interbank offered rate for Dollars with a tenor of one (1) month.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.11(g)(ii)(B)(3).

“Value” means (i) in respect of Eligible Inventory, the lower of such Inventory’s (A) cost, computed on a “first in first out” (FIFO) basis in accordance with GAAP or (B) market value, and (ii) in respect of Eligible Receivables (including Eligible Investment Grade Receivables, Eligible Non-Investment Grade Receivables, and Eligible Unbilled Receivables), the gross face amount of such Receivables less the sum of (A) sales, excise or similar taxes included in the amount thereof and (B) returns and credit, rebates, trade or volume or other discounts, claims, credits, charges and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

“Voting Interests” means Equity Interests having ordinary voting power for the election of the Governing Body of such Person.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Withholding Agent” means any Loan Party or the Agent.

“Write-Down and Conversion Powers” means (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to the Agent on or before the Closing Date. All accounting determinations for purposes of determining compliance with the covenants contained herein shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited

Financial Statements delivered to the Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Borrower Agent (acting upon the request of the Borrowers) or Agent (acting upon the request of the Required Lenders), the Borrowers, the Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrowers’ financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change will be calculated as if no such Accounting Change had occurred until the effective date of such amendment effected in accordance with this Agreement. “Accounting Change” means (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (ii) any change in the application of GAAP by the Borrowers. Anything in this Agreement to the contrary notwithstanding, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on December 31, 2018 shall not be treated as Capital Lease solely as a result of changes in the application of GAAP, in each case, after December 31, 2018. EBITDA shall be calculated on a pro forma basis (as certified by the Borrower Agent to the Agent) assuming that all acquisitions made, and all dispositions completed, during the Measurement Period then most recently ended had been made on the first day of such Measurement Period. For purposes of calculating the Consolidated Fixed Charge Coverage Ratio as at any date, EBITDA shall be calculated on a pro forma basis (as certified by the Borrower Agent) assuming that all acquisitions made, and all dispositions completed, during the four consecutive fiscal quarters then most recently ended had been made on the first day of such period (but without any adjustment for projected cost savings or other synergies).

1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized or incorporated on the first date of its existence by the holders of its equity interests at such time.

1.4 Other Terms; Headings. An Event of Default shall “continue” or be “continuing” unless and until such Event of Default has been cured or waived in writing by the Agent and the Required Lenders (or all Lenders, as applicable). The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The term “or” has, except where otherwise specifically indicated, the inclusive meaning represented by the phrase “and/or.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) time of day means time of day New York, New York, except as otherwise expressly provided; and (vii) the “discretion” of the Agent, the Required Lenders or the Lenders means the sole and absolute discretion of such Person(s). Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the knowledge of” or words of similar import are used in any Loan Documents, it means actual knowledge of a Responsible Officer of the applicable Loan Party or knowledge that such Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

1.5 Dutch Terms. In this Agreement, a reference to:

(a) a “board of directors” means a managing board (bestuur) when a Dutch Loan Party is concerned;

(b) a “director” means a managing director (bestuurder) when a Dutch Loan Party is concerned;

(c) a “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht) when a Dutch Loan Party is concerned;

(d) any “Governing Body” where applicable, includes any competent works council(s) to the extent that any action is required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden);

(e) any “resolutions of the Governing Body” where applicable, includes an unconditional positive advice (advies) from the competent works council(s) if a positive advice is required pursuant to the Works Councils Act of the Netherlands (Wet op de ondernemingsraden);

(f) a “winding up”, “administration” or “dissolution” includes a bankruptcy (faillissement) or dissolution (ontbinding);

(g) a “moratorium” includes surseance van betaling and “a moratorium is declared” or “occurs” includes surseance verleend;

(h) any “action” taken in connection with insolvency proceedings includes a Dutch Loan Party having filed (i) a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990) (for the avoidance of doubt) not where such notice is deemed to have been filed by reason of a request by a Dutch Loan Party for the postponement of its tax liability payments made – and the authorities’ consent to and actual postponement of such payments – in accordance with the Decree on Temporary Measures Coronacrisis (Besluit noodmaatregelen coronacrisis) of the Dutch State Secretary for Finance dated 24 September 2021, no. 2021-191442 (as amended from time to time and to the extent in force at such time), or (ii) any notice under Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);

(i) a “liquidator” includes a curator;

(j) an “administrator” includes a bewindvoerder;

(k) an “attachment” or any form thereof including “attached” includes a beslag;

(l) “gross negligence” means grove schuld;

(m) “willful misconduct” means opzet;

(n) “The Netherlands” means the European part of the Kingdom of The Netherlands and Dutch means in or of the Netherlands;

(o) “works council” includes a works council (ondernemingsraad), central works council (centrale ondernemingsraad), group works council (groepsondernemingsraad), SE works council (SE-ondernemingsraad) and staff meeting (personeelsvergadering);

(p) “insolvency” includes a bankruptcy (faillissement) and moratorium (surséance van betaling); and

(q) a “Subsidiary” includes a dochtermaatschappij as defined in section 2:24a of the Dutch Civil Code (Burgerlijk Wetboek).

1.6 Exchange Rates and Currency Equivalents.

(a) The Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of the Borrowing Base (and each component thereof) and for calculating Value. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenants) shall be the Dollar Equivalent thereof. Without limiting the foregoing, for purposes of determining compliance with any covenant, basket, test or threshold set forth in the Loan Documents (including in Articles VI, VII, VIII and IX of this Agreement), any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as determined in accordance with the terms of this Agreement) as in effect on the date of such incurrence or expenditure (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as determined in accordance with this Agreement) as in effect on the date of the most recent incurrence or expenditures made).

(b) For purposes of determining the Borrowing Base (and each component thereof), the Borrowers shall report (i) asset values with respect to any asset included in the Borrowing Base in the currency shown in the Borrowing Base Companies’ financial records or invoiced by the Borrowing Base Companies, as applicable, for such asset (and otherwise as reasonably requested by the Agent, the relevant currency the Security Jurisdiction for such Borrowing Base Company, (ii) to the extent applicable at any time, any Inventory Reserves with respect to any item of Inventory in the currency in which the asset value for such item of Inventory is reported pursuant to clause (i) above (and otherwise as reasonably requested by the Agent, the relevant currency the Security Jurisdiction for such Borrowing Base Company) and (iii) any Reserve in the currency of the underlying claims, liabilities or obligations giving rise to such Reserve (and otherwise as reasonably requested by the Agent, the relevant currency of the Security Jurisdiction for such Borrowing Base Company).

1.7 Rates. The interest rate on LIBOR Loans and Base Rate Loans (when determined by reference to clause (iii) of the definition of Base Rate) may be determined by reference to the LIBOR Rate, which is derived from USD LIBOR. USD LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In the event that USD LIBOR or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 2.3(j), such Section 2.3(j) provides a mechanism for determining an alternative rate of interest. The Agent will notify the Borrower Agent, pursuant to Section 2.3(j), of any change to the reference rate upon which the interest rate on LIBOR Loans and Base Rate Loans (when determined by reference to clause (iii) of the definition of Base Rate) is based. However, the Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the administration of, submission of, calculation of or any other matter related to USD LIBOR or other rates in the definition of “LIBOR Rate” or with respect to any alternative, successor, or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.3(j), will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or any other Benchmark, or have the same volume or liquidity as did USD LIBOR or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Loan Parties. The Agent may select information sources or services in its discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Loan Party, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.8 Quebec Matters. For purposes of any tangible assets located in the Province of Québec or charged by the Security Documents governed by the laws of the Province of Québec and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “joint and several” shall be deemed to include “solidary”, (l) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault” and (m) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatory”.

ARTICLE II

THE CREDIT FACILITIES

2.1 The Revolving Credit Facility.

(a) Revolving Credit Loans. Each Revolving Credit Lender agrees (severally, not jointly or jointly and severally), subject to Section 2.5(a) and the other terms and conditions of this Agreement, to make revolving credit loans (together with the Swingline Loans, Protective Advances and Overadvances, the “Revolving Credit Loans”) to the Borrowers in Dollars, from time to time during the Revolving Credit Availability Period, at the Borrower Agent’s request to the Agent, in an amount at any one time outstanding not to exceed such Lender’s Revolving Credit Commitment; provided that each of the applicable Revolving Credit Extension Conditions shall be satisfied immediately after giving effect to any such Revolving Credit Loans. Within the foregoing limits and subject to the terms and conditions set forth herein, Revolving Credit Loans may be borrowed, paid, repaid and reborrowed. All Revolving Credit Loans shall be denominated in Dollars and shall be repaid in Dollars.

(b) Borrowing Base. The Agent, at any time in the exercise of its Permitted Discretion, may (i) establish and increase or decrease Reserves against Eligible Receivables, Eligible Inventory, the Borrowing Base and the Aggregate Revolving Credit Commitment, (ii) reduce the advance rates against Eligible Receivables (or any category of Eligible Receivables), Eligible Unbilled Receivables or Inventory, or thereafter increase such advance rates to any level equal to or below the advance rates in effect on the Closing Date and (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of Eligible Receivables, Eligible Unbilled Receivables and Eligible Inventory. The amount of any Reserve established by the Agent, and any changes to the advance rates or the eligibility criteria set forth in the definitions of Eligible Receivables, Eligible Unbilled Receivables or Eligible Inventory, shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such Reserve or change and shall not be duplicative of any other Reserve established and currently maintained. The establishment of any new Reserve category and changes to the methodology for determining a Reserve, or imposition of a new eligibility criteria or changes to advance rates by the Agent, shall only become effective three (3) Business Days after the date of notice by the Agent to the Borrower Agent of such change, imposition or establishment; provided that (A) no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation set forth in this Agreement or previously utilized; (B) no such prior notice shall be required during the continuance of any Default or Event of Default; (C) no such prior notice shall be required with respect to any Reserve established in respect of any Lien that has priority over Agent’s Liens on the Collateral; and (D) the Borrower may not obtain any new Revolving Credit Loans (including Swingline Loans) or Letters of Credit to the extent that such Revolving Credit Loan (including Swingline Loans) or Letter of Credit would cause an Overadvance after giving effect to the establishment or increase of such Reserve as set forth in such notice.

(c) Revolving Credit Notes. The Revolving Credit Loans made by each Revolving Credit Lender may, at the request of such Revolving Credit Lender, be evidenced by a single promissory note payable to the order of such Revolving Credit Lender, substantially in the form of Exhibit A-1 (as amended, restated, supplemented or otherwise modified from time to time, a “Revolving Credit Note” and, collectively, the “Revolving Credit Notes”), executed by the Borrowers and delivered to such Lender in a stated maximum principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment.

(d) Payment. The Borrowers hereby promise to pay all of the Revolving Credit Loans and all other Revolving Obligations in respect thereof (including principal, interest, fees (including any Revolving Credit Termination Premium), costs, and expenses payable under this Agreement and the other Loan Documents) in full on the Termination Date or, if earlier, on the date on which the Revolving Credit Loans and all other Revolving Obligations (other than Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. The Borrowers may borrow, repay and reborrow Revolving Credit Loans, in whole or in part, in accordance with the terms hereof prior to the Termination Date.

2.2 The Delayed Draw Term Loan Facility.

(a) Delayed Draw Term Loans. Each Delayed Draw Term Lender agrees (severally, not jointly or jointly and severally), subject to the terms and conditions of this Agreement, to make term loans (the “Delayed Draw Term Loans”) to the Borrowers in Dollars,

from time to time during the Delayed Draw Availability Period, at the Borrower Agent’s request to the Agent, in an amount at any one time outstanding not to exceed such Lender’s Delayed Draw Term Loan Commitment; provided that each of the applicable Delayed Draw Extension Conditions shall be satisfied immediately after giving effect to any such Delayed Draw Term Loans. Within the foregoing limits and subject to the terms and conditions set forth herein, Delayed Draw Term Loans may be borrowed, paid, repaid and reborrowed. All Delayed Draw Term Loans shall be denominated in Dollars and shall be repaid in Dollars.

(b) Delayed Draw Term Loan Notes. The Delayed Draw Term Loans made by each Delayed Draw Term Lender may, at the request of such Delayed Draw Term Lender, be evidenced by a single promissory note payable to the order of such Delayed Draw Term Lender, substantially in the form of Exhibit A-2 (as amended, restated, supplemented or otherwise modified from time to time, a “Delayed Draw Term Loan Note” and, collectively, the “Delayed Draw Term Loan Notes”), executed by the Borrowers and delivered to such Lender in a stated maximum principal amount equal to such Delayed Draw Term Lender’s Delayed Draw Term Loan Commitment.

(c) Payment. The Borrowers hereby promise to pay all of the Delayed Draw Term Loans and all other Delayed Draw Obligations in respect thereof (including principal, interest, fees (including any Delayed Draw Termination Premium), costs, and expenses payable under this Agreement and the other Loan Documents) in full on the Termination Date or, if earlier, on the date on which the Delayed Draw Term Loans and all other Delayed Draw Obligations become due and payable pursuant to the terms of this Agreement. The Borrowers may borrow, repay and reborrow Delayed Draw Term Loans, in whole or in part, in accordance with the terms hereof prior to the Termination Date.

2.3 Procedure for Borrowing; Notices of Borrowing.

(a) Borrowing. The Borrower Agent shall request each Loan by submitting such request by ABLSoft (or, if requested by the Agent, by delivering, in writing or by an Approved Electronic Communication, a Notice of Borrowing substantially in the form of Exhibit B) (each such request a “Notice of Borrowing”), which request shall specify the requested (i) date of such Borrowing, (ii) whether such Borrowing is to consist of Revolving Credit Loans or Delayed Draw Term Loans and (iii) the aggregate principal amount of such Borrowing.

(b) Revolving Credit Loans.

(i) Subject to the terms and conditions of this Agreement, in the case of any requested Revolving Credit Loan, the Agent shall deliver the amount of the Revolving Credit Loan requested in the Notice of Borrowing for credit to any account of a Borrower as Borrower Agent may specify at a bank acceptable to the Agent (any such account, a “Funding Account”) by wire transfer of immediately available funds (i) on the same day if such request is received by the Agent on or before 10:00 a.m. on a Business Day or (ii) on the immediately following Business Day if the Notice of Borrowing is received by the Agent after 10:00 a.m. on a Business Day or on a day that is not a Business Day. The Agent shall charge to the Loan Account that Agent’s usual and customary fees for the wire transfer of each Revolving Credit Loan.

(ii) Promptly following receipt of a request for Revolving Credit Loans in accordance with Section 2.3(a), the Agent shall advise each Revolving Credit Lender of the details thereof and of the amount of such Lender’s Revolving Credit Loan to be made as part of the requested Borrowing. Each Revolving Credit Lender shall make each Revolving Credit Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m. to the account of the Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Revolving Pro Rata Share. Unless the Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Agent such Lender’s Revolving Pro Rata Share of such Borrowing, the Agent may assume that such Lender has made (or will make) such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Revolving Credit Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Revolving Credit Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at the interest rate applicable to such Revolving Credit Loans. If such Revolving Credit Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Revolving Credit Loan included in such Borrowing.

(c) Delayed Draw Term Loans. Promptly following receipt of a request for Delayed Draw Term Loans in accordance with Section 2.3(a), the Agent shall advise each Delayed Draw Term Lender of the details thereof and of the amount of such Lender’s Delayed Draw Term Loan to be made as part of the requested Borrowing. Each request for a Borrowing of Delayed Draw Term Loans made pursuant to Section 2.3(a) shall be delivered not later than 12:00 p.m., on the date that is four (4) Business Days before a proposed Borrowing. Subject to the terms and conditions of this Agreement, each Delayed Draw Term Lender shall make each Delayed Draw Term Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., to the account of the Agent most recently designated by it for such purpose by notice to the Delayed Draw Term Lenders in an amount equal to such Lender’s Delayed Draw Pro Rata Share. Subject to the terms and conditions of this Agreement, upon receipt of the proceeds of such Delayed Draw Term Loan, the Agent shall deliver the amount of the Delayed Draw Term Loan requested by the Borrower Agent for credit to a Funding Account by wire transfer of immediately available funds.

(d) [Reserved].

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) Swingline Loan.

(i) The Agent, the Swingline Lender and the Revolving Credit Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Agent requests a Revolving Credit Loan, the Swingline Lender may elect to have the terms of this Section 2.3(h) apply to such borrowing request by advancing, on behalf of the Revolving Credit Lenders and in the amount requested, same day funds to the Borrowers (each such Loan made solely by the Swingline Lender pursuant to this Section 2.3(h) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.3(i). Each Borrower hereby authorizes the Swingline Lender to, and Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), deliver the amount of the Swingline Loan requested to the applicable Borrower account (i) on the same day if the Notice of Borrowing is received by the Agent on or before 10:00 a.m. on a Business Day or (ii) on the immediately following Business Day if the Notice of Borrowing is received by the Agent after 10:00 a.m. on a Business Day or on a day that is not a Business Day. The Swingline Lender shall not make any Swingline Loan if applicable Revolving Credit Extension Conditions would not be satisfied after giving effect to such Swingline Loan.

(ii) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Revolving Credit Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Revolving Pro Rata Share. The Swingline Lender may, at any time, require the applicable Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Agent shall promptly distribute to such Lender, such Revolving Credit Lender’s Revolving Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Swingline Loan.

(iii) The Swingline Loans shall be repayable on demand, shall be secured by the Collateral, shall constitute Revolving Credit Loans made in Dollars and Obligations hereunder and shall bear interest at the rate in effect from time to time applicable to the Revolving Credit Loans. The Swingline Loans made by the Swingline Lender may, at the request of the Swingline Lender, be evidenced by a single promissory note payable to the order of the Swingline Lender, in the form of Exhibit A-3 (as amended, restated, supplemented or otherwise modified from time to time, a “Swingline Note”), as executed by the Borrowers and delivered to the Swingline Lender, in a stated amount equal to the maximum amount of the Swingline Loans specified in this subsection.

(i) Settlements. Each Lender’s funded portion of any Loan is intended to be equal at all times to such Lender’s applicable Pro Rata Share of all outstanding Loans under each Facility. Notwithstanding such agreement, the Agent and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrowers) that, to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Loans, Swingline Loans, any Protective Advances and any Overadvances shall take place on a periodic basis in accordance with the following provisions:

(i) The Agent shall request settlement (“Settlement”) with the Appropriate Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent, with respect to (A) each outstanding Swingline Loan, Protective Advance and Overadvance and (B) all payments made by the Borrowers on account of the Loans, in each case by notifying the Appropriate Lenders of such requested Settlement in writing (by electronic transmission or otherwise as permitted hereunder), prior to 2:00 p.m. on the date of such requested Settlement (any such date being a “Settlement Date”).

(ii) Each Appropriate Lender shall make the amount of its Pro Rata Share of the outstanding principal amount of the Swingline Loan, any Protective Advance and any Overadvance with respect to which Settlement is requested available to the Agent in same day funds, for itself or for the account of Agent, to the Agent’s Payment Account prior to 4:00 p.m., on the Settlement Date applicable thereto, regardless of whether the conditions precedent specified in Section 5.2 have then been satisfied. Such amounts made available to the Agent shall be applied against the amounts of the applicable Swingline Loan, Protective Advance and Overadvance, and, together with the portion of such Swingline Loan, any Protective Advance and any Overadvance representing Agent’s Pro Rata Share thereof, shall constitute Revolving Credit Loans of such Lenders. If any such amount is not made available to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) Business Days from and after such Settlement Date and thereafter at the interest rate then applicable to the Revolving Credit Loans.

(iii) Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Agent (whether before or after the occurrence of a Default or an Event of Default), each Revolving Credit Lender shall irrevocably and unconditionally purchase and receive from the Agent, without recourse or warranty, an undivided interest and participation in such Swingline Loan, any Protective Advance and any Overadvance to the extent of such Lender’s Revolving Pro Rata Share thereof, by paying to the Agent, in same day funds, an amount equal to such Lender’s Revolving Pro Rata Share of such Swingline Loan, regardless of whether the conditions precedent specified in Section 5.2 have then been satisfied. If such amount is not made available to the Agent by any Lender, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the interest rate then applicable to the Revolving Credit Loans.

(iv) From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Swingline Loan, Protective Advance or Overadvance under clause (iii) above, the Agent shall promptly distribute to such Lender such Lender’s Pro Rata Share of all payments of principal and interest received by the Agent in respect of such Swingline Loan, Protective Advance and Overadvance.

(j) Benchmark Replacement Setting.

(i) Benchmark Replacement.

(A) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Bank Product Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.3(j)), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (i)(A) or (i)(B) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (i)(C) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(B) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (B) shall not be effective unless the Agent has delivered to the Lenders and the Borrower Agent a Term SOFR Notice. For the avoidance of doubt, the Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower Agent and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, and (D) the commencement of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Agent as set forth in this Section 2.3(j) may be provided, at the option of the Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.3(j), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.3(j).

(iv) Benchmark Unavailability Period. Upon the Borrower Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Agent may revoke any request for a Borrowing based upon the LIBOR Rate or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower Agent will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of the Base Rate based upon the then-current Benchmark will not be used in any determination of the Base Rate.

(v) USD LIBOR Benchmark Transition Event. On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of USD LIBOR, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for USD LIBOR for: (a) 1-week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to USD LIBOR pursuant to the terms of this Agreement and that any obligation of the Agent to notify any parties of such Benchmark Transition Event pursuant to Section 2.3(j)(iii) shall be deemed satisfied.

2.4 Application of Proceeds. The proceeds of the Loans shall be used by the Borrowers to refinance existing Indebtedness, for their general working capital purposes, for expenses incurred by the Borrowers in connection herewith and for other, general purposes consistent with the terms of this Agreement.

2.5 Mandatory Prepayments and Optional Prepayments.

(a) Maximum Amount. In no event shall the Aggregate Revolving Credit Outstandings exceed the Line Cap (other than solely as a result of Protective Advances and Overadvances permitted under Section 2.15), including as a result of any change in the Letter of Credit Usage Excluded Amount.

(b) Revolving Credit Facility – Mandatory Prepayments. In addition to any prepayment required in accordance with Section 10.2 as a result of an Event of Default hereunder, the Revolving Credit Loans shall be subject to mandatory prepayment as follows:

(i) immediately upon discovery by or notice to the Borrower Agent from the Agent that any of the lending limits set forth in Section 2.1(a) or Section 2.5(a) have been exceeded (other than solely as a result of Protective Advances and Overadvances permitted under Section 2.15), the Borrowers shall pay to the Agent, for the benefit of the Revolving Credit Lenders, an amount sufficient to reduce the outstanding principal balance of the Revolving Credit Loans (but, for the avoidance of doubt, without any corresponding reduction in Revolving Credit Commitments), Collateralize outstanding Letters of Credit, or any combination thereof, to the applicable maximum allowed amount, and such amount shall become due and payable by the Borrowers without the necessity of a demand by the Agent or any Lender;

(ii) within three (3) Business Days after the consummation by any Loan Party or any Subsidiary from any Asset Dispositions permitted by Sections 8.5(l) or (n), the Loan Parties shall, subject to Section 10.5(d), pay or cause to paid to the Agent, for application to outstanding Revolving Credit Loans (but, for the avoidance of doubt, without any corresponding reduction in Revolving Credit Commitments), cash proceeds of such disposition in an amount equal to the amount by which the Borrowing Base is reduced as a result of disposition.

(c) Revolving Credit Facility – Voluntary Prepayments. The Borrowers may, at any time and from time to time, prepay the Revolving Credit Loans, in whole or in part (subject, in the case of the Payment in Full of all the Revolving Credit Loans, to the additional requirements of Section 4.6), upon at least one (1) Business Days’ irrevocable notice by the Borrower Agent to the Agent, specifying the date and amount of prepayment; provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Borrowers (by written notice to the Agent on or prior to the specified date) if such condition is not satisfied. If such notice is given, the Borrowers shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein accompanied by the amount of accrued and unpaid interest thereon.

(d) Delayed Draw Term Loan Facility – Mandatory Prepayments. In addition to any prepayment required in accordance with Section 10.2 as a result of an Event of Default hereunder, the Delayed Draw Term Loans shall be subject to mandatory prepayment immediately upon discovery by or notice to the Borrower Agent from the Agent that the Collateral to Debt

Ratio is less than one hundred and thirty percent (130%), in which case, the Borrowers shall pay the Agent, for the benefit of the Delayed Draw Term Lenders, an amount sufficient to reduce the outstanding principal balance of the Delayed Draw Term Loans (but without any corresponding reduction in the Delayed Draw Term Loan Commitments) to the applicable maximum allowed amount, and such amount shall become due and payable by the Borrowers without the necessity of a demand by the Agent or any Delayed Draw Term Lender, unless such prepayment is waived or deferred by the Required Delayed Draw Term Lenders; provided that if so deferred, the Required Delayed Draw Term Lenders reserve the right to demand such prepayment at any later date in their sole discretion as long as the Collateral to Debt Ratio continues to be less than one hundred and thirty percent (130%) as of such date.

(e) Delayed Draw Term Loan Facility – Voluntary Prepayments. The Borrowers may, at any time and from time to time, prepay the Delayed Draw Term Loans, in whole or in part (subject, in the case of the Payment in Full of all Loans, to the additional requirements of Section 4.6), upon at least one (1) Business Days’ irrevocable notice by the Borrower Agent to the Agent, specifying the date and amount of prepayment; provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Borrowers (by written notice to the Agent on or prior to the specified date) if such condition is not satisfied. If such notice is given, the Borrowers shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein accompanied by the amount of accrued and unpaid interest thereon.

(f) Delayed Draw Term Loan Payment Conditions. Notwithstanding anything to the contrary in this Agreement (including Section 2.5(d) or (e)) or any other Loan document, no payment or prepayment shall be made in respect of the principal, interest or fees in respect of the Delayed Draw Term Loans, unless (i) pursuant to Section 10.5, or (ii) the Delayed Draw Term Loan Payment Conditions are satisfied.

(g) Termination Date. The entire outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon and all fees and Lender Group Expenses payable by the Borrowers hereunder, shall become due and payable on the Termination Date.

(h) Application of Funds. Subject to the provisions of Section 10.5, (i) at all times after the occurrence and during the continuance of an Increased Reporting Period and notification thereof by the Agent to the Borrower Agent, all amounts received in the Concentration Account on each Business Day at or before 1:00 p.m. in accordance with Section 2.7 and (ii) all amounts received pursuant to Section 2.5(b)(i) shall, in each case, be applied by the Agent in the following order: first, to prepay the Swingline Loans until paid in full, second, to prepay the Revolving Credit Loans until paid in full (without a reduction in the Revolving Credit Commitments), and third, to the extent of any remaining excess, to provide Collateralization in respect of Letter of Credit in the manner set forth in Section 10.2(a)(iii).

2.6 Maintenance of Loan Account; Statements of Account. The Agent shall maintain a loan account for the Borrowers reflecting all outstanding Loans, along with interest accrued thereon and such other items reflected therein (the “Loan Account”), and shall provide the Borrower Agent with a monthly accounting reflecting the activity in the Loan Account, viewable by the Borrower Agent on ABLSoft. Each accounting shall be deemed correct, accurate and binding on the Borrowers and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by the Agent), unless the Borrower Agent notifies the Agent in writing to the contrary within thirty (30) days after such account is rendered, describing the nature of any alleged errors or omissions. However, the Agent’s failure to maintain the Loan Account or to provide any such accounting shall not affect the legality or binding nature of any of the Obligations. Interest, fees and other monetary Obligations (including Lender Group Expenses) due and owing under this Agreement may, in the Agent’s discretion, be charged to the Loan Account, and will thereafter be deemed to be Revolving Credit Loans and will bear interest at the same rate as other Revolving Credit Loans.

2.7 Cash Management; Control Agreements; Lockboxes.

(a) On or prior to the Closing Date, each U.S. Loan Party and each Canadian Loan Party shall enter into a Control Agreement with each depository bank with which each U.S. Loan Party and each Canadian Loan Party maintains each deposit account into which collections of Receivables are deposited (such deposit accounts, collectively, the “North American Collection Accounts”); provided, however, that to the extent it is not possible to establish Control Agreements with respect to any North American Collection Account (other than any such North American Collection Account maintained with Citibank, N.A. or its affiliates or branches) by the Closing Date, each U.S. Loan Party and each Canadian Loan Party shall use commercially reasonable efforts to establish Control Agreements in respect thereof as promptly as possible following the Closing Date. On or prior to the date that is ninety (90) days after the Closing Date (or such later date as the Agent may agree in its sole discretion), each Loan Party shall enter into a Control Agreement with (i) the depository bank which maintains such Loan Parties’ main concentration account (the “Concentration Account”) and (ii) each depository bank, securities intermediary or other financial institution with which such Loan Party maintains each deposit account, securities account or commodities account (the Concentration Account, each North American Collection Account, each Lockbox Account and each deposit account, securities account or commodities account at any time subject to a Control Agreement, other than Restricted Accounts, a “Blocked Account”) and shall at all times thereafter cause all such accounts to be maintained as Blocked Accounts; provided, that, no Loan Party shall be required to enter into a Control Agreement with respect to Restricted Accounts. On or prior to the date that is ninety (90) days after the Closing Date (or such later date as the Agent may agree in its sole discretion), each U.S. Loan Party shall have opened new North American Collection Accounts with an Acceptable Bank, and shall have complied with the requirements of the immediately preceding sentence with respect to each such North American Collection Account and shall have instructed each of their applicable account debtors to direct payments in respect of Receivables to the appropriate new North American Collection Account.

(b) On or prior to the date that is ninety (90) days after the Closing Date (or such later date as the Agent may agree in its sole discretion), each U.S. Loan Party and each Canadian Loan Party shall have entered into one or more agreements with an Acceptable Bank with respect to Receivables payable to such Loan Party (each, a “Lockbox Agreement” or, collectively, the “Lockbox Agreements”), pursuant to which the Loan Parties shall have established (or directed the applicable depositary bank to establish) one or more post office boxes to be used for the sole and exclusive purpose of receiving all checks, drafts, instruments and other items of payment in respect of Receivables and other Collateral (each, a “Lockbox” or, collectively, the “Lockboxes”), and in connection therewith, the Loan Parties shall have opened with the applicable depositary bank one or more deposit accounts (each, a “Lockbox Account” and, collectively, the “Lockbox Accounts”).

(c) Unless the Agent has given contrary instructions to the applicable depositary bank, securities intermediary or financial institution during an Increased Reporting Period pursuant to the applicable Control Agreement, each Loan Party shall give instructions to cause all proceeds of Collateral and all other amounts otherwise constituting or received in respect of proceeds of Collateral received in Blocked Account of such Loan Party other than the Concentration Account, in each case to be transferred each Business Day (or with such other frequency as the Agent may agree) to the Concentration Account.

(d) During an Increased Reporting Period, unless the Agent has given contrary instructions to the applicable depositary bank, securities intermediary or financial institution pursuant to the applicable Control Agreement, each Loan Party shall give instructions to cause the wire transfer on each Business Day (whether or not there are at the time outstanding Loans) of all available amounts in Blocked Accounts to the Concentration Account (excluding, for the avoidance of doubt, amounts held in Restricted Accounts), from:

(i) the sale of Inventory;

(ii) all proceeds of collections of Receivables; and

(iii) each Blocked Account (including all cash and other amounts held therein).

(e) Each Loan Party may close deposit accounts, securities accounts or commodities accounts and/or open new deposit accounts, securities accounts or commodities accounts, subject to the execution and delivery to the Agent of appropriate Control Agreements to the extent required by the provisions of this Section 2.7. Each Loan Party shall furnish the Agent with prior written notice of its intention to close a Blocked Account or to open any deposit account, securities account or commodities account. In addition, upon the Agent’s request, the Borrower Agent shall provide such information with respect to Restricted Accounts as the Agent may reasonably request.

(f) Each Borrower hereby acknowledges and agrees on behalf of itself and each other Loan Party that (i) the funds on deposit in the Concentration Account, all other Blocked Accounts shall at all times continue to be collateral security for all of the Obligations and (ii) during the existence and continuance of an Increased Reporting Period, such Loan Party shall have no right of withdrawal from the Concentration Account and the funds on deposit in the Concentration Account (and any other Blocked Account that are not being transferred to the Concentration Account) shall be transferred to the Agent’s Payment Account for application to the Obligations (but, for the avoidance of doubt, without any corresponding reduction in Commitments) as provided in this Agreement (except for (A) proceeds of assets, other than Collateral, subject to Permitted Liens, to the extent such proceeds are required to be applied to the payment of the applicable obligations secured thereby and (B) proceeds of assets required to be otherwise applied in accordance with the terms of the Intercreditor Agreement). In the event that any Loan Party receives or otherwise has dominion and control of any such proceeds or collections in contravention of the provisions of this Section 2.7, such proceeds and collections shall be held in trust by such Person for the Agent, shall not be commingled with any of such Person’s other funds or deposited in any account of such Person and shall promptly be deposited into the Concentration Account or dealt with in such other fashion as such Person may be instructed by the Agent.

(g) Any amounts received in the Concentration Account at any time when all of the Obligations have been Paid in Full shall, upon the request of Borrower Agent and subject to applicable law, be remitted to the operating account of the Borrower Agent.

(h) The Agent may give any notice of exclusive control or similar notice for any Blocked Account at such time as an Increased Reporting Period has occurred and is continuing. The Agent shall not give any notice of exclusive control or similar notice for any Blocked Account unless an Increased Reporting Period has occurred and is continuing. The Agent shall promptly (but in any event within three (3) Business Days) furnish written notice to each Person with whom a Blocked Account is maintained of any termination of an Increased Reporting Period. So long as no Increased Reporting Period is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts, in each case subject to the other provisions of this Agreement and the other Loan Documents.

(i) For purposes of determining the Borrowing Base, all amounts received by the Agent in satisfaction of the Obligations will be credited to the Loan Account and the Collateral balances to which they relate upon the Agent’s receipt of an advice from the Agent’s bank that such items have been credited to the Agent’s account at the Agent’s bank (or upon the Agent’s deposit thereof at the Agent’s bank in the case of payments received by the Agent in kind), in each case subject to final payment and collection. However, during the continuance of each an Increased Reporting Period or at any time when proceeds are being applied pursuant to Section 10.5, for purposes of computing interest on the Obligations, such items shall be deemed applied by the Agent one (1) Business Day after the Agent’s receipt of advice of deposit thereof at the Agent’s bank.

2.8 Term. The term of this Agreement shall be for a period from the Closing Date through and including the Termination Date. Notwithstanding the foregoing, the Borrowers shall have no right to terminate this Agreement at any time that any Obligations are outstanding, except upon Payment in Full of all Obligations.

2.9 Payment Procedures.

(a) Loan Account. Borrowers hereby authorize the Agent to charge the Loan Account with the amount of all principal, interest, fees, Lender Group Expenses and other payments to be made hereunder and under the other Loan Documents. The Agent may, but shall not be obligated to, discharge Borrowers’ payment obligations hereunder by so charging the Loan Account.

(b) Time of Payment. Each payment by the Borrowers on account of principal, interest, fees or Lender Group Expenses hereunder shall be made to the Agent. All payments to be made by the Borrowers hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 4:00 p.m. on the due date thereof to the Agent, for the account of the Lenders according to their Pro Rata Shares (except as expressly otherwise provided), at the Agent’s Payment Account in immediately available funds. Except for payments which are expressly provided to be made (i) for the account of the Agent or the Swingline Lender only or (ii) under the settlement provisions of Section 2.3(i), the Agent shall distribute all payments to the Lenders on the Business Day following receipt in like funds as received. Notwithstanding anything to the contrary contained in this Agreement, if a Lender or any of its Affiliates exercises its right of setoff under Section 12.3 or otherwise, any amounts so recovered shall promptly be shared by such Lender with the other Lenders according to their respective Pro Rata Shares.

(c) Next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest due hereunder.

(d) Application. Subject to Section 10.5, the Agent shall have the continuing and exclusive right, if an Event of Default exists, to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or the Agent receives any payment or proceeds of the Collateral for any Borrower’s benefit, which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by the Agent.

2.10 Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender (at the request of the Borrower Agent) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.11 Replacement of Lenders. If any Lender requests compensation under Section 4.10(a), or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.10, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice by the

Borrower Agent to such Lender and the Agent, require such Lender to assign and delegate (and such Lender agrees to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in, and the consents required by, Section 12.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10(a) or Section 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Borrowers shall have paid to the Agent the assignment fee (if any) specified in Section 12.7; (b) such Lender shall have received payment of an amount equal to the outstanding principal of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); (c) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter; (d) such assignment does not conflict with applicable law; and (e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall consent, at the time of such assignment, to each applicable amendment, waiver or consent. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Nothing in this Section 2.11 shall be deemed to prejudice any rights that the Borrowers or any Lender that is not a Defaulting Lender may have against any Defaulting Lender.

2.12 Defaulting Lenders.

(a) The Agent may recover all amounts owing by a Defaulting Lender on demand, and all such amounts owing shall bear interest at a per annum rate equal to two percent (2%) above the per annum rate that would otherwise be applicable to the Loans of such Lender until Paid in Full.

(b) The failure of any Defaulting Lender to fund its Pro Rata Share of any Borrowing shall not relieve any other Lender of its obligation to fund its Pro Rata Share of such Borrowing. Conversely, no Lender shall be responsible for the failure of another Lender to fund such other Lender’s Pro Rata Share of a Borrowing.

(c) The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers to the Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. The Agent may hold and, in its Permitted Discretion, apply any or all of such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Collateralize such Lender’s Fronting Exposure, or re-lend to the Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a Lender and such Lender’s Commitment or Loans, as applicable, for such purposes shall be deemed to be zero (0). This Section shall remain effective with respect to such Lender until the Defaulting Lender has ceased to be a Defaulting Lender. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender or to relieve or excuse the performance by any of the Borrowers of their duties and obligations hereunder.

(d) The Agent, at its election, at any time, may require that the reimbursement obligations of a Defaulting Lender in respect of Letters of Credit be reallocated to, and assumed by, the other Revolving Credit Lenders based on their respective Revolving Pro Rata Shares (calculated as if the Defaulting Lender’s Revolving Pro Rata Share was zero (0)); provided that no Revolving Credit Lender shall be reallocated, or required to fund, any such amounts that could would cause the sum of such Revolving Credit Lender’s outstanding Revolving Credit Loans and outstanding reimbursement obligations in respect of Letters of Credit to exceed its Revolving Credit Commitment.

(e) If the Agent determines, in its sole discretion, that a Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateralization), that the Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders under the applicable Facility or take such other actions as the Agent may determine to be necessary to cause the Loans and the funded and unfunded participations in Letters of Credit to be held by the Lenders in accordance with their Pro Rata Shares under each applicable Facility (without giving effect to Section 2.12(c) above) whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 2.11, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.13 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of the Borrower Agent (which shall be irrevocable) made in accordance herewith, Letter of Credit Issuer agrees to issue a requested Letter of Credit in Dollars for the account of the Borrowers of a tenor and containing terms acceptable to the Borrower Agent, the Agent and the Letter of Credit Issuer, in a maximum aggregate face amount outstanding at any time not to exceed an applicable Letter of Credit Issuer Sublimit or the Letter of Credit Sublimit; provided that (i) the Letter of Credit Issuer shall have no obligation to cause to be issued any Letter of Credit with a termination date after the Termination Date and (ii) if a Letter of Credit is issued with an expiration date after the Termination Date, the Borrowers shall Collateralize such Letter of Credit in full immediately. The term of any Letter of Credit shall not exceed three hundred sixty-five (365) days from the date of issuance, subject to renewal in accordance with the terms thereof (provided that any notice of extension shall be required at least thirty (30) days prior to the expiration of any Letter of Credit hereunder), but in no event to a date beyond the Termination Date. All Letters of Credit shall be subject to the limitations set forth in Section 2.5, and a sum equal to the aggregate amount of all outstanding Letters of Credit shall be included in calculating outstanding amounts for purposes of determining compliance with Section 2.5. Without limitation of the foregoing, but for the avoidance of any doubt, the maximum amount of all unexpired Letters of Credit outstanding at any one time, when aggregated with (without duplication) all Revolving Credit Loans and

Swingline Loans shall not exceed Line Cap. The Borrowers, the Lenders, the Letter of Credit Issuer and the Agent hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Letter of Credit Issuer at the request of the Borrowers on the Closing Date.

(b) Immediately upon issuance, amendment, renewal, or extension of any Letter of Credit by the Letter of Credit Issuer in accordance with the procedures set forth in this Section 2.13, without any further action on the part of the Letter of Credit Issuer or any Revolving Credit Lenders, each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Letter of Credit Issuer and the Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, of the liability and obligations under and with respect to such Letter of Credit and the Letter of Credit Agreement (including all obligations of the Borrowers with respect thereto, other than amounts owing to the Letter of Credit Issuer or Agent pursuant to the first sentence of Section 4.5) and any security therefor or guaranty pertaining thereto.

(c) Whenever the Borrower Agent desires the issuance of a Letter of Credit, the Borrower Agent shall deliver to the Agent and the Letter of Credit Issuer a written notice no later than 2:00 p.m. at least ten (10) Business Days (or such shorter period as may be agreed to by the Agent and the Letter of Credit Issuer) in advance of the proposed date of issuance of a letter of credit, such notice to be substantially in the form provided by the Letter of Credit Issuer (a “Letter of Credit Request”). The transmittal by the Borrower Agent of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower Agent that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of this Section 2.13. Prior to the date of issuance of each Letter of Credit, the Borrower Agent shall provide to the Agent and the Letter of Credit Issuer a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary on or prior to the expiration date of such Letter of Credit, would require the Letter of Credit Issuer to make payment under such Letter of Credit. Each of Agent and the Letter of Credit Issuer, in its Permitted Discretion, may require different forms or changes in any such documents and certificates. No Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the second Business Day after the date on which such draft is presented.

(d) Upon any request for a drawing under any Letter of Credit by the beneficiary thereof, (i) the Borrower Agent shall be deemed to have timely given a Notice of Borrowing to the Agent for a Revolving Credit Loan on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) without regard to satisfaction of the applicable conditions specified in Section 5.2 and the other terms and conditions of borrowings contained herein, the Revolving Credit Lenders shall, on the date of such drawing, make Revolving Credit Loans in the amount of such drawing, the proceeds of which shall be applied directly by the Agent to reimburse the Letter of Credit Issuer for the amount of such drawing or payment. If for any reason, proceeds of Revolving Credit Loans are not received by the Agent on such date in an amount equal to the amount of such drawing, the Borrowers shall reimburse the Agent, on the Business Day immediately following the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 4.1(a) or 4.2, as applicable.

(e) As among the Borrowers, the Agent, the Letter of Credit Issuer and each Lender, the Borrowers assume all risks of the acts and omissions of the Agent and the Letter of Credit Issuer (other than for the gross negligence or willful misconduct of the Agent or the Letter of Credit Issuer) or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Lenders nor the Letter of Credit Issuer shall be responsible (i) for the accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letters of Credit even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher, (iv) for errors in interpretation of technical terms, (v) for any loss or delay in the transmission or otherwise of any document required to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vi) for the misapplication by the beneficiary of any such Letter of Credit, of the proceeds of any drawing honored under such Letter of Credit, and (vii) for any consequences arising from causes beyond the control of the Letter of Credit Issuer, the Agent or the Lenders, provided that the foregoing shall not release the Agent or the Letter of Credit Issuer for any liability for its gross negligence or willful misconduct. None of the above shall affect, impair, or prevent the vesting of any of Agent’s rights or powers hereunder. Any action taken or omitted to be taken by the Agent or the Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct of the Agent or the Letter of Credit Issuer, as the case may be, shall not create any liability of the Agent or the Letter of Credit Issuer to any Borrower or any Lender.

(f) The obligations of the Borrowers to reimburse the Letter of Credit Issuer for drawings honored under the Letters of Credit and the obligations of the Revolving Credit Lenders under this Section 2.13 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, or any Letter of Credit Agreement; (ii) the existence of any claim, setoff, defense or other right which any Borrower or any Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Agent, any Lender or any other Person, whether in connection with this Agreement, the other Loan Documents, the transactions contemplated herein or therein or any unrelated transaction; (iii) any draft, demand, certificate or other documents presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or (vi) that a Default or Event of Default shall have occurred and be continuing.

(g) Any Letter of Credit Issuer may resign as Letter of Credit Issuer hereunder at any time upon notice to the Revolving Credit Lenders, the Agent and the Borrower Agent, which notice shall be delivered (i) concurrently with any permitted assignment of such Letter of Credit Issuer’s interests hereunder as a Revolving Credit Lender, or (ii) otherwise, thirty (30) days in advance of its effective date. From and after the effective date of resignation, the retiring Letter of Credit Issuer shall continue to have all rights and obligations of a Letter of Credit Issuer under the Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to extend or issue new Letters of Credit.

(h) Each Borrower irrevocably appoints each Letter of Credit Issuer as its attorney-in-fact and authorizes such Letter of Credit Issuer, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

2.14 Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Obligations payable to such Lender hereunder at such time in excess of its applicable Pro Rata Share, such Lender shall forthwith purchase from the other Appropriate Lenders (other than any Defaulting Lender) such participations in the Obligations payable to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender’s applicable Pro Rata Share of such recovery together with an amount equal to such Lender’s applicable Pro Rata Share of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

2.15 Protective Advances and Optional Overadvances.

(a) Subject to the limitations set forth below and notwithstanding anything to the contrary in this Agreement, the Agent is authorized by the Borrowers and the Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to), to make Revolving Credit Loans to Borrowers, on behalf of all Lenders, which Agent, in its Permitted Discretion deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans or other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Loan Parties pursuant to the terms of this Agreement, including payments of reimbursable expenses (including fees and Lender Group Expenses) and other sums payable under the Loan Documents (any of such Revolving Credit Loans are herein referred to as “Protective Advances”); provided that (A) the aggregate amount of Protective Advances plus Overadvances outstanding at any time shall not at any time exceed ten percent (10.0%) of the Aggregate Revolving Credit Commitment, (B) after giving effect to such Revolving Credit Loans, the aggregate outstanding amount (without duplication) of Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit shall not exceed one hundred and ten percent (110.0%) of the Borrowing Base on such Borrowing Date, and (C) in no event shall the making of any Protective Advance cause the aggregate outstanding amount of Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit to exceed the Aggregate Revolving Credit Commitment on such Borrowing Date. Protective Advances may be made even if the conditions precedent to Borrowing set forth in Section 5.2 have not been satisfied. Notwithstanding anything to the contrary set forth in Section 2.2, at any time that there is sufficient Excess Availability and the conditions set forth in Section 5.2 have been satisfied, the Agent may request the Revolving Credit Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time the Agent may require the Revolving Credit Lenders to fund their risk participations described in Section 2.15(c) below. The Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof.

(b) Subject to the limitations set forth below and notwithstanding anything to the contrary in this Agreement, the Agent is authorized by the Borrowers and the Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to), to knowingly and intentionally, continue to make Revolving Credit Loans to the Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as, after giving effect to such Revolving Credit Loans, the aggregate outstanding amount (without duplication) of Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit shall not exceed the lesser of (i) one hundred and ten percent (110.0%) of the Borrowing Base as of such Borrowing Date, and (ii) the Aggregate Revolving Credit Commitment on such Borrowing Date. If any Overadvance remains outstanding for more than thirty (30) days, unless otherwise agreed to by the Required Lenders, the Borrowers shall immediately repay the Revolving Credit Loans in an amount sufficient to eliminate all such Overadvances. The Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof. The foregoing provisions are meant for the benefit of the Lenders and the Agent and are not meant for the benefit of the Borrowers, which shall continue to be bound by the provisions of Section 2.5(a).

(c) Upon the making of a Protective Advance or an Overadvance by the Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Agent without recourse or warranty an undivided interest and participation in such Protective Advance or such Overadvance, as the case may be, in proportion to its Pro Rata Share. On any Business Day, the Agent may, in its sole discretion, give notice to the Lenders that the Lenders are required to fund their risk participation in Protective Advances and Overadvances, in which case each Lender shall fund its participation on the date specified in such notice. Notwithstanding the foregoing, the Agent may also request Settlement of all Protective Advances and Overadvances in accordance with Section 2.3(i). From and after the date, if any, on which any Revolving Credit Lender is required to fund its participation in any Protective Advance or Overadvance purchased hereunder, the Agent shall promptly distribute to such Revolving Credit Lender, such Revolving Credit Lender’s Revolving Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Advance or Overadvance.

(d) Each Protective Advance and each Overadvance shall be deemed to be a Revolving Credit Loan hereunder, and, prior to Settlement therefor, all payments on the Protective Advances and Overadvances, including interest thereon, shall be payable to the Agent solely for its own account. Protective Advances and Overadvances shall be repayable upon demand, shall be secured by the Collateral, shall constitute Loans and Obligations hereunder and shall bear interest at the rate in effect from time to time applicable to the Revolving Credit Loans. The provisions of this Section 2.15 are for the exclusive benefit of the Agent, the Swingline Lender, and the Revolving Credit Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

ARTICLE III

[RESERVED]

ARTICLE IV

INTEREST, FEES AND EXPENSES

4.1 Interest.

(a) Rates of Interest. Subject to Section 4.2, all Loans shall bear interest on the unpaid principal amount thereof from the date such Loans are made until, in all cases, the date such Loans are Paid in Full, as follows:

(i) if a Revolving Credit Loan, at a rate per annum equal to the sum of (A) the LIBOR Rate, plus (B) the Applicable Margin for LIBOR Loans; provided that, in the event that the LIBOR Rate is unavailable for any reason (including as a result of the occurrence of any event described in Section 4.10(b) or (c)), then such rate shall be a rate per annum equal to the sum of (A) the Base Rate, plus (ii) the Applicable Margin for Base Rate Loans; and

(ii) if a Delayed Draw Term Loan, at a rate per annum equal to the sum of (A) the LIBOR Rate, plus (B) 10.00% per annum; provided that, in the event that the LIBOR Rate is unavailable for any reason (including as a result of the occurrence of any event described in Section 4.10(b) or (c)), then such rate shall be a rate per annum equal to the sum of (A) the Base Rate, plus (ii) 9.00% per annum.

Interest hereunder (including interest arising pursuant to Section 4.2) shall be due and payable in accordance with the terms hereof before and after judgment, and before and after any Insolvency Event.

(b) Interest Payment Dates. Except as provided in Section 4.2, interest on each Loan shall be due and payable in arrears on (i) the first day of each month, (ii) on the date of any prepayment of such Loan, (iii) on the Termination Date and (iv) at such other times as may be specified herein. Notwithstanding the foregoing, the Borrowers may elect to pay fifty percent (50%) of the interest payable pursuant to clause (i) of the immediately preceding sentence in respect of the Delayed Draw Term Loans in kind by having such interest capitalized, compounded and added to the unpaid principal amount of the Delayed Draw Term Loans (the “Delayed Draw PIK Option”) on the applicable monthly interest payment date in lieu of cash payment of such interest, whereupon (subject to the last sentence of this Section 4.1(b)) on such monthly interest payment date the aggregate outstanding principal amount of the applicable Delayed Draw Term Loans shall be automatically increased by the amount of such interest paid in kind (which interest paid in kind shall be treated as principal of the Delayed Draw Term Loans for all purposes hereunder). The Borrower Agent shall notify the Agent in writing of its exercise of the Delayed Draw PIK Option no later than ten (10) Business Days prior to the relevant monthly interest payment date. The Agent shall deliver to the Delayed Draw Term Lenders prompt written notice of the Borrower Agent’s exercise of any such Delayed Draw PIK Option, and unless the Required Delayed Draw Term Lenders shall have notified the Borrower Agent and the Agent in writing of Required Delayed Draw Term Lenders’ election to prohibit such exercise of the Delayed Draw PIK Option by the date that is five (5) Business Days prior to the relevant monthly interest payment date, the Borrower shall be permitted to exercise the Delayed Draw PIK Option on the relevant monthly interest payment date.

(c) No Requirement of Match Funding. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.

4.2 Interest After Event of Default.

(a) Upon notice from the Agent to the Borrower Agent after any Event of Default (which notice may be given at the option of the Agent and shall be given at the direction of the Required Lenders), or automatically upon the occurrence of any Event of Default under Section 10.1(d), all outstanding monetary Obligations shall bear interest, at all times thereafter while such Event of Default is continuing, at a fluctuating interest rate per annum equal to (i) with respect to the Revolving Obligations, the Revolving Default Rate, and (ii) with respect to the Delayed Draw Obligations, the Delayed Draw Default Rate, in each case, to the fullest extent permitted by applicable laws until such Event of Default shall have been cured or waived.

(b) Interest accrued pursuant to Section 4.2(a), including accrued and unpaid interest on past due amounts (and interest on past due interest), shall be due and payable upon demand.

4.3 Unused Delayed Draw Commitment Fee. The Borrowers shall pay to the Agent, for the ratable benefit of the Delayed Draw Term Lenders, a commitment fee (the “Unused Delayed Draw Commitment Fee”), subject to adjustment as provided in Section 2.12, in respect of each Loan Year equal to three percent (3.00%) per annum, multiplied by the difference, if positive, between (a) the average daily amount of the Aggregate Delayed Draw Term Loan Commitment during the applicable Loan Year (or portion thereof), minus (b) the average daily amount of the Aggregate Delayed Draw Term Loan Outstandings during the applicable Loan Year (or portion thereof). The Unused Delayed Draw Commitment Fee shall accrue at all times during the Delayed Draw Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable annually in arrears on the first Business Day of each Loan Year, commencing with the first such date to occur after the Closing Date, and on the last day of the Delayed Draw Availability Period.

4.4 Unused Revolving Credit Commitment Fee. The Borrowers shall pay to the Agent, for the ratable benefit of the Revolving Credit Lenders, a monthly unused commitment fee (the “Unused Revolving Credit Commitment Fee”), subject to adjustment as provided in Section 2.12, equal to one-half of one percent (0.50%) per annum, multiplied by the difference, if positive, between (a) the average daily amount of the Aggregate Revolving Credit Commitment during the applicable month (or portion thereof), minus (b) the average daily amount of the Aggregate Revolving Credit Outstandings (excluding the principal amount of Swingline Loans) during the applicable month (or portion thereof). The Unused Revolving Credit Commitment Fee shall accrue at all times during the Revolving Credit Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable monthly in arrears on the first day of each month, commencing with the first such date to occur after the Closing Date, and on the last day of the Revolving Credit Availability Period.

4.5 Fronting Fees and Letter of Credit Fees.

(a) The Borrowers shall pay to the Letter of Credit Issuer for its own account (i) a fronting fee in respect of each Letter of Credit issued by the Letter of Credit Issuer for the account of the Borrowers in an amount equal to one-eighth of one percent (0.125%) of each such Letter of Credit, which fee shall be payable upon the issuance thereof and (ii) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred.

(b) The Borrowers shall pay to the Agent, for the ratable benefit of the Revolving Credit Lenders, in respect of each Letter of Credit, a fee equal to (a) the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Loans, multiplied by (b) the daily average of the amount of the Letters of Credit outstanding during the preceding month (or portion thereof) (the “Letter of Credit Fee”), subject to adjustment as provided in Section 2.12. The Letter of Credit Fee shall be due and payable monthly in arrears on the first day of each month, commencing with the first such date to occur after the Closing Date, and on the last day of the Revolving Credit Availability Period.

4.6 Termination Premiums.

(a) Revolving Credit Termination Premium.

(i) If, before the third anniversary of the Closing Date, a Revolving Credit Termination Premium Trigger Event occurs, then on the date of such Revolving Credit Termination Premium Trigger Event, the Borrowers shall be required to pay to the Agent, for the ratable benefit of the Revolving Credit Lenders, an amount equal to the applicable Revolving Credit Termination Premium. The applicable Revolving Credit Termination Premium shall be calculated, earned and due and payable on and as of the date of each applicable Revolving Credit Termination Premium Trigger Event. Each Revolving Credit Termination Premium shall be in addition to any required payment of principal and unpaid accrued interest and other amounts due in connection with each applicable

Revolving Credit Termination Premium Trigger Event. Notwithstanding anything to the contrary in this Agreement, no Revolving Credit Termination Premium shall be due for (A) any voluntary termination of the Revolving Credit Commitments occurring during the thirty (30) day period immediately preceding the Scheduled Maturity Date, so long as the Borrower Agent provides the Agent thirty (30) days’ prior written notice of such voluntary termination of the Revolving Credit Commitments, and (B) any repayment of the Revolving Credit Loans with respect to any refinancing of such Revolving Credit Loans pursuant to which an Eclipse Affiliate shall act as administrative agent, solely to the extent consummated (I) by any of the Revolving Credit Lenders, (II) on or after the second anniversary of the Closing Date and (III) in order to extend the maturity of such Revolving Credit Loans.

(ii) Each Borrower acknowledges and agrees that (A) the Revolving Credit Lenders will have suffered damages on account of any of the foregoing events and that, in view of the difficulty in ascertaining the amount of such damages, the Revolving Credit Termination Premium constitutes reasonable compensation and liquidated damages to compensate the Revolving Credit Lenders on account thereof, and (B) payment of the Revolving Credit Termination Premium due hereunder is reasonable under the circumstances currently existing. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER HEREBY EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING REVOLVING CREDIT TERMINATION PREMIUMS, INCLUDING IN CONNECTION WITH ANY ACCELERATION AND TERMINATION OF THE REVOLVING CREDIT COMMITMENTS, INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION AND THE TERMINATION OF THE REVOLVING CREDIT COMMITMENTS AS A RESULT OF ANY BANKRUPTCY OR OTHER INSOLVENCY EVENT OR OTHER PROCEEDING PURSUANT TO ANY DEBTOR RELIEF LAWS OR PURSUANT TO A PLAN OF REORGANIZATION. Each Borrower hereby expressly agrees that: (a) the Revolving Credit Termination Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) the Revolving Credit Termination Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Revolving Credit Termination Premium subject to the terms hereof; and (d) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 4.6(a). Each Borrower hereby expressly acknowledges that the agreement to pay the Revolving Credit Termination Premium as herein described is a material inducement to the Revolving Credit Lenders to enter into this Agreement and the other Loan Documents.

(b) Delayed Draw Term Loan Termination Premium.

(i) If, before the third anniversary of the Closing Date, a Delayed Draw Termination Premium Trigger Event occurs, then on the date of such Delayed Draw Termination Premium Trigger Event, the Borrowers shall be required to pay to the Agent, for the ratable benefit of the Delayed Draw Term Lenders, an amount equal to the applicable Delayed Draw Termination Premium. The applicable Delayed Draw Termination Premium shall be calculated, earned and due and payable on and as of the date of each applicable Delayed Draw Termination Premium Trigger Event. Each Delayed Draw Termination Premium shall be in addition to any required payment of principal and unpaid accrued interest and other amounts due in connection with each applicable Delayed Draw Termination Premium Trigger Event. Notwithstanding anything to the contrary in this Agreement, no Delayed Draw Termination Premium shall be due for (A) any voluntary termination of the Delayed Draw Term Loan Commitments occurring during the thirty (30) day period immediately preceding the Scheduled Maturity Date, so long as the Borrower Agent provides the Agent thirty (30) days’ prior written notice of such voluntary termination of the Delayed Draw Term Loan Commitments and (B) any repayment of the Delayed Draw Term Loans with respect to any refinancing of such Delayed Draw Term Loans solely to the extent consummated (I) by any of the Delayed Draw Term Lenders, (II) on or after the second anniversary of the Closing Date and (III) in order to extend the maturity of such Delayed Draw Term Loans.

(ii) Each Borrower acknowledges and agrees that (A) the Delayed Draw Term Lenders will have suffered damages on account of any of the foregoing events and that, in view of the difficulty in ascertaining the amount of such damages, the Delayed Draw Termination Premium constitutes reasonable compensation and liquidated damages to compensate the Delayed Draw Term Lenders on account thereof, and (B) payment of the Delayed Draw Termination Premium due hereunder is reasonable under the circumstances currently existing. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER HEREBY EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING DELAYRED DRAW TERMINATION PREMIUMS, INCLUDING IN CONNECTION WITH ANY ACCELERATION AND TERMINATION OF THE DELAYED DRAW TERM LOAN COMMITMENTS, INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION AND THE TERMINATION OF THE DELAYED DRAW TERM LOAN COMMITMENTS AS A RESULT OF ANY BANKRUPTCY OR OTHER INSOLVENCY EVENT OR OTHER PROCEEDING PURSUANT TO ANY DEBTOR RELIEF LAWS OR PURSUANT TO A PLAN OF REORGANIZATION. Each Borrower hereby expressly agrees that: (a) the Delayed Draw Termination Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) the Delayed Draw Termination Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Delayed Draw Termination Premium subject to the terms hereof; and (d) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 4.6(b). Each Borrower hereby expressly acknowledges that the agreement to pay the Delayed Draw Termination Premium as herein described is a material inducement to the Delayed Draw Term Lenders to enter into this Agreement and the other Loan Documents.

4.7 Inaccuracies of Financial Information, Etc. If, as a result of any restatement of or other adjustment to any Financial Statements or for any other reason, the Borrower Agent, the Agent or the Lenders determine that (a) EBITDA as calculated by the Borrower Agent as of any applicable date was inaccurate and (b) a proper calculation of EBITDA would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders, promptly on demand by the Agent (or, after the occurrence of Insolvency Event, automatically and without further action by the Agent or any Lender, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This Section 4.6 shall not limit the rights of the Agent or any Lender, as the case may be, under Section 4.2 or under Article X. The Borrowers’ obligations under this Section 4.6 shall survive the termination of the Commitments and the Payment in Full of the Obligations.

4.8 Fee Letter. The Borrowers shall pay to the Agent for its own account as and when due in accordance with the terms thereof all fees required to be paid to the Agent under the Fee Letter.

4.9 Computations. Except as otherwise expressly provided herein or in any other Loan Document, interest and fees payable pursuant to this Agreement and the other Loan Documents shall be computed on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days elapsed in the period during which such interest or fees accrue. For the purposes of the Interest Act (Canada) and disclosure under such Act, wherever any interest to be paid under this Agreement is to be calculated on the basis of any period of time that is less than a calendar year (a “deemed year”), such rate of interest shall be expressed as a yearly rate by multiplying such rate of interest for the deemed year by the actual number of days in the calendar year in which the rate is to be ascertained and dividing it by the number of days in the deemed year. Each determination by the Agent of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error. Each Borrower hereby acknowledges and agrees that each fee payable under this Agreement is fully earned and non-refundable on the date such fee is due and payable and that each such fee constitutes Obligations and is in addition to any other fees payable by the Borrowers under the Loan Document. If any provision of this Agreement or any other Loan Document would require a Loan Party to make any payment of interest or any other payment that by a court of competent jurisdiction construes to be interest in an amount or calculated at a rate which would be prohibited by law or would result in the Agent’s receipt of interest at a criminal rate (as those terms are construed under the Criminal Code (Canada)), then despite that provision, that amount or rate will be deemed to have been adjusted retroactively to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or would not result in a receipt by the Agent of interest at a criminal rate. The adjustment will be made, to the extent necessary, first, by reducing the amount or rate of interest required to be paid and thereafter by reducing any fees, commissions, premiums, and other amounts that would constitute interest for the purposes of section 347 of the Criminal Code (Canada).

4.10 Certain Provisions Regarding LIBOR Rate.

(a) Increased Costs.

(i) If any Change in Law shall:

(A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Letter of Credit Issuer;

(B) subject any Recipient to any Taxes (other than (1) Indemnified Taxes, (2) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (3) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(C) impose on any Lender or Letter of Credit Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or Letter of Credit Issuer of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Letter of Credit Issuer hereunder (whether of principal, interest or any other amount), then Borrowers will pay to such Lender or Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(ii) Capital Requirements. If any Lender or Letter of Credit Issuer determines that any Change in Law affecting such Lender or Letter of Credit Issuer or any lending office of such Lender or such Lender’s or Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Letter of Credit Issuer’s capital or on the capital of such Lender’s or Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Letter of Credit Issuer, to a level below that which such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Letter of Credit Issuer’s policies and the policies of such Lender’s or such Letter of Credit Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time Borrowers will pay to such Lender or such Letter of Credit Issuer, as applicable, such additional amount or amounts as will compensate such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company for any such reduction suffered.

(iii) Certificates for Reimbursement. A certificate of a Lender or Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or Letter of Credit Issuer or its holding company, as the case may be, as specified in Section 4.10(a)(i) or (ii) and delivered to the Borrower Agent will be conclusive absent manifest error. The Borrowers will pay such Lender or Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(iv) Delay in Requests. Failure or delay on the part of any Lender or Letter of Credit Issuer to demand compensation pursuant to this Section 4.10(a) shall not constitute a waiver of such Lender’s or Letter of Credit Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or a Letter of Credit Issuer pursuant to this Section 4.10(a) for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender or Letter of Credit Issuer, as the case may be, notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Letter of Credit Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(b) Inadequate or Unfair Basis. If the Agent or any Lender reasonably determines (which determination shall be binding and conclusive on Borrowers) that, by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate, then the Agent or such Lender shall promptly notify the Borrower Agent (and the Agent, if applicable) thereof and, so long as such circumstances shall continue, (i) the Agent and/or such Lender shall be under no obligation to make any LIBOR Loans and (ii) each LIBOR Loan shall immediately and automatically accrue interest by reference to the Base Rate as specified in Section 4.1(a).

(c) Illegality. If any change in market conditions or any Change in Law, or any change in the interpretation of any applicable law or regulation by any Governmental Authority charged with the administration thereof, would make it (or in the good faith judgment of the Agent or the applicable Lender cause a substantial question as to whether it is) unlawful or impractical for the Agent or such Lender to make, maintain loans based on the LIBOR Rate, fund LIBOR Loans, or to determine or charge interest rates at the LIBOR Rate, then the Agent or such Lender shall promptly notify the Borrower Agent and, so long as such circumstances shall continue, (i) the Agent or such Lender shall have no obligation to make any LIBOR Loan and (ii) each LIBOR Loan shall immediately and automatically accrue interest by reference to the Base Rate as specified in Section 4.1(a).

4.11 Taxes.

(a) Defined Terms. For purposes of this Section 4.11, the term “Lender” includes any Letter of Credit Issuer and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Loan Parties. The Loan Parties, jointly and severally, shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including reasonable attorneys’ and tax advisors’ fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Agent by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 4.11(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.11, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Agent and the Agent, at the time or times reasonably requested by the Borrower Agent or the Agent, such properly completed and executed documentation reasonably requested by the Borrower Agent or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Agent or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Agent or the Agent as will enable the Borrower Agent or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Loan Party,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Agent and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Agent or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Agent and the Agent in writing of its legal inability to do so.

(h) Status of Administrative Agent. At the request of the Borrower Agent, the Agent shall deliver to Borrower Agent whichever of the following is applicable: (i) if the Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two executed copies of IRS Form W-9 certifying that such Agent is exempt from U.S. federal backup withholding or (ii) if the Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (A) with respect to payments received for its own account, two executed original copies of IRS Form W-8ECI and (B) with respect to payments received on account of any Lender, two executed original copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that the Agent is a U.S. branch and may be treated as a United States person for purposes of applicable U.S. federal withholding tax. At any time thereafter, the Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower Agent.

(i) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.11(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.11(i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.11(i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE V

CONDITIONS OF LENDING

5.1 Conditions to Initial Loans or Letter of Credit. Subject to Section 7.21, the obligation of the Lenders to make the initial Loans or of the Letter of Credit Issuer to cause to be issued the initial Letter of Credit is subject to the satisfaction or waiver in writing (which shall include Schedule 7.21) of the following conditions prior to making of such initial Loan or Letter of Credit:

(a) Loan Documents. The Agent shall have received the following, each dated as of the Closing Date or as of an earlier date acceptable to the Agent, in form and substance satisfactory to the Agent and its counsel:

(i) counterparts of this Agreement, duly executed by the parties hereto;

(ii) the Notes, each duly executed by the Borrowers, to the extent such Notes were requested three (3) Business Days prior to the Closing Date;

(iii) the Copyright Security Agreement, duly executed by each applicable Loan Party;

(iv) the Patent Security Agreement, duly executed by each applicable Loan Party;

(v) the Trademark Security Agreement, duly executed by each applicable Loan Party;

(vi) (a) the Intercreditor Agreement, duly executed by each party thereto and (b) the Corre Subordination Agreement, duly executed by each party thereto;

(vii) Security Documents, duly executed by each applicable Loan Party;

(viii) drafts of financing statements duly authorized and in a form reasonably acceptable to Agent and ready to be filed under the Uniform Commercial Code and PPSA, as applicable (naming the Agent as secured party and the Loan Parties as debtors and containing a description of the applicable Collateral) with respect to each Loan Party in the jurisdiction in which such Loan Party is organized or incorporated as set forth on Schedule 6.1(a);

(ix) results of lien, judgment and Intellectual Property searches, dated on or before the Closing Date, listing all effective financing statements filed in the jurisdictions referred to in clause (viii) above and in all other jurisdictions that Agent reasonably deems necessary or desirable to confirm the priority of the Liens created hereunder and under the Security Documents, that name each of the Loan Parties as debtor, together with copies of such financing statements;

(x) a completed Perfection Certificate, substantially in the form of Exhibit E, signed by a Responsible Officer of the Borrower Agent;

(xi) a financial condition certificate of a Responsible Officer of the Borrower Agent, in the form of Exhibit F;

(xii) a Borrowing Base Certificate, duly executed by Borrower Agent’s Responsible Officer prepared on a pro forma basis for that transactions contemplated hereby and with asset values determined as of December 31, 2022;

(xiii) (A) a pro forma consolidated balance sheet of the Loan Parties and their Subsidiaries, after giving effect to the consummation of the transactions contemplated hereby, in form and substance reasonably satisfactory to the Agent, and (B) a certificate executed by a Responsible Officer of the Borrower Agent certifying that since December 31, 2020, (I) there has been no change, occurrence, development or event which has had or could reasonably be expected to have a Material Adverse Effect, (II) all data, reports and information (other than projections and budgets) heretofore or contemporaneously furnished by or on behalf of the Loan Parties in writing to the Agent or the Auditors for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, are true and accurate in all material respects as of the date or certification thereof and are not incomplete by omitting to state any material fact necessary to make such data, reports and information not misleading at such time, and (III) all projections and budgets heretofore furnished to the Agent or the Auditors for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, have been prepared in good faith based on assumptions believed by the Borrowers to be reasonable at the time of preparation;

(xiv) an opinion of counsel for each Loan Party, other than the Dutch Loan Parties and the UK Loan Parties, addressed to the Agent covering such customary matters incident to the transactions contemplated by this Agreement as the Agent may reasonably require, which such counsel is hereby requested by Borrower Agent on behalf of all the Loan Parties to provide;

(xv) an opinion of counsel addressed to the Agent covering such matters as to Dutch Loan Parties and Dutch law incident to the transactions contemplated by this Agreement as the Agent may reasonably require;

(xvi) an opinion of counsel addressed to the Agent covering such matters as to UK Loan Parties and the laws of England and Wales incident to the transactions contemplated by this Agreement as the Agent may reasonably require;

(xvii) certified copies of all certificates evidencing the insurance required by this Agreement and the other Loan Documents, (inclusive of those described in Section 7.6 hereof) together with loss payee endorsements for all such policies naming Agent as lender loss payee and an additional insured;

(xviii) a copy of the Business Plan, on a monthly basis for the twelve month period following the Closing Date and on an annual basis through the end of the year in which the Scheduled Maturity Date occurs, accompanied by a certificate executed by a Responsible Officer of the Borrower Agent certifying to the Agent and the Lenders that the Business Plan has been prepared in good faith on the basis of assumptions which were believed to be reasonable in the context of the conditions existing on the date hereof, and represents, as of the date hereof, the Borrower Agent’s good faith estimate of its future financial performance;

(xix) copies of the Governing Documents of each Loan Party (other than the deed of incorporation (oprichtingsakte) of Furmanite B.V.) and a copy of the resolutions of the Governing Body (or similar evidence of authorization) of each Loan Party authorizing the execution, delivery and performance of this Agreement, the other Loan Documents to which such Loan Party is or is to be a party, and the transactions contemplated hereby and thereby, attached to a certificate of the Secretary or an Assistant Secretary or other officer, as applicable of such Loan Party certifying (A) that such copies of the Governing Documents and resolutions of the Governing Body (or similar evidence of authorization) relating to such Loan Party are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect, (B) the incumbency, names and true signatures of the officers (or, as applicable, directors) of such Loan Party authorized to sign the Loan Documents to which it is a party, (C) that attached thereto is a list of all persons authorized to execute and deliver Notices of Borrowing and Letter of Credit Requests on behalf of the Borrowers, if applicable, (D) in respect of the UK Loan Parties, the Solvency of that UK Loan Party, and (E) in respect of the UK Loan Parties, that guaranteeing or securing (as appropriate) the Commitments would not cause any guarantee, security or other similar limit binding on the relevant UK Loan Party to be exceeded;

(xx) with respect to U.S. Loan Parties, a certified copy of a certificate of the Secretary of State of the state of incorporation, organization or formation (or the equivalent Governmental Authority in the jurisdiction of incorporation, organization or formation) of each Loan Party, dated within twenty (20) days of the Closing Date, listing the certificate of incorporation, organization or formation of such Loan Party and each amendment thereto on file in such official’s office and certifying (to the extent such concept exists in such jurisdictions) that (A) such amendments are the only amendments to such certificate of incorporation, organization or formation on file in that office, (B) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is in good standing in that jurisdiction (as applicable);

(xxi) with respect to any Loan Party formed under the laws of Canada or any province or territory thereof, a certificate of status (or equivalent) issued by the governmental authority in the jurisdiction in which such Loan Party is formed, dated within twenty (20) days of the Closing Date;

(xxii) a closing certificate from a Responsible Officer of the Borrower Agent, in the form of Exhibit G;

(xxiii) evidence that any process agent referred to in Clause 34.2 (Service of process) of the English Share Charge, has accepted its appointment;

(xxiv) a copy of all notices required to be sent under the English Security Documents executed by the relevant parties thereto;

(xxv) a letter of financial support from Team Inc. addressed to the directors of each UK Loan Party and Team Industrial Services (UK) Limited in form and substance acceptable to the Agent;

(xxvi) an amendment to the Corre Credit Agreement, duly executed by the parties thereto; and

(xxvii) an amendment to the Term Loan Agreement, duly executed by the parties thereto.

(b) Reimbursement. The Borrowers shall have paid (i) all reasonable and documented out-of-pocket fees and Lender Group Expenses required to be paid pursuant to Section 12.4 of this Agreement to the extent invoiced at least one (1) Business Day prior to the Closing Date (it being understood that all other such fees and Lender Group Expenses shall be paid after the Closing Date in accordance with the terms of this Agreement), (ii) the fees referred to in this Agreement that are required to be paid on the Closing Date, and (iii) any fees due and payable to the Agent under the Fee Letter that are required to be paid on the Closing Date.

(c) Availability. Immediately after giving effect to all Loans to be made and all Letters of Credit to be issued on the Closing Date, Excess Availability, after deduction for the amount of all fees and Lender Group Expenses associated with the closing of the transactions contemplated hereby which have accrued, but which have not been paid by or on the Closing Date (either from the proceeds of the Loans or otherwise), shall exceed $15,000,000.

(d) Payment of Outstanding Indebtedness, etc. The Agent shall have received reasonably satisfactory evidence that all Indebtedness (other than Indebtedness permitted under Section 8.1), together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, will have been paid in full upon the making of the initial Loan and all obligations with respect thereto will, substantially concurrently with the making of the initial Loan, be terminated (other than contingent indemnification obligations), and payoff letters and, evidencing that all Liens securing payment of any such Indebtedness will substantially contemporaneously be released at the time of the making of the initial Loan, on terms and in a manner reasonably satisfactory to the Agent. In addition, the Agent shall have received duly authorized release or termination statements, duly filed (or an authorization from all required Persons to file release or termination statements) in all jurisdictions that Agent deems necessary from any creditors of the Loan Parties being paid off on the Closing Date.

(e) KYC. Upon the request of Agent or any Lender made at least ten (10) days prior to the Closing Date, the Borrowers shall have provided to the Agent or such Lender no later than five (5) days prior to the Closing Date, the documentation and other information so requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act. At least three (3) days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Agent a Beneficial Ownership Certification in relation to such Borrower.

5.2 Conditions Precedent to Each Loan and Each Letter of Credit. The obligation of the Lenders to make any Loan or the Letter of Credit Issuer to cause to be issued any Letter of Credit is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b) No Default. No Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or the issuance of the requested Letter of Credit; and

(c) Revolving Credit Extension Conditions. With respect to any credit extension under the Revolving Credit Facility, immediately after giving effect to the proposed credit extension and the use of proceeds thereof, the Revolving Credit Extension Conditions shall be satisfied; and

(d) Delayed Draw Extension Conditions. With respect to any credit extension under the Delayed Draw Term Loan Facility, immediately after giving effect to the proposed credit extension and the use of proceeds thereof, the Delayed Draw Extension Conditions shall be satisfied.

Each condition in Sections 5.1 and 5.2 that are subject to the satisfaction or discretion of Agent, any Lender or the Letter of Credit Issuer shall be deemed satisfied upon Agent’s, Lender’s or Letter of Credit Issuer’s, as applicable, making of any Loan or the issuance of any Letter of Credit.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of Borrowers. Each of the Borrowers makes the following representations and warranties to the Agent and the Lenders, which shall be true, correct and complete in all respects as of the Closing Date, and after the Closing Date, shall be true, correct, and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of any Borrowing or issuance of any Letter of Credit as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

(a) Organization, Good Standing and Qualification. Each Loan Party (i) is an Entity duly organized (or incorporated, as the case may be), validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the state of its incorporation, organization or formation, (ii) has the requisite power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged, except to the extent that the failure own such properties and assets or transact business in such a way could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (iii) is duly qualified, authorized to do business and in good standing (to the extent such concept exists in the relevant jurisdictions) in each jurisdiction where it presently is, or proposes to be, engaged in business, except to the extent that the failure so to qualify or be in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Schedule 6.1(a) specifies the jurisdiction in which each Loan Party is organized or incorporated and also specifies the tax identification numbers and organizational identification numbers of each Loan Party. The information included in the Beneficial Ownership Certification most recently provided to the Lenders, if applicable, is true and correct in all respects.

(b) Locations of Offices, Records and Collateral. The address of the principal place of business and chief executive office of each Loan Party is, and the books and records of each Loan Party and all of its chattel paper and records of its Receivables are maintained exclusively in the possession of such Loan Party at the address of such Loan Party specified in Schedule 6.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement). There is no location at which any Loan Party maintains any Collateral in an aggregate principal amount exceeding $500,000 other than the locations specified for it in Schedule 6.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement). Schedule 6.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions not prohibited under this Agreement) specifies all Real Property of each Loan Party, and indicates whether each location specified therein is leased or owned by such Loan Party.

(c) Authority. Each Loan Party has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party. All requisite corporate, limited liability company or partnership action necessary for the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (including the consent of its owners, where required) has been taken.

(d) Enforceability. The Loan Documents delivered by the Loan Parties, when executed and delivered, will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (i) do not and will not contravene any of the Governing Documents of such Loan Party, (ii) do not and will not contravene any material Requirement of Law, (iii) do not and will not contravene any Material Contract, except as such contravention could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, and (iv) do not and will not result in the imposition of any Liens upon any of its properties except for Permitted Liens.

(f) Consents and Filings. No consent, authorization or approval of, or filing with or other act by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any other Loan Document, or the consummation of the transactions contemplated hereby or thereby, except (i) such consents, authorizations, approvals, filings or other acts as have been made or obtained, as applicable, and are in full force and effect, (ii) the filing of UCC and PPSA financing statements, (iii) filing of the Patent Security Agreements, Trademark Security Agreements, and Copyright Security Agreement with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office, the UK Intellectual Property Office, the European Patents Office, the relevant intellectual property register of the EU Office of Harmonization for the Internal Market, (iv) filings or other actions listed on Schedule 6.1(f), (v) registration of the particulars of the English Security Documents entered into by a UK Loan Party as a security provider (and any other Security Documents entered into by a UK Loan Party as a security provider) at Companies House in England and Wales under section 859A of the Companies Act 2006 and payment of associated fees and (vi) such consents, authorizations, approvals, filings or other acts the failure of which to be obtained or made could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(g) Ownership; Subsidiaries. Schedule 6.1(g) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) sets forth the legal name (within the meaning of Section 9-503 of the UCC), jurisdiction of incorporation, formation or organization of each Loan Party, the Persons that own the Equity Interests of each such Loan Party (other than the Borrower Agent), and the number of Equity Interests owned by each such Person. The Borrower Agent has no Subsidiaries other than those specifically disclosed on Schedule 6.1(g) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by a Loan Party in the amounts specified on Schedule 6.1(g) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) free and clear of all Liens other than Liens permitted pursuant to Section 8.8. The Borrower Agent has no equity investments in any other corporation or entity other than those specifically disclosed on Schedule 6.1(g) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement). All of the outstanding Equity Interests in the Borrower Agent have been validly issued and are fully paid and nonassessable.

(h) Solvency. The Loan Parties, taken as a whole, are Solvent and no act, procedure or step described as an “Insolvency Event” has taken place with respect to any Loan Parties. As of the Closing Date, each UK Loan Party is Solvent.

(i) Financial Data. The audited Financial Statements of the Loan Parties and their Subsidiaries in respect of the fiscal year ended December 31, 2020 have been prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present, in all material respects, the financial position, results of operations and cash flows of the Loan Parties and their Subsidiaries for each of the periods covered. Since December 31, 2020, there has been no change, occurrence, development or event, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Accuracy and Completeness of Information. All written factual data, reports and written factual information (other than any projections, estimates and information of a general economic or industry specific nature) concerning the Loan Parties and their Subsidiaries that has been furnished by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby, when taken as a whole, are correct in all material respects as of the date of certification of such data, reports and information, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made at such time.

(k) Legal and Trade Name. As of the Closing Date, during the past year, none of the Loan Parties has been known by or used any legal name or any trade name or fictitious or French name, except for its name as set forth in the introductory paragraph and on the signature page of this Agreement or the Guaranty and Security Agreement, as applicable, which is the exact correct legal name of such Loan Party.

(l) No Broker’s or Finder’s Fees. No broker or finder brought about the obtaining, making or closing of the Loans or financial accommodations afforded hereunder or in connection herewith by the Agent, any Lender or any of its Affiliates. No broker’s or finder’s fees or commissions will be payable by any Loan Party to any Person in connection with the transactions contemplated by this Agreement.

(m) Investment Company. None of the Loan Parties is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(n) Margin Stock. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (“Margin Stock”) as that term is defined in Regulation U of the Federal Reserve Board. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X.

(o) Taxes and Tax Returns.

(i) Each Loan Party and each of its Subsidiaries has properly completed and timely filed all federal and other material income tax returns it is required to file and such returns were complete and accurate in all material respects.

(ii) All federal and other material taxes and similar governmental charges required to have been paid by the Loan Parties have been timely paid.

(iii) No material deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against any Loan Party or any of its Subsidiaries which remain unpaid. There are no pending or, to the knowledge of the Borrowers, threatened audits, investigations or claims by a Governmental Authority for or relating to any material liability of any Loan Party or any of its Subsidiaries for taxes.

(iv) Each Dutch Loan Party is resident for tax purposes in the Netherlands only, and does not have a permanent establishment or permanent representative outside the Netherlands.

(v) Any fiscal unity (fiscale eenheid) for Dutch tax purposes in which a Loan Party is included, consists of Loan Parties only.

(p) No Judgments or Litigation. Except as specified in Schedule 6.1(p), no judgments, orders, writs or decrees are outstanding against any Loan Party or any of its Subsidiaries, nor is there now pending or, to the knowledge of any Loan Party after due inquiry, any threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Loan Party or any of its Subsidiaries that (i) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Notes, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

(q) Title to Property. Each Loan Party and each of its Subsidiaries has (i) valid fee simple title to or valid leasehold interests in all of its Real Property and (ii) good and marketable title to all of its other assets, in each case, except where such failure to have such title, interest or right could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of such assets are free and clear of Liens except for Permitted Liens.

(r) No Other Indebtedness. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries have any Indebtedness other than Indebtedness permitted under Section 8.1.

(s) Investments; Contracts. None of the Loan Parties, nor any of their Subsidiaries, (i) has committed to make any Investment; (ii) is a party to any indenture, agreement, contract, instrument or lease, or subject to any restriction in the Governing Documents or similar restriction or any injunction, order, restriction or decree; (iii) is a party to any “take or pay” contract as to which it is the purchaser; or (iv) has material contingent or long term liability, including any management contracts, in each case, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(t) Compliance with Laws. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries is in violation of any Requirement of Law, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(u) Rights in Collateral; Priority of Liens. All of the Collateral of each Loan Party is owned or leased by it free and clear of any and all Liens in favor of third parties, other than Liens in favor of the Agent, Liens incurred under the Term Loan Documents and other Permitted Liens. Upon the proper filing of the financing and termination statements specified in Section 5.1(a)(viii) and any Mortgage and release specified in Section 5.1(a)(viii), the Liens granted by the Loan Parties pursuant to the Loan Documents constitute valid, enforceable and perfected first priority Liens on the Collateral (subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, the interests of lessors in respect of Capitalized Lease Obligations or the Term Loan Agent with respect to Term Loan Priority Collateral).

(v) ERISA.

(i) Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party and each ERISA Affiliate have fulfilled all contribution obligations for each Pension Plan (including obligations related to the minimum funding standards of ERISA and the Code), except for ordinary funding obligations which are not past due, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 303 and 304 of ERISA or Section 412 of the Code has been made with respect to any Pension Plan.

(ii) Except as would not reasonably be expected to have a Material Adverse Effect, no Termination Event has occurred nor has any other event occurred that is likely to result in a Termination Event. Except as would not reasonably be expected to have a Material Adverse Effect, no Loan Party, nor any fiduciary of any Plan, is subject to any material direct or indirect liability with respect to any Plan under any Requirement of Law or agreement.

(iii) Except as would not reasonably be expected to have a Material Adverse Effect, neither a Loan Party nor any ERISA Affiliate is required to or reasonably expects to be required to provide security to any Plan under Section 307 of ERISA or Section 401(a)(29) of the Code, and no Lien exists or could reasonably be expected to arise with respect to any Pension Plan.

(iv) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party is in compliance in all material respects with all applicable provisions of ERISA and the Code with respect to all Plans; (ii) there has been no non-exempt prohibited transaction as defined in Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any Plan or any trust created thereunder that could reasonably be expected to subject any Loan Party to a civil penalty pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code (a “Prohibited

Transaction”); and each Loan Party and each ERISA Affiliate have made when due any and all payments required to be made under any agreement or any Requirement of Law applicable to any Plan or Multiemployer Plan; and with respect to each Pension Plan and Multiemployer Plan, neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC or had asserted against it any penalty for failure to fulfill the minimum funding requirements of ERISA or the Code other than for payments of premiums in the ordinary course of business.

(v) Except as would not reasonably be expected to have a Material Adverse Effect, each Plan and each trust established thereunder which is intended to qualify under Section 401(a) or 501(a) of the Code has received a favorable determination or advisory opinion letter from the IRS, and no event has occurred since the date of such determination or advisory opinion letter which could reasonably be expected to adversely affect the qualified status of such Plan or trust.

(vi) Except as would not reasonably be expected to have a Material Adverse Effect, the aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Pension Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Pension Plan, does not exceed the aggregate fair market value of the assets of such Pension Plan as of such date.

(vii) Except as would not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any ERISA Affiliate has incurred or reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in any such liability) under Section 4201 or 4243 of ERISA with respect to any Multiemployer Plan.

(viii) The aggregate withdrawal liability that would be incurred in the event of a complete withdrawal as of the date of this Agreement by a Loan Party or any ERISA Affiliate from all Multiemployer Plans would not reasonably be expected to have a Material Adverse Effect.

(ix) Except as would not reasonably be expected to have a Material Adverse Effect, there are no actions, suits, claims or other proceedings, either pending or, to the knowledge of a Responsible Officer, threatened against any Loan Party, or otherwise involving a Plan (other than routine claims for benefits), which could reasonably be expected to be asserted successfully against any Plan or any Loan Party.

(w) Intellectual Property. Set forth on Schedule 6.1(w) is a complete and accurate list of all material Patents and all material or registered Trademarks and Copyrights, and all licenses thereof, of the Loan Parties, showing as of the date hereof the jurisdiction in which registered, the registration number and the date of registration. Each Loan Party owns or licenses all Patents, Trademarks, Copyrights and other Intellectual Property rights which are reasonably necessary for the operation of its business. No Loan Party, to its knowledge, has infringed any Patent, Trademark, Copyright or other intellectual property right owned by any other Person by the sale or use of any product, process, method, substance, part or other material now sold or used, where such sale or use could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and no claim or litigation is pending or, to each Loan Party’s knowledge after due inquiry, threatened against any Loan Party that contests its right to sell or use any such product, process, method, substance, part or other material.

(x) Labor Matters. Schedule 6.1(x) accurately sets forth all labor contracts with any union or labor organization to which any Loan Party or any of its Subsidiaries is a party as of the Closing Date, and their dates of expiration. There are no existing or, to each Loan Party’s knowledge after due inquiry, threatened strikes, lockouts or other disputes relating to any collective bargaining or similar labor agreement to which any Loan Party or any of its Subsidiaries is a party which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(y) Compliance with Environmental Laws. Except as to matters that could not reasonably be expected to have a Material Adverse Effect: (i) each Loan Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws; (ii) there are and have been, no conditions, occurrences, violations of Environmental Law, or presence or Releases of Hazardous Materials which could reasonably be expected to result in an Environmental Action against any Loan Party, any of its Subsidiaries or affect any real property used in the business of any Loan Party or any of its Subsidiaries; (iii) there are no pending Environmental Actions against any Loan Party or any of its Subsidiaries, and no Loan Party or any Subsidiary has received any written notification of any alleged violation of, or liability pursuant to, Environmental Law or responsibility for the Release or threatened Release of, or exposure to, any Hazardous Materials; and (iv) no Environmental Lien has attached to any Collateral and no conditions exist that could reasonably be expected to result in the imposition of such a Lien on any Collateral. To the knowledge of each Loan Party, all of the real property used in the business (including its Equipment) is free, and has at all times been free, of Hazardous Materials, underground storage tanks and underground waste disposal areas except in compliance with applicable Environmental Laws or in a manner that could not reasonably be expected to have a Material Adverse Effect.

(z) Licenses and Permits. Each Loan Party and each of its Subsidiaries has obtained and maintained all Permits which are necessary or advisable for the operation of its business, except where the failure to possess any of the foregoing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(aa) Compliance with Anti-Terrorism Laws. None of the Loan Parties nor any of their Subsidiaries is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii) a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering; or

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or a Person that is named as a “specially designated national and blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list and none of the proceeds of the Revolving Credit Loans will be, directly or, to the knowledge of the Borrowers or any of their respective Subsidiaries, indirectly, offered, lent, contributed or otherwise made available to any Subsidiary, joint venture partner or other Person for the purpose of financing the activities of any Person currently the subject of sanctions administered by OFAC.

(bb) Government Regulation. None of the Loan Parties nor any of their Subsidiaries is subject to regulation under the Energy Policy Act of 2005, the Federal Power Act, the Interstate Commerce Act or any other Requirement of Law that limits its ability to incur Indebtedness or to consummate the transactions contemplated by this Agreement and the other Loan Documents.

(cc) Material Contracts. Each Material Contract has been duly authorized, executed and delivered by the applicable Loan Party and/or Subsidiary. Except for matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract of the Loan Parties and their Subsidiaries is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under such Material Contract by any party thereto.

(dd) Business and Properties. No business of any Loan Party or any of its Subsidiaries is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(ee) Business Plan. The Business Plan delivered to the Agent on the Closing Date were prepared in good faith on the basis of assumptions which were fair in the context of the conditions existing at the time of delivery thereof, and, with respect to the Business Plan, represented, at the time of delivery, the Loan Parties’ best estimate of their and their Subsidiaries’ future financial performance.

(ff) Beneficial Ownership Certification. As of the Closing Date, in the event a Beneficial Ownership Certification is required to be delivered on the Closing Date and as of the date that any Beneficial Ownership Certification is delivered pursuant to Section 5.1(k), the information included in such Beneficial Ownership Certification is true and correct in all respects.

(gg) Sanctions; Anti-Money-Laundering Laws and Anti-Corruption Laws. Each Loan Party is in compliance in all material respects with all Anti-Money Laundering Laws, Sanctions, and Anti-Corruption Laws and has instituted and maintains policies and procedures designed to promote and achieve compliance in all material respects with such laws. No Loan

Party has received any communication (including any oral communication) from any Governmental Authority alleging that it is not in compliance with, or may be subject to liability under, any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws. None of any Borrower, any Subsidiary, or to the knowledge of such Borrower or such Subsidiary any of their respective directors, officers, or employees; and to the knowledge of each Borrower, employees or any person acting on behalf of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, is a Sanctioned Person. No Borrowing, Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Sanctions applicable to any party to this Agreement.

(hh) Eligible Receivables. As to each Receivable that is identified by the Borrowing Base Companies as an Eligible Receivable in a Borrowing Base Certificate submitted to the Agent, such Receivable is (i) a bona fide existing payment obligation of the applicable account debtor created by the sale and delivery of inventory or the rendition of services to such account debtor in the ordinary course of a Borrowing Base Company’s business, (ii) owed to a Borrowing Base Company without any claimed defenses, disputes, offsets, counterclaims, or rights of return or cancellation other than as permitted under the definitions of Eligible Receivables, Eligible Investment Grade Receivables, Eligible Non-Investment Grade Receivables, or Eligible Unbilled Receivables, as applicable and as noted on the Borrowing Base Certificate, and (iii) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) as required in the definitions of Eligible Receivables, Eligible Investment Grade Receivables, Eligible Non-Investment Grade Receivables, or Eligible Unbilled Receivables, as applicable.

(ii) Eligible Inventory. As to each item of Inventory that is identified by any U.S. Borrowing Base Company as Eligible Inventory in a Borrowing Base Certificate submitted to the Agent, such Inventory is (i) of good and merchantable quality, free from known defects, and (ii) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

(jj) Canadian Registered Pension Plans. No Loan Party maintains, sponsors, contributes to, is a party to, or otherwise has any liability (including any contingent liability) or contribution obligations under or in respect of any Canadian Registered Pension Plan.

(kk) [Reserved].

(ll) UK Pensions – UK Loan Parties. Other than in relation to Furmanite International Limited Pension Plan, no UK Loan Party nor any of its Subsidiaries:

(i) is, or has at any time in the six years prior to the date of this Agreement been, an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993) and is not a scheme within section 38(1)(b) of the Pensions Act 2004;

(ii) no member of the Group is or has at any time been in the six years prior to the date of this Agreement “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 save that for the purposes of this clause, a member of the Group shall not be connected with another company solely by reason of one or more of its directors or employees being a director of that other company) such an employer.

No member of the Group has at any time in the six years prior to the date of this Agreement been party to an act or omission involving a scheme or employer (both as referred to in paragraphs (i) and (ii) above) which could reasonably be expected to give rise to the issue (to it or any of its Subsidiaries) of a financial support direction or contribution notice pursuant to section 38 or 43 of the Pensions Act 2004 or fine by the Pensions Regulator.

(mm) Centre of main interests and establishments. (i) As at the Closing Date only, in respect of the UK Loan Parties, for the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (as the same may be retained added to or modified by the European Withdrawal Act 2018 or any statutory instrument made under such Act the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(10) of the Regulations) in any other jurisdiction and (o) in respect of the Dutch Loan Parties, for the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in the European part of the Kingdom of the Netherlands and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction

(nn) Quebec Collateral. As of the Closing Date, the fair market value of all tangible assets located in Quebec does not exceed C$750,000.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each of the Borrowers covenants and agrees that, until Payment in Full of all Obligations:

7.1 Existence. The Loan Parties shall, and shall cause each of their Subsidiaries to, (a) maintain their Entity existence, except in connection with a transaction expressly permitted under Section 8.3 or in the case of any Entity other than a Loan Party, where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) maintain in full force and effect all material licenses, bonds, franchises, leases, Trademarks, qualifications and authorizations to do business, and all material Patents, contracts and other rights necessary or advisable to the profitable conduct of its businesses, except (i) as expressly permitted by this Agreement, (ii) such as may expire, be abandoned or lapse in the ordinary course of business or (iii) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) continue in the same or reasonably related lines of business as presently conducted by it.

7.2 Maintenance of Property. The Loan Parties shall, and shall cause each of their Subsidiaries to, keep all assets used or useful and necessary to its business in good working order and condition (ordinary wear and tear and casualty and condemnation excepted) in accordance with its past operating practices.

7.3 [Reserved].

7.4 Taxes. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay, before the same becomes delinquent or in default, (a) all federal and other material Taxes imposed against it or any of its property, and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that, such payment and discharge will not be required with respect to any Tax or claim if (i) the validity thereof, or to the extent the amount thereof, is being contested in good faith, by appropriate proceedings diligently conducted, and (ii) an adequate reserve or other appropriate provision shall have been established therefor as required in accordance with GAAP.

7.5 Requirements of Law. The Loan Parties shall, and shall cause each of their Subsidiaries to, comply with all Requirements of Law applicable to it, including any state licensing laws and Environmental Laws, except where the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.6 Insurance. Each of the Loan Parties shall, and shall cause each of their Subsidiaries to maintain, with insurance companies reasonably believed to be financially sound and reputable, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and cause Agent to be listed as a lender loss payee on property and casualty policies and as an additional insured on liability policies, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause. Borrower Agent will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained. Furthermore, the Loan Parties shall: (a) obtain certificates and endorsements reasonably acceptable to the Agent with respect to property and casualty insurance; (b) cause each insurance policy referred to in this Section 7.6 to provide that it shall not be cancelled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent; and (c) deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence reasonably satisfactory to the Agent of payment of the premium therefor. If any Loan Party fails to obtain and maintain insurance as provided in this Section, or to keep the same in force, the Agent, if Agent so elects, in its Permitted Discretion, may obtain such insurance and pay the premium therefor for Borrowers’ account, and charge Borrowers’ Loan Account for same, and such expenses so paid shall be part of the Obligations. Without limitation of the foregoing, if as of the Closing Date or at any time thereafter, all or a portion of the improvements situated on any fee owned Real Property which is subject to a Mortgage are located within an area designated by the Federal Emergency Management Agency or the Flood Disaster Protection Act of 1973 (P.L. 93-234) as being in a “special flood hazard area” or as having specific flood hazards, the Borrowers shall also furnish the Agent with flood insurance policies which conform to the requirements of said Flood Disaster Protection Act of 1973 and the National Flood Insurance Act of 1968, as either may be amended from time to time.

7.7 Books and Records; Inspections.

(a) The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of the Loan Parties and their Subsidiaries in such detail, form and scope as is consistent with good business practice.

(b) The Loan Parties shall, and shall cause each of their Subsidiaries to, provide the Agent and its agents and one representative of each of the Lenders access to the premises of the Loan Parties and their Subsidiaries at any time and from time to time, during normal business hours and with reasonable notice under the circumstances, and at any time after the occurrence and during the continuance of a Default or Event of Default, for the purposes of (i) inspecting and verifying the Collateral, (ii) inspecting and copying any and all records pertaining thereto, (iii) conducting field examinations and appraisals with respect to the Collateral, and (iv) discussing the affairs, finances and business of the Loan Parties and their Subsidiaries with any officer, employee or director thereof or with the Auditors (subject to such Auditor’s policies and procedures; provided that so long as no Event of Default exists, a Responsible Officer of the Borrower Agent shall be given a reasonable opportunity to be present at the discussions with the Auditors). The Borrowers shall reimburse the Agent for the reasonable and documented travel and related expenses of the Agent’s employees or, at the Agent’s option, of such outside accountants or examiners as may be retained by the Agent to verify or inspect Collateral, records or documents of the Loan Parties and their Subsidiaries; provided that, so long as no Default or Event of Default then exists, the number of field examinations and appraisals for which the Borrowers shall be liable for reimbursement to the Agent hereunder shall be limited to two (2) field examinations in each calendar year and two (2) Inventory appraisal in such calendar year, in each case, plus additional field examinations with respect to Receivables or Inventory acquired or to be acquired in connection with any Permitted Investment that the Borrowers elect to include in the Borrowing Base; provided, further, that the foregoing shall not operate to limit the number of inspections, field examinations and appraisals that the Agent may elect to undertake. If the Agent’s own employees are used, the Borrowers shall also pay such reasonable per diem allowance as the Agent may from time to time establish, or, if outside examiners or accountants are used, the Borrowers shall also pay the Agent such sum as the Agent may be obligated to pay as fees for such services. All such Obligations may be charged to the Loan Account. Notwithstanding anything to the contrary in this Section 7.7, none of the Borrowers or any of their Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure is prohibited by law or any binding agreement, or (c) is subject to attorney-client privilege or constitutes attorney work product; provided, that in the event the Borrowers do not provide information in reliance on clauses (b) and (c) of this sentence, the Borrowers shall provide notice to the Agent (to the extent permitted to do so) that such information is being withheld and the Borrowers shall use commercially reasonable efforts to obtain consent to provide such information or otherwise to communicate, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation or without waiving such privilege, as applicable, the applicable information.

7.8 Notification Requirements. The Loan Parties shall timely give Agent and each Lender the following notices and other documents:

(a) Notice of Defaults. Promptly, and in any event within three (3) Business Days after any Responsible Officer of a Borrower Agent obtains actual knowledge of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer specifying the nature thereof and Borrowers’ proposed response thereto, each in reasonable detail.

(b) Proceedings or Changes. Promptly, and in any event within five (5) Business Days after a Responsible Officer of a Borrower Agent obtains actual knowledge of (i) any material change, development or event in the Specified Litigation Proceeding or (ii) any change, development or event which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, a written statement describing such proceeding, change, development or event and any action being taken by such Loan Party or any of its Subsidiaries with respect thereto.

(c) Changes.

(i) Promptly, and in any event within five (5) Business Days after a change in the location of any Collateral from the locations specified in Schedule 6.1(b); and

(ii) Prior written notice (unless accepted thereafter in the discretion of the Agent) of (A) any change of the legal name of any Loan Party and (B) any change to the Entity structure or jurisdiction of organization of any Loan Party, in each case, together with a written statement describing such proposed change. The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or arrangements have been approved by the Agent, acting reasonably, for such filings to be made) under the UCC, PPSA or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties.

(d) ERISA Notices.

(i) Promptly, and in any event within five (5) Business Days after a Termination Event has occurred, a written statement of a Responsible Officer of the Borrower Agent describing such Termination Event and any action that is being taken with respect thereto by any Loan Party or, to the knowledge of any Loan Party, an ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC;

(ii) promptly, and in any event within five (5) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Pension Plan subject to the funding requirements of Section 412 of the Code and all communications received by any Loan Party or ERISA Affiliate with respect to such request;

(iii) promptly, and in any event within five (5) Business Days after receipt by any Loan Party or ERISA Affiliate of the PBGC’s intention to terminate a Pension Plan or to have a trustee appointed to administer a Pension Plan, a copy of each such notice;

(iv) promptly, and in any event within five (5) Business Days after the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(A) any Prohibited Transaction with respect to a Plan that could reasonably be expected to result in a Material Adverse Effect,

(B) any cessation of operations (by any Loan Party or ERISA Affiliate) at a facility in the circumstances described in Section 4062(e) of ERISA,

(C) a failure by any Loan Party or ERISA Affiliate to make a payment to a Pension Plan required to avoid imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Code, or the imposition of such a Lien,

(D) the adoption of an amendment to a Plan requiring the provision of security to such Pension Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, or

(E) any change in the actuarial assumptions or funding methods used for any Plan where the effect of such change is to increase materially or reduce materially the unfunded benefit liability or obligation to make periodic contributions;

(v) promptly upon the request of Agent, each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Pension Plan administered or maintained by any Loan Party or ERISA Affiliate, and schedules showing the amounts contributed to each Pension Plan by or on behalf of any Loan Party or ERISA Affiliate in which any of its personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by such Loan Party or ERISA Affiliate with the Internal Revenue Service with respect to each such Plan;

(vi) promptly after the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the Internal Revenue Service in connection with the termination of any Plan, and copies of any standard termination notice or distress termination notice filed with the PBGC in connection with the termination of any Pension Plan;

(vii) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice and demand for payment of withdrawal liability under Section 4201 of ERISA with respect to a Multiemployer Plan;

(viii) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, notice by the Department of Labor of any penalty, audit, investigation or purported violation of ERISA with respect to a Plan;

(ix) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, notice by the Internal Revenue Service or the Treasury Department of any income tax deficiency or delinquency, excise tax penalty, audit or investigation with respect to a Plan; and

(x) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, notice of any administrative or judicial complaint, or the entry of a judgment, award or settlement agreement, in either case with respect to a Plan that could reasonably be expected to have a Material Adverse Effect.

(e) Material Contracts. Concurrently with the delivery of any Compliance Certificates delivered pursuant to Section 7.11(d), notice of any Material Contract that has been terminated or amended in any material respect, together with a copy of any such amendment and delivery of a copy of any new Material Contract that has been entered into, in each case since the later of the Closing Date or delivery of the prior Compliance Certificate; provided that the Borrower Agent shall not be required to separately deliver copies of any Material Contracts (or amendments thereto) that are included in materials otherwise filed with the SEC.

(f) Environmental Matters.

(i) Promptly provide notice of any Release of Hazardous Materials in any quantity reportable pursuant to Environmental Laws in relation to the business of, or from or onto real property owned or operated by, a Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and

(ii) Promptly, but in any event within five (5) Business Days of its receipt thereof, provide written notice of any of the following: (A) an Environmental Lien has been filed against any of the real or personal property of a Loan Party or one of its Subsidiaries, (B) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or one of its Subsidiaries, or (C) written notice of a violation, citation, or other administrative order from a Governmental Authority, in each case of (A)-(C), which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(g) Insurance. Promptly, and in any event within five (5) Business Days after receipt by a Loan Party of notice or knowledge thereof, of the actual or intended cancellation of, or any material and adverse change in coverage or other terms of, any insurance required to be maintained by the Loan Parties pursuant to this Agreement or any other Loan Document.

7.9 Casualty Loss. The Loan Parties shall (a) provide written notice to the Agent, within ten (10) Business Days, of any material damage to, the destruction of or any other material loss to any Inventory located in the United States owned by any U.S. Borrowing Base Company other than any such Inventory with a net book value (individually or in the aggregate) less than $1,000,000 (a “Casualty Loss”), and (b) diligently file and prosecute its claim for any award or payment in connection with a Casualty Loss.

7.10 Qualify to Transact Business. The Loan Parties shall, and shall cause each of their Subsidiaries to, qualify to transact business as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction where the nature or extent of its business or the ownership of its property requires it to be so qualified or authorized and where failure to qualify or be authorized could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.11 Financial Reporting. The Borrower Agent shall deliver to the Agent the following:

(a) Annual Financial Statements. Within ninety (90) days after the end of each fiscal year of the Borrower Agent, beginning with the fiscal year ended December 31, 2021, the annual audited and certified consolidated Financial Statements of the Borrower Agent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall, other than with respect to a “going concern” or equivalent qualification that may be included in the report and opinion delivered in respect of fiscal year ending December 31, 2021, be unqualified as to going concern and scope of audit (except for any such qualification pertaining to impending debt maturities of the Obligations, the Term Loan Obligations or the 2017 Senior Convertible Notes occurring within twelve (12) months of such audit or any breach of any financial covenant thereunder).

(b) Quarterly Financial Statements. Within forty-five (45) days after the end of each fiscal quarter of the Borrower Agent, commencing with the fiscal quarter ended December 31, 2021,

(i) the interim consolidated Financial Statements of the Borrower Agent and its Subsidiaries as at the end of such quarter and for the fiscal year to date, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower Agent as fairly presenting the financial condition, results of operations and cash flows of the Borrower Agent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and

(ii) a narrative discussion of the financial condition of the Borrower Agent and its Subsidiaries and results of operations and the liquidity and capital resources for the fiscal quarter then ended, prepared by a Responsible Officer of the Borrower Agent.

(c) Monthly Financial Statements. Within thirty (30) days after the end of each fiscal month, commencing with the fiscal month ended February 28, 2022, the interim consolidated Financial Statements of the Borrower Agent and its Subsidiaries as at the end of such month and for the fiscal year to date, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower Agent as fairly presenting the financial condition, results of operations and cash flows of the Borrower Agent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(d) Compliance Certificate. Together with the delivery of each of the Financial Statements referred to in Section 7.11(a), 7.11(b) and 7.11(c), a compliance certificate, substantially in the form of Exhibit H (a “Compliance Certificate”), signed by a Responsible Officer of the Borrower Agent, which shall, among other things, attach a schedule setting forth a reasonably detailed calculation of EBITDA for the most recently ended Measurement Period.

(e) Borrowing Base Certificate. Monthly, not later than the twentieth (20th) day of each month, a certificate signed by a Responsible Officer of the Borrower Agent substantially in the form of Exhibit I and provided to the Agent in electronic format in the Borrowing Base portal tab in ABLSoft (a “Borrowing Base Certificate”), calculating the Borrowing Base and detailing the Eligible Receivables and Eligible Inventory, containing a detailed calculation of Excess Availability and reflecting all sales, collections, and debit and credit adjustments, as of the last day of the preceding month (or as of a more recent date as the Agent may from time to time reasonably request), which shall be prepared by or under the supervision of a Responsible Officer of the Borrower Agent and certified by such Responsible Officer; provided that, during any Increased Reporting Period, the Borrower Agent shall deliver the Borrowing Base Certificate and other reporting described above weekly, on the second Business Day of each calendar week, as of the last Business Day of the preceding calendar week. In addition, the Borrower Agent shall deliver, or cause to be delivered, all of the information and items described on Annex B as and when required pursuant to Annex B.

(f) Additional Borrowing Base Certificates. In the event that any Loan Party or any Subsidiary shall engage in (i) any transaction or series of related transactions permitted by permitted by any of Section 8.5(k), (l) or (n) or (ii) any other transaction or series of related transactions (other than any transaction or series of related transactions arising from activities of the Loan Parties in the ordinary course of business and not prohibited by this Agreement), in each case, which results in (A) the sale, transfer, or other disposition (including pursuant to the sale of Equity Interests in a Subsidiary, or a merger, liquidation, amalgamation, division, contribution of assets, Equity Interests or Indebtedness or otherwise) of assets included in the determination of the Borrowing Base, or (B) the exclusion and/or removal of assets which were included in the determination of the Borrowing Base (including, as a result of the application of the eligibility criteria, in each case of clause (A) and (B), as determined by reference to the Borrowing Base Certificate most recently delivered to the Agent pursuant to Section 7.11(e) and in an aggregate amount for any single or series of related transactions (or other applicable events) in excess of $1,000,000, then prior to or concurrently with the consummation of any such transaction or series of related transactions (or other applicable events), an updated Borrowing Base Certificate reflecting such transactions or series of related transactions (or other applicable events) on a pro forma basis as of the date of the most recently delivered Borrowing Base Certificate, and demonstrating that no Overadvance shall result from such transaction or series of related transactions (or other applicable events).

(g) Collateral to Debt Ratio Reporting. Monthly, not later than the twentieth (20th) day of each month, all information required to calculated the Collateral to Debt Ratio; provided that, during any Increased Reporting Period, the Borrower Agent shall deliver such information weekly, on the second Business Day of each calendar week.

(h) Monthly Operating Report. As soon as practically available but in any event no later than thirty (30) days after the end of each fiscal month (beginning with the fiscal month ending February 28, 2022), the Borrower shall deliver to the Agent a Monthly Operating Report substantially in the form of Exhibit N (a “Monthly Operating Report”), which Exhibit N will be reasonably agreed between the Agent and the Borrower Agent by February 18, 2022 (or such later date as the Agent may reasonably agree).

(i) [Reserved].

(j) Term Loan Reporting. Any documents provided by the Loan Parties to the Term Loan Agent or any Term Loan Lender in accordance with the reporting requirements under the Term Loan Agreement.

(k) SEC Reports. As soon as available, but not later than five (5) Business Days after the same are sent or filed, as the case may be, copies of all financial statements and reports that any Loan Party sends to any of the owners of its Equity Interests or files with the SEC or any other Governmental Authority and not otherwise required to be delivered to the Agent hereto.

(l) Other Financial Information. Promptly after the request by the Agent, such additional financial statements and other related data and information as to the business, operations, results of operations, assets, collateral, liabilities or condition (financial or otherwise) of any Loan Party or any of its Subsidiaries as the Agent may from time to time reasonably request.

(m) KYC. Promptly provide information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws and Beneficial Ownership Regulations.

(n) Corre Debt Facility Reporting. The Borrower Agent shall deliver to the Agent copies of all financial statements, budgets, reports, notices, analyses and other deliverables that are delivered or required to be delivered pursuant to the terms of the Corre Loan Documents, in each case promptly after delivery to the administrative agent under the Corre Debt Facility (or any other person as may be required under the terms of the Corre Loan Documents).

(o) [Reserved].

(p) [Reserved].

(q) Lender Calls. Within five (5) Business Days after the quarterly financial statements are to be delivered pursuant to Section 7.11(b) (or, at the reasonable request of the Agent, within five (5) Business Days after the monthly financial statements are delivered pursuant to Section 7.11(c)), participate in conference calls or meetings with the Agent and the Lenders, such calls or meetings to be held at such time as may be agreed to by the Borrower Agent and the Agent, to discuss the financial condition and results of operations of the Borrower Agent and its Subsidiaries for the most recently-ended period for which financial statements have been delivered pursuant to Section 7.11(a), 7.11(b) or 7.11(c), as applicable.

(r) Preliminary Business Plan. Beginning with December 31, 2022, not later than December 31 of each year, the Preliminary Business Plan of the Loan Parties and their Subsidiaries.

(s) Business Plan. Not later than the earlier of (x) ten (10) Business Days after certification by the board of directors of the Borrower Agent and (y) February 28 of each year, the Business Plan of the Loan Parties and their Subsidiaries.

As to any information contained in materials furnished pursuant to Section 7.11(k), the Borrower Agent shall not be separately required to furnish such information under Section 7.11(a), 7.11(b) and 7.11(c) above, but the foregoing shall not be in derogation of the obligation of the Borrower Agent to furnish the information and materials described in Sections 7.11(a), 7.11(b) and 7.11(c) at the times specified therein.

Documents required to be delivered pursuant to Sections 7.11(a), 7.11(b), 7.11(c) or 7.11(k) (to the extent any such documents are included in materials otherwise filed with the SEC or available on the Borrower Agent’s website) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address: https://www.teaminc.com; or (ii) on which such documents are posted on the Borrower Agent’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Borrower Agent shall notify (by fax or e-mail transmission) the Agent and each Lender of the posting of any such documents and provide to the Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower Agent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. The Agent and the Delayed Draw Term Lenders shall agree as to procedures governing the distribution of the documents and information delivered to the Agent pursuant to this Section 7.11.

7.12 Payment of Liabilities. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay and discharge, in the ordinary course of business, all obligations and liabilities (including tax liabilities and other governmental charges), except where (i) the same may be contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in accordance with GAAP and (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.13 ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties shall, and shall cause each of their Subsidiaries and ERISA Affiliates to, (a) maintain each Plan intended to qualify under Section 401(a) of the Code so as to satisfy the qualification requirements thereof, (b) contribute, or require that contributions be made, in a timely manner (i) to each Pension Plan in amounts sufficient (x) to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, if applicable, (y) to satisfy any other Requirements of Law and (z) to satisfy the terms and conditions of each such Pension Plan, and (ii) to each Foreign Plan in amounts sufficient to satisfy the minimum funding requirements of any applicable law or regulation, without any application for a waiver from any such funding requirements, (c) cause each Plan or Foreign Plan to comply in all material respects with applicable law (including all applicable statutes, orders, rules and regulations) and (d) pay in a timely manner, in all material respects, all required premiums to the PBGC. As used in this Section 7.13, “Foreign Plan” means any Plan or Pension Plan that is subject to any Requirement of Law other than ERISA or the Code and that is maintained, or otherwise contributed to, by a Loan Party or any of its Subsidiaries for the benefit of employees outside the United States and Canada.

7.14 Environmental Matters. The Loan Parties shall, and shall cause each of their Subsidiaries to, conduct its business so as to comply in all material respects with and address all liabilities under all applicable Environmental Laws and obtain and renew all Permits, except, in each case, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.15 Intellectual Property. The Loan Parties shall, and shall cause each of their Subsidiaries to, do and cause to be done all things necessary to preserve and keep in full force and effect all of its material registrations of Trademarks, Patents and Copyrights.

7.16 Solvency. The Loan Parties, taken as a whole, shall be and remain Solvent at all times.

7.17 [Reserved].

7.18 Access to Employees, Etc.

(a) At the request of Agent from time to time, the Borrowers shall cause senior employees that are the head of any business line or division and senior members of the internal finance teams of the Borrowers and their Subsidiaries to meet with representatives of the Agent and Lenders (which meeting shall be in person or virtual at the reasonable request of the Agent); and

(b) At the request of Agent from time to time, the Borrowers and each Subsidiary thereof shall use reasonable best efforts to facilitate a dialogue between the Agent and any investment bankers, consultants or other professionals (other than accountants) or other senior personnel of the Borrowers or any of its Subsidiaries as soon as reasonably practicable after such request.

7.19 Sanctions; Anti-Money Laundering Laws and Anti-Corruption Laws. Each of the Loan Parties shall comply with all applicable Sanctions and in all material respects with Anti-Money Laundering Laws and Anti-Corruption Laws and shall maintain all of the necessary Permits required pursuant to any applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws in order for such Loan Party to continue the conduct of its business as currently conducted, and will maintain policies procedures, and internal controls designed to promote and achieve compliance with such applicable laws and with the terms and conditions of this Agreement.

7.20 Formation of Subsidiaries; Further Assurances. Each Loan Party will, at the time that any Loan Party forms or acquires any direct or indirect Material Subsidiary organized or incorporated under the laws of a Security Jurisdiction after the Closing Date (including in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), within thirty (30) days of such event (or such later date as permitted by the Agent in its reasonable discretion) (a) cause such new Material Subsidiary to provide to the Agent a joinder or similar document to the applicable Security Documents, (b) deliver to the Agent financing statements with respect to such Material Subsidiary, a Pledged Interests Addendum with respect to the Equity Interests of such Material Subsidiary (to the extent the shareholder of such Material Subsidiary is also a Loan Party), and such other security agreements (including Mortgages with respect to any Real Property owned in fee of such new Material Subsidiary), all in form and substance reasonably satisfactory to the Agent, necessary to create the Liens intended to be created under the Security Documents; provided that the joinder to this Agreement or the Security Documents, shall not be required to be provided to the Agent with respect to any Subsidiary that is not organized or incorporated under the laws of a Security Jurisdiction; provided, further, that Team Industrial Services (UK) Limited shall not be required to become a Loan Party unless otherwise agreed between Borrower Agent and Agent after Borrower Agent obtains the consent of The Trustees of the Furmanite International Limited Pension Plan to permit Team Industrial Services (UK) Limited to grant first-priority security over its assets in favor of the Agent, (c) provide, and cause the applicable Loan Party to provide, to the Agent a Pledged Interests Addendum and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Material Subsidiary and (to the extent the shareholder of such Material Subsidiary is also a Loan Party); provided that only sixty-five percent (65%) (or such higher percentage that would not cause an adverse tax impact on any Loan Party pursuant to Section 245A of the Code and Treasury Regulation Section 1.956-1) of the total outstanding Voting Interests of any first tier CFC (other than a Protected CFC) (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged (which pledge, if reasonably requested by the Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (d) provide to the Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to the Agent, which, in its Permitted Discretion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a Mortgage); provided that no Real Property located in the United States shall be taken as Collateral unless Lenders receive forty-five (45) days advance notice and each Lender confirms to the Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by all applicable flood insurance laws or as otherwise satisfactory to such Lender (and the Borrowers shall not be required to comply with this Section 7.20 with respect to such Real Property until such flood compliance has occurred). At the request of the Borrower Agent and subject to the consent of the Agent, a newly formed or acquired Subsidiary that is not a Foreign Subsidiary may be joined as a borrower hereunder by providing to the Agent a Joinder to this Agreement; provided that no such Person shall become a Borrower until each Lender has received and approved documentation and other information requested by such Lender in connection with applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act (and the Borrowers shall not be required to comply with this Section 7.20 with respect to such Subsidiary until such KYC compliance has occurred). Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and, to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all at the expense of the Loan Parties; provided that no such action shall be required with respect to tangible assets located in Quebec unless the aggregate fair market value of such tangible assets exceeds C$750,000.

7.21 Post-Closing Covenants. As promptly as practicable, and in any event within the applicable time period set forth on Schedule 7.21 (or such longer time as the Agent may agree in writing in its sole discretion), each Loan Party will deliver all documents and take all actions set forth on Schedule 7.21.

7.22 [Reserved].

7.23 Residency for Dutch Tax Purposes. Each Dutch Loan Party will remain resident for tax purposes in the Netherlands only and not create a permanent establishment or permanent representative outside the Netherlands, unless with the prior written consent of the Agent.

7.24 Fiscal Unity for Dutch Tax Purposes. Any fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes (vennootschapsbelasting) in which a Loan Party is included, will consist of Loan Parties only, unless with the prior written consent of the Agent. The Borrower will procure that no member of the Group requests a decision (beschikking) from the Dutch tax authority for the inclusion of any entity that is not a Loan Party in a fiscal unity for Dutch value added tax (omzetbelasting) purposes in which a Loan Party is included, unless with the prior written consent of the Agent.

7.25 Allocation of Tax Losses upon Termination of Fiscal Unity for Dutch Tax Purposes. If, at any time, a Loan Party is member of a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes (vennootschapsbelasting) and such fiscal unity is, in respect of that Loan Party, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with the Agent or a Lender enforcing its rights under any Loan Document, such Loan Party shall, at the request of the Agent, together with the parent company (moedermaatschappij) or deemed parent company (aangewezen moedermaatschappij) of that fiscal unity, for no consideration and as soon as reasonably practicable, lodge a request with the relevant Governmental Authority to allocate and surrender any tax losses (within the meaning of Article 20 of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)) to the Loan Party leaving the fiscal unity, to the extent such tax losses are attributable (toerekenbaar) to that Loan Party (within the meaning of Article 15af of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)).

ARTICLE VIII

NEGATIVE COVENANTS

Each of the Borrowers covenants and agrees that, until Payment in Full of all Obligations:

8.1 Indebtedness. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness other than:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness existing on the Closing Date and set forth in Schedule 8.1(b), and any Refinancing Indebtedness in respect of such Indebtedness;

(c) Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness) to finance all or any part of the purchase, lease, construction, installment, repair or improvement of property, plant or equipment or other fixed or capital assets, in an aggregate principal amount not to exceed greater of (i) $15,000,000 and (ii) an amount equal to 3.0% of Consolidated Tangible Assets at any time outstanding, and any Refinancing Indebtedness in respect of such Indebtedness; provided that such Indebtedness is incurred within ninety (90) days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;

(d) Bank Product Obligations (other than arising under Hedging Agreements) and Indebtedness under Permitted Hedging Agreements;

(e) to the extent constituting Indebtedness, any Permitted Intercompany Investment;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, provided in the ordinary course of business;

(g) guarantees of Indebtedness of the Loan Parties or their Subsidiaries permitted to be incurred under this Agreement; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(h) any Indebtedness incurred in connection with any loan or grant programs made available to any Loan Party or any of their Subsidiaries under any financial support or funding program sponsored, funded, or guaranteed, in whole or in part, by any Dutch Governmental Authority in connection with the COVID-19 pandemic (including without limitation, the NOW regime) in an aggregate amount not to exceed $250,000 at any time outstanding;

(i) endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(j) Indebtedness incurred in the ordinary course of business in respect of (i) overdraft facilities, employee credit card programs, purchasing card programs, netting services, automatic clearinghouse arrangements and other Cash Management Services and similar arrangements, and in connection with securities and commodities arising in connection with the acquisition or disposition of Permitted Investments and not any obligation in connection with margin financing, (ii) up to $3,000,000 in the aggregate of bankers’ acceptance, bank guarantees or letter of credit facilities (in each case, excluding any letters of credit listed on Schedule 8.1(s)), in each case, in the ordinary course of business, (iii) the endorsement of instruments for deposit or the financing of insurance premiums, (iv) deferred compensation or similar arrangements to the employees of the Loan Parties or any of their Subsidiaries, (v) obligations to pay insurance premiums or take or pay obligations contained in supply agreements and (vi) Indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to any Loan Party or any of its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of the annual premium for such insurance;

(k) the Term Loan Obligations in an amount not to exceed the Term Loan Cap (as defined in the Intercreditor Agreement);

(l) Indebtedness of the Borrower Agent or any Material Subsidiary in the form of purchase price adjustments or indemnification incurred in connection with the any Permitted Investment or any disposition permitted under Section 8.5;

(m) Subordinated Debt (other than the Corre Obligations) in an aggregate amount not to exceed $15,000,000 at any time outstanding;

(n) (i) the 2017 Senior Convertible Notes (including any paid-in-kind interest in respect thereof, whether in the form of an amendment to existing notes, an exchange of notes or additional notes) and (ii) so long as there exists no Event of Default immediately before and after giving effect to such transaction, any Refinancing Indebtedness maturing at least one hundred eighty (180) days after the Scheduled Maturity Date that replaces the 2017 Senior Convertible Notes;

(o) Indebtedness of Subsidiaries of the Borrower Agent that are not organized or incorporated under the laws of a Security Jurisdiction in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(p) unsecured Indebtedness not otherwise permitted in this Section 8.1 in an aggregate amount not to exceed $7,500,000 at any time outstanding;

(q) the Corre Obligations in an aggregate principal amount not to exceed the sum of $75,000,000 plus the principal amount of any 2017 Senior Convertible Notes exchanged for Corre Obligations in accordance with the terms hereof plus any paid-in-kind interest and fees thereon (not to exceed the rate or ratable amount of interest and fees payable under the Corre Loan Documents as in effect on November 9, 2021), in aggregate; provided that Corre Obligations incurred in connection with an exchange or refinancing of the 2017 Senior Convertible Notes shall not (A) exceed, in initial principal amount, the principal amount of the

2017 Senior Convertible Notes as of November 9, 2021 (which amount was $93,130,000 as of November 9, 2021 plus any paid-in-kind interest to the date of such exchange or refinancing), or (B) provide for the payment of any “call premium”, “make-whole”, “prepayment premium” or equivalent amounts;

(r) Indebtedness of any Loan Party or any of its Subsidiaries consisting of (i) mortgage debt secured by Real Property or equipment of any Loan Party or any Subsidiary (and the proceeds of such Real Property or equipment consisting entirely of cash and Cash Equivalents) incurred on arm’s length terms or terms more favorable to the Loan Party or Subsidiary incurring such mortgage debt, in an amount not to exceed the remaining Maximum Sale and Leaseback and Mortgage Debt Amount at the time such mortgage debt is incurred or (ii) Indebtedness resulting from Sale and Leaseback Transactions permitted pursuant to Section 8.5(m); provided that no Indebtedness consisting of mortgage debt incurred pursuant this Section 8.1(r) shall have a final scheduled maturity earlier than the date that is six (6) months following the Scheduled Maturity Date (as determined at the time such Indebtedness is incurred); provided, further, that the principal amount of Indebtedness incurred pursuant to clause (i) this Section 8.1(r) shall not exceed $20,000,000 in the aggregate; and

(s) Indebtedness consisting of the letters of credit as in effect on the date hereof and listed on Schedule 8.1(s) and reimbursement obligations in respect thereof.

8.2 [Reserved].

8.3 Entity Changes, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, divide, merge, amalgamate or consolidate with any Person, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution)except that, so long as no Default exists or would result therefrom:

(a) any such Subsidiary may merge or amalgamate with or liquidate or dissolve into (i) the Borrower Agent, provided that the Borrower Agent shall be the continuing or surviving Person, or (ii) any one or more Subsidiaries; provided that (A) when a Subsidiary which is not a Loan Party merges or amalgamates with a Loan Party, the Loan Party shall be the continuing, resulting or surviving Person, (B) to the extent a U.S. Loan Party or a Canadian Loan Party is party to any such merger or amalgamation or is the subject of any such liquidation or dissolution, a U.S. Loan Party or a Canadian Loan Party shall be the resulting or surviving entity and (C) notwithstanding anything to the contrary herein, to the extent a Loan Party (other than a U.S. Loan Party or Canadian Loan Party) is party to any such merger or is the subject of any such liquidation or dissolution, a Loan Party shall be the surviving entity;

(b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower Agent or to a Guarantor (or if such Subsidiary is not a Guarantor to another Subsidiary which is not a Guarantor); provided that, to the extent such Subsidiary selling all or substantially all of its assets is a U.S. Loan Party or a Canadian Loan Party, a U.S. Loan Party or a Canadian Loan Party shall be the recipient of such assets;

(c) the Borrower Agent and any Subsidiary may change its jurisdiction of organization or incorporation; provided (i) such Person provides the Agent with at least twenty (20) days prior written notice of change, (ii) no Default exists at such time, and (iii) if such Person is organized or incorporated in the United States, Canada, England and Wales, or The Netherlands, (A) such new jurisdiction is in the same nation state and (B) if such Person is a Loan Party, such Person shall deliver such Security Documents and any other documentation (including opinions) as may be requested by the Agent to ensure the Agent maintains a valid, enforceable and perfected first priority Lien on the Collateral of such Person (subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors in respect of Capitalized Lease Obligations); and

(d) after providing any applicable prior written notice to the Agent pursuant to Section 7.8(c), any Subsidiary may change in legal form if such change is not materially disadvantageous to the Lenders.

8.4 Change in Nature of Business. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time make any material change in the nature of their business as carried on at the date hereof or enter into any new line of business that is not similar, corollary, related, ancillary, incidental or complementary, or a reasonable extension, development or expansion thereof or ancillary thereto the business as carried on as of the date hereof.

8.5 Sales, Etc. of Assets. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of any of its assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”) except:

(a) sales of Inventory in the ordinary course of business;

(b) the sale or other disposition of obsolete or worn out property, or other property no longer used or useful in the conduct of business, in each case, disposed of in the ordinary course of business (and not part of an accounts receivable financing, factoring or similar transaction (other than by a Subsidiary which is not a Loan Party if done in ordinary course));

(c) the sale, transfer or other disposition of cash and Cash Equivalents in the ordinary course of business;

(d) sales, transfers or other dispositions of property that are a settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of any Loan Party or any Subsidiary;

(e) non-exclusive licenses of Intellectual Property in the ordinary course of business and not interfering in any material respect with the business of the Loan Parties and their Subsidiaries;

(f) the abandonment of Intellectual Property (or lapse of any registration or application in respect of Intellectual Property) that is, in the reasonable good faith business judgment of the applicable Loan Party, no longer economically practicable to maintain or useful in the conduct of the business of the Loan Parties and their Subsidiaries;

(g) [reserved];

(h) dispositions permitted under Section 8.3;

(i) dispositions of property to a Loan Party or a Subsidiary; provided, that, (i) if the transferor of such property is a U.S. Loan Party or a Canadian Loan Party, the transferee thereof must be a U.S. Loan Party or a Canadian Loan Party or (B) such Disposition shall constitute a Permitted Investment and (ii) if the transferor of such property is a Loan Party (other than a U.S. Loan Party or a Canadian Loan Party, (A) the transferee thereof must be a Loan Party or (B) such Disposition shall constitute a Permitted Investment; provided, further, that Permitted Intercompany Cash Management Payments shall be permitted at all times;

(j) dispositions constituting Permitted Investments;

(k) sales or dispositions of other assets (including intangible property related to such fixed assets) so long as made at fair market value and the aggregate fair market value of all assets disposed of in the aggregate (including the proposed disposition) would not exceed $5,000,000 in any calendar year and not part of an accounts receivable financing, factoring or similar transaction (other than by a Subsidiary which is not a Loan Party if done in ordinary course of business);

(l) sales, transfers or other disposals (in each case, whether direct or indirect, and including Sale and Leaseback Transactions) of any assets outside the ordinary course of business, solely to the extent that (i) such disposition shall have been approved by both the Independent Committee (as defined in the Term Loan Agreement as in effect on the Closing Date) and the full board of directors of the Borrower Agent, (ii) an independent fairness opinion shall have been issued by a reputable investment bank or consultancy affirming the fairness of such transaction, (iii) the consideration received from such disposition shall be in the form of cash or Cash Equivalents; provided that to the extent the amount of the Borrowing Base is reduced by such disposition, the Borrowers must apply cash proceeds of such disposition to outstanding Revolving Credit Loans in an amount equal to such reduction in the amount of the Borrowing Base in accordance with Section 2.5(b)(ii);

(m) Sale and Leaseback Transactions, solely to the extent that (i) any such Sale and Leaseback Transaction is on arm’s length terms or terms that are more favorable to the Loan Party or Subsidiary engaging in such Sale and Leaseback Transaction, (ii) the consideration received by such Loan Party or Subsidiary shall be at least equal to the fair market value of the property that is subject to such Sale and Leaseback Transaction and shall be in the form of cash or Cash Equivalents and (iii) at the time of such Sale and Leaseback Transaction, the aggregate fair market value of all property that is subject to such Sale and Leaseback Transactions in the aggregate shall not exceed the remaining Maximum Sale and Leaseback and Mortgage Debt Amount at such time; and

(n) other potential asset divestitures by the Loan Parties and their Subsidiaries, as disclosed to the Agent on or prior to the Closing Date and solely to the extent that (A) any such sale or disposition is on arm’s length terms or terms that are more favorable to the Loan Party or Subsidiary engaging in such sale or disposition, and (B) the consideration received by such Loan

Party or Subsidiary shall be at least equal to the fair market value of the property that is subject to such sale or disposition and shall be in the form of cash or Cash Equivalents; provided that to the extent the amount of the Borrowing Base is reduced by such disposition, the Borrowers must apply cash proceeds of such disposition to outstanding Revolving Credit Loans in an amount equal to such reduction in the amount of the Borrowing Base in accordance with Section 2.5(b)(ii).

Notwithstanding the foregoing, no transaction under this Section 8.5 (other than as provided in clause (e) above) shall include the disposition or transfer of Intellectual Property to any Person (other than a Loan Party) which could reasonably be expected to be necessary in connection with the exercise of remedies with respect to the ABL Priority Collateral during the continuation of an Event of Default, unless the Agent shall have entered into a license agreement, in form and substance reasonably satisfactory to the Agent, with the purchaser or transferee of such Intellectual Property, which provides for the use of such Intellectual Property during the continuation of an Event of Default (it being understood and agreed that no Intellectual Property shall be deemed necessary in connection with the exercise of remedies to the extent such Intellectual Property no longer relates to any ABL Priority Collateral remaining after giving effect to any such disposition or transfer).

8.6 Use of Proceeds. The Borrowers will not (a) use any portion of the proceeds of any Loan in violation of Section 2.4 or for the purpose of purchasing or carrying any Margin Stock in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement, or (b) take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any other Loan Document to violate any regulation of the Federal Reserve Board. The Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of any Sanction, in each case in violation of applicable Sanctions; or (ii) in any manner that would result in a violation of a Sanction, Anti-Corruption Law or other applicable law by any Person (including any Secured Party or other individual or entity participating in any transaction). The Borrowers shall not, and shall procure that its Subsidiaries and its respective directors, officers, employees, agents, and joint venture partners shall not fund, directly or indirectly, all or part of, any repayment under this Agreement out of proceeds derived from dealings with or property of a Sanctioned Person in violation of applicable Sanctions.

8.7 [Reserved].

8.8 Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to any assets other than Permitted Liens. For the avoidance of doubt, the Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on any assets that secure the 2017 Senior Convertible Notes (it being understood that no such Liens exist as of the Closing Date).

8.9 Dividends, Redemptions, Distributions, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, pay any dividends or make any distributions on or in respect of its Equity Interests, or purchase, redeem or retire any of its Equity Interests or any warrants, options or rights to purchase any such Equity Interests, whether now or hereafter outstanding (“Interests”), or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of such Interests, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Loan Parties or any of their Subsidiaries (all of the foregoing, the “Restricted Payments”), except that:

(a) each Subsidiary may make Restricted Payments to the Borrower Agent and any of its Subsidiaries; provided that if such Subsidiary is not a wholly-owned Subsidiary of the Borrower Agent, such dividends must be made on a pro rata basis to the holders of its Equity Interests or on a greater than ratable basis to the extent such greater payments are made solely to the Borrower Agent or a Subsidiary; provided, further that no Restricted Payment pursuant to this clause (a) may be made by a Domestic Subsidiary to a Foreign Subsidiary;

(b) the Borrower Agent and each Subsidiary may declare and make dividends payable solely in the Equity Interests of such Person (other than Disqualified Equity Interests) so long as, in the case of a Subsidiary, such Subsidiary remains wholly-owned by the Borrower Agent; provided that if such Subsidiary is not a wholly-owned Subsidiary of the Borrower, such dividends must be made on a pro rata basis to the holders of its Equity Interests or on a greater than ratable basis to the extent such greater payments are made solely to the Borrower or a Subsidiary;

(c) the Borrower Agent and each Subsidiary may make Equity Interest repurchases with the proceeds received from the substantially concurrent issue of new shares of its common stock;

(d) the Loan Parties may make Restricted Payments in cash to purchase or redeem or in lieu of the issuance of fractional shares of the Equity Interests of the Borrower Agent in an aggregate amount not to exceed $500,000;

(e) the Loan Parties or their Subsidiaries may make Restricted Payments so long as the Payment Conditions shall have been satisfied with respect thereto; and

(f) to the extent constituting a Restricted Payment, any Permitted Intercompany Cash Management Payments.

Notwithstanding the foregoing, no Restricted Payment shall include the transfer of any Intellectual Property to any Person (other than a Loan Party).

8.10 Investments. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time make or hold any Investment in any Person (whether in cash, securities or other property of any kind) except the following (collectively, the “Permitted Investments”):

(a) Investments existing on, or contractually committed as of, the date hereof and set forth on Schedule 8.10;

(b) Investments in cash and Cash Equivalents;

(c) guarantees by the Loan Parties and their Subsidiaries constituting Indebtedness permitted by Section 8.1;

(d) loans or advances to employees, officers or directors of the Loan Parties or any of their Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $1,000,000 at any time outstanding;

(e) Permitted Hedging Agreements;

(f) Permitted Intercompany Investments;

(g) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction of Accounts from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;

(h) deposits of cash made in the ordinary course of business to secure performance of (i) operating leases and (ii) other contractual obligations that do not constitute Indebtedness;

(i) other Investments (excluding Acquisitions) which in the aggregate do not exceed $10,000,000 at any time outstanding; and

(j) other Investments (excluding Acquisitions) so long as the Payment Conditions shall have been satisfied with respect thereto.

Notwithstanding the foregoing, no Investment shall include the disposition or transfer of any Intellectual Property to any Person (other than to a Loan Party).

8.11 [Reserved].

8.12 Fiscal Year. The Loan Parties will not, and will not permit any of their Subsidiaries to, change their fiscal year from a year ending December 31.

8.13 Accounting Changes. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time make or permit any change in accounting policies, except as required by GAAP.

8.14 [Reserved].

8.15 ERISA Compliance. Except as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly: (i) engage in any Prohibited Transaction for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor; (ii) permit to exist with respect to any Pension Plan any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived; (iii) terminate any Pension Plan where such event would result in any liability of any Loan Party or Subsidiary or ERISA Affiliate under Title IV of ERISA; (iv) fail to make any required contribution or payment to any Multiemployer Plan; (v) fail to pay any required installment or any other payment required under Section 412 or 430 of the Code on or before the due date for such installment or other payment; (vi) amend a Pension Plan resulting in an increase in current liability for the plan year such that any Loan Party or Subsidiary or ERISA Affiliate is required to provide security to such Plan under Section 307 of ERISA or Section 401(a)(29) of the Code; (vii) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA; or (viii) take any action that would cause a Termination Event or the imposition of an excise tax under Section 4978 or Section 4979A of the Code.

8.16 [Reserved].

8.17 UK Pensions.

(a) Each Loan Party shall ensure that:

(i) no member of the Group is or becomes an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (UK)) and is not a scheme within section 38(1)(b) of the Pensions Act 2004 (UK) or “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 (UK) save that for the purposes of this clause, a member of the Group shall not be connected with another company solely by reason of one or more of its directors or employees being a director of that other company) such an employer;

(ii) any contributions that a UK Loan Party or any of its Subsidiaries are required to pay to Furmanite International Limited Pension Plan are so paid before or when they fall due and payable in accordance with the schemes’ governing documentation and any overriding legislation; and

(iii) no action or omission is taken by any member of the Group in relation to a pension scheme which has or is reasonably likely to have a Material Adverse Effect including, without limitation, the commencement of winding-up proceedings but excluding for these purposes any action or omission that is taken by any member of the Group in relation to the continuation or termination of employment of any employee of the Group (on grounds of ill-health or otherwise).

(b) Each Loan Party shall promptly:

(i) notify the Agent of any material change in the rate of contributions to the Furmanite International Limited Pension Plan paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise);

(ii) provide to the Agent a copy of the Recovery Plan (and any amendments and/or variations thereto from time to time); and

(iii) (subject to any confidentiality obligations) provide copies of all notifications made to the Pensions Regulator under section 69 of the Pensions Act 2004 (as amended from time to time).

(c) Each Loan Party shall immediately notify the Agent:

(i) if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator;

(ii) (subject to any confidentiality obligations) of any investigation or proposed investigation by the Pensions Regulator of which it is aware which has resulted or may result in the Pensions Regulator taking any regulatory action against any member of the Group; and

(iii) any event of which it is aware which has triggered or may trigger a debt on any member of the Group under sections 75 or 75A of the Pensions Act 2004.

8.18 Prepayments and Amendments. The Loan Parties will not, and will not permit any of their Subsidiaries to,

(a) at any time make any voluntary prepayment or any mandatory prepayment with respect to excess cash flow (or similar) mandatory prepayment (i) with ABL Priority Collateral in respect of any principal of any Term Loan Obligation (other than with proceeds of Refinancing Indebtedness with respect thereto), unless the Payment Conditions are satisfied with respect thereto (provided that, for the avoidance of doubt, the Loan Parties may prepay the Term Loan Obligations with proceeds of Term Loan Priority Collateral or, subject to the Intercreditor Agreement, otherwise in accordance with Section 2.5(b) of the Term Loan Agreement as in effect on the Closing Date) or (ii) Indebtedness with an outstanding principal amount in excess of $5,000,000 (other than with proceeds of Refinancing Indebtedness with respect thereto), unless, in each case, the Payment Conditions are satisfied with respect thereto; provided that the forgoing clause (ii) shall not prohibit any conversion of the 2017 Senior Convertible Notes into Corre Obligations in accordance with Section 8.1(q) or into Equity Interests of the Borrower Agent; provided, further, that the Loan Parties shall be permitted to pay cash interest in respect of the 2017 Senior Convertible Notes in an amount not to exceed $2,250,000 per year (in aggregate), solely to the extent that such cash interest is not directly or indirectly payable to Corre Partners Management, LLC or any Affiliate of Corre Partners Management, LLC and affiliates of the foregoing that are holders of the 2017 Senior Convertible Notes; or

(b) directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Material Indebtedness (other than the Term Loan Obligations) in a manner that could reasonably be expected to be materially adverse to the interests of the Lenders and, in respect of the Term Loan Documents in a manner that (A) shortens the stated final maturity date of the Term Loan Obligations as in effect on the date hereof or (B) restricts any Loan Party from making payments of the Obligations that would otherwise be permitted under the Term Loan Documents as in effect on the Closing Date, and

(ii) the Governing Documents of any Loan Party or any of its Subsidiaries, in each case, if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

8.19 Lease Obligations. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time create, incur or assume any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback transaction other than (i) operating lease transactions for equipment paid for by such operating leases and (ii) any Sale and Leaseback Transactions permitted under Section 8.5(m).

8.20 [Reserved].

8.21 [Reserved].

8.22 Term Loan Interest Reserve Account. The Loan Parties shall not, at any time, deposit any proceeds of Revolving Credit Loans or any proceeds of Collateral into the Term Loan Interest Reserve Account. The Term Loan Interest Reserve Account may be funded solely with proceeds of the “First Delayed Draw Term Loan” (as defined in the Corre Credit Agreement) in an amount not to exceed $4,131,944.00, and the Loan Parties shall provide the Agent with reasonable access to and information regarding the Term Loan Interest Reserve Account as may be reasonably requested by the Agent to confirm the balance in such deposit account and to confirm that no proceeds of Revolving Credit Loans or any proceeds of Collateral have been deposited into such deposit account.

8.23 Negative Pledge. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or suffer to exist any agreement (other than in favor of the Agent) prohibiting or conditioning the creation or assumption of any Lien in favor of the Obligations upon any of its assets; provided that the foregoing shall not apply to: (i) restrictions or conditions imposed by Requirements of Law or by this Agreement or any other Loan Document, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, (iii) restrictions or conditions imposed by any agreement relating to secured or purchase money Indebtedness or capital leases permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv) customary provisions in lease and other contracts restricting the assignment thereof, (v) customary anti-assignment clauses in licenses under which the Borrowers or any of their Subsidiaries are the licensees, (vi) any agreement in effect at a time a Person becomes a Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary, (vii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents; provided that such amendments or refinancings are no more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those prior to such amendments or refinancings, (viii) customary restrictions on Liens imposed by agreements relating to cash deposits and in the ordinary course of business, and (ix) restrictions and conditions contained in any of the Term Loan Documents.

8.24 Affiliate Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or be party to any transaction with an Affiliate, except (i) financing transactions contemplated by the Loan Documents; (ii) transactions with Affiliates that are in effect as of the Closing Date, as shown on Schedule 8.23; (iii) transactions with Affiliates in the ordinary course of business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; provided that the foregoing restrictions shall not apply to (i) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business, (ii) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower Agent and its Subsidiaries in the ordinary course of business, (iii) any transaction solely between or among the Subsidiaries that are not Loan Parties, (iv) any transaction solely between or among Loan Parties, and (v) guarantees by the Borrower or any Subsidiary of operating leases or other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Subsidiary in the ordinary course of business or consistent with past practices. Notwithstanding the foregoing, no transaction involving any Affiliate (other than a Loan Party) shall include the disposition or transfer of any Intellectual Property, except to the extent permitted by Section 8.5 (including, for the avoidance of doubt, in compliance with the last paragraph of Section 8.5).

8.25 Quebec Collateral. The Loan Parties will not, and will not permit any of their Subsidiaries to own tangible assets in Quebec having a fair market value in excess of C$750,000 unless the Agent has confirmed in writing that it is satisfied that the Loan Parties or Subsidiaries owning such tangible assets in Quebec have taken all action that the Agent has requested in order to perfect and protect the Agent’s security interest in such tangible assets under the laws of Quebec.

ARTICLE IX

FINANCIAL COVENANT(S)

Until the Payment in Full of all Obligations:

9.1 Unfinanced Capital Expenditures. Each Borrower hereby covenants and agrees that the Loan Parties and their Subsidiaries will not exceed $20,000,000 in Unfinanced Capital Expenditures during any calendar year (such amount, the “Maximum Annual Capital Expenditures”); provided that this Section 9.1 will not apply if the Net Leverage Ratio is less than or equal to 4.00 to 1.00 as of the end of the second and fourth fiscal quarter of such calendar year; provided, further, that the Loan Parties and their Subsidiaries may exceed the Maximum Annual Capital Expenditures in amounts acceptable to and subject to the written consent of the Agent.

ARTICLE X

EVENTS OF DEFAULT

10.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) Payment Defaults. Any Loan Party shall fail to pay any (i) principal of any Loan when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise; or (ii) interest, fees, Lender Group Expenses or other Obligations (other than an amount referred to in the foregoing clause (i)) when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise, and such default continues unremedied for a period of three (3) Business Days; or

(b) Default in Performance of Certain Covenants. There shall occur a default in the performance or observance of any covenant contained in (i) Section 2.4, 2.5(a), 2.5(b), 2.7, 7.1, 7.6, 7.7, 7.8, 7.11, 7.16, 7.17, 7.18, 7.19, 7.20, or 7.21, Article VIII, Article IX; or (ii) this Agreement or any other Loan Document (other than those referred to in Section 10.1(a) and Section 10.1(b)(i)) and such default continues for a period of thirty (30) days after the earlier of (x) the date on which such default first becomes known to any Responsible Officer of any Loan Party or (y) written notice thereof from the Agent to the Borrower Agent; or

(c) UK Pension Matters. The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any Loan Party; or

(d) Insolvency Events. Any Loan Party or any of its Material Subsidiaries shall become the subject of an Insolvency Event; or

(e) Cross-Defaults. (i) Any Loan Party or any of its Subsidiaries shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders (or a trustee or agent on behalf of such holder or holders) to declare any Material Indebtedness to be due and payable, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(f) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries under or in connection with any Loan Document, or in any Financial Statement, report, document or certificate (including any Borrowing Base Certificate or Compliance Certificate) delivered in connection therewith, shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) when made or deemed made; or

(g) Judgments. Any judgment or order for the payment of money which, when taken together with all other judgments and orders rendered against the Loan Parties and their Subsidiaries exceeds $12,500,000 in the aggregate (to the extent not covered by insurance) and either (i) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (B) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award; or

(h) Change of Control. A Change of Control shall occur, except for any Change of Control transaction that results in Corre Affiliates maintaining (A) beneficial ownership (inclusive of any rights to obtain such ownership through the exercise of warrants or the conversion rights of other securities) of not less than five percent (5%) of the Equity Interests of the Borrower Agent and/or (B) representation or the right to appoint at least one representative, on the Governing Body of the Borrower Agent; or

(i) Failure of Liens. Any Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected Lien on any material portion of the Collateral having the priority required by this Agreement or the relevant Security Document; or

(j) Intercreditor Agreement. The Intercreditor Agreement shall be invalidated or otherwise cease to constitute the legal, valid and binding obligations of the Term Loan Agent enforceable in accordance with its terms or the Term Loan Agent denies or contests the validity or enforceability of the Intercreditor Agreement (in each case, to the extent that any Term Loan Obligations remain outstanding); or

(k) Failure of Loan Documents. (i) Any covenant, agreement or obligation of a Loan Party contained in or evidenced by any of the Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms; (ii) any Loan Party shall deny or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith or shall otherwise challenge any of its obligations under any of the Loan Documents; or (iii) any Liens granted on any of the Collateral in favor of the Agent shall be determined to be void, voidable or invalid, are subordinated or are not given the priority contemplated by this Agreement or any other Loan Document; or

(l) Fundamental Changes. A “Fundamental Change” (as defined in the indenture governing the 2017 Senior Convertible Notes) shall occur.

10.2 Remedies Upon Event of Default; Cash Collateralization.

(a) Remedies Generally. Upon the occurrence and during the continuance of an Event of Default, the Agent may, or at the direction of the Required Lenders shall, take any or all of the following actions:

(i) Acceleration. To declare any or all Obligations immediately due and payable, without presentment, demand, protest or any other action or obligation of the Agent or any Lender, all of which are hereby waived by each Borrower;

(ii) Termination of Commitments. To declare any or all of the Commitments immediately terminated and, at all times thereafter, any Loan made by the Lenders and any Letter of Credit Extension made by the Letter of Credit Issuer shall be made or issued in respective discretion of the applicable Lenders or the Letter of Credit Issuer, as applicable; and

(iii) Cash Collateralization. With respect to all Letters of Credit outstanding at the time of the acceleration of the Revolving Obligations under Section 10.2(a) or otherwise at any time after the Termination Date, the Borrowers shall at such time deposit in a cash collateral account established by or on behalf of the Agent sufficient funds to Collateralize the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be under the sole dominion and control of the Agent and applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the balance, if any, in such cash collateral account, after all such Letters of Credit shall have expired or been fully drawn upon shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations have been Paid in Full, the balance, if any, in such cash collateral account shall be returned to the Borrowers or to such other Person as may be lawfully entitled thereto;

provided that, upon the occurrence of any Event of Default with respect to a Loan Party specified in Section 10.1(d), (i) the obligation of each Lender to make Loans and any obligation of the Letter of Credit Issuer to make Letter of Credit Extensions shall automatically terminate, (ii) all Obligations (including, any Revolving Credit Termination Premium and any Delayed Draw Termination Premium) shall automatically become immediately due and payable, and (iii) the obligation of the Borrowers to Collateralize the aggregate then undrawn and unexpired amount of such Letters of Credit pursuant to Section 10.2(a)(iii) shall automatically become effective, in each case without further act of the Agent or any Lender.

(b) Delayed Draw Standstill Period. If at any time while any Delayed Draw Term Loan is outstanding any Delayed Draw Event of Default occurs and is continuing (unless the Required Delayed Draw Term Lenders have waived such Delayed Draw Event of Default) and the Delayed Draw Standstill Period has expired, the Agent, at the written request of the Required Delayed Draw Term Lenders shall, within a reasonable time after receipt of such written request (but in any event within three (3) Business Days with respect to clause (i) and (ii) below, only) take any or all of the following actions:

(i) Acceleration. To declare all Delayed Draw Obligations to be immediately due and payable, without presentment, demand, protest or any other action or obligation of the Agent or any Lender, all of which are hereby waived by each Borrower;

(ii) Termination of Delayed Draw Term Loan Commitments. To declare the Delayed Draw Term Loan Commitments to be immediately terminated and, at all times thereafter, any Delayed Draw Term Loan made by the Delayed Draw Term Lenders shall be made in the sole discretion of the Delayed Draw Term Lenders;

(iii) Other Remedies. Whether or not the maturity of the Delayed Draw Term Loans shall have been accelerated pursuant hereto, proceed to exercise any and all other remedies available under the Loan Documents at law or in equity on behalf of the Delayed Draw Term Lenders solely with respect to the European Collateral, the Dutch Loan Parties and the UK Loan Parties, including commencing and prosecuting any suits, actions or proceedings at law or in equity in any court of competent jurisdiction and collecting the European Collateral or any portion thereof and enforcing any other right in respect of any European Collateral, all in such manner as the Agent may determine in its reasonable discretion; provided, however, that the Required Delayed Draw Term Lenders will not request or direct the Agent to commence or continue the exercise of any secured creditor remedies with respect to the European Collateral (or the Dutch Loan Parties and the UK Loan Parties) or direct or request the Agent to seek or continue any rights and remedies under this Agreement, any of the other Loan Documents or applicable law on behalf of the Delayed Draw Secured Parties with respect to European Collateral (or the Dutch Loan Parties and the UK Loan Parties), in each case, so long as the Agent is diligently pursuing in good faith the exercise of its rights and remedies against substantially all of the Collateral, including through actions taken by the Loan Parties with the consent of the Agent (and, for the avoidance of doubt, the Agent shall have no liability for a failure to follow any such request or direction). Upon the written request of any Delayed Draw Term Lender, the Agent shall provide a description of any ongoing exercise of remedies with respect to the Collateral.

Notwithstanding the foregoing, to the extent (i) an Event of Default under Section 10.1(n) occurs and is continuing (unless the Required Delayed Draw Term Lenders have waived such Event of Default) and (ii) the Revolving Obligations have been Paid in Full (except in the case of an Event of Default under Section 10.1(n)(iii)), the Agent may, and at the direction of the Required Delayed Draw Term Lenders shall, exercise the remedies listed in clauses (i), (ii) and/or (iii) above, as applicable, without any regard to whether the Delayed Draw Standstill Period has expired.

(c) No Effect on Collateral. Notwithstanding the termination of any Commitment or the acceleration of any Obligations pursuant to this Article X, until all Obligations shall have been Paid in Full, the Agent and each Lender shall retain all rights under guaranties and all security in existing and future Receivables, inventory, general intangibles, investment property, real property and equipment of the Loan Parties and all other Collateral held by it hereunder and under the Security Documents, and the Loan Parties shall continue to turn over all Collections to the Agent pursuant to the terms of this Agreement.

(d) Enforcement by Agent. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained by, the Agent in accordance with this Article X for the benefit of the Secured Parties.

10.3 Other Remedies. Subject in all events to Section 10.2(b),

(a) Upon the occurrence and during the continuance of an Event of Default, the Agent shall have all rights and remedies with respect to the Obligations and the Collateral under applicable law (including the UCC and the PPSA) and the Loan Documents, and the Agent may do any or all of the following: (i) remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to Loan Parties’ Receivables or use (at the expense of the Loan Parties) such supplies or space of any Loan Party at any Loan Party’s place of business necessary to administer, enforce and collect such Receivables including any supporting obligations; (ii) accelerate or extend the time of payment, compromise, issue credits, or bring suit on any Loan Party’s Receivables (in the name of such Loan Party or the Agent) and otherwise administer and collect such Receivables; (iii) sell, assign and deliver any Loan Party’s Receivables with or without advertisement, at public or private sale, for cash, on credit or otherwise, subject to applicable law; and (iv) foreclose the security interests created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

(b) The Loan Parties and the Lenders hereby irrevocably authorize the Agent, based upon the instruction of the Required Lenders, to, upon the occurrence and during the continuation of an Event of Default, (i) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under Section 363 of the Bankruptcy Code (or other similar provision of any Debtor Relief Law), (ii) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or other applicable law, or (iii) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by the Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy, in each case, free from any right of redemption, which right is expressly waived by the Borrowers. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days’ notice shall constitute reasonable notification. The Borrowers will assemble the Collateral in their possession and make it available at such locations in the United States as the Agent may specify, whether at the premises of a Loan Party or elsewhere, and will make reasonably available to the Agent the premises and facilities of each Loan Party for the purpose of the Agent’s taking possession of or removing the Collateral or putting the Collateral in saleable form. The Agent may sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Loan Party hereby grants the Agent a license to enter and occupy (in each case, so long as no Event of Default then exists, at reasonable times and subject to reasonable procedures) any of Loan Parties’ leased or owned premises and facilities, without charge, to exercise any of the Agent’s rights or remedies. The proceeds received from any sale of Collateral shall be applied in accordance with Section 10.5. Each Delayed Draw Secured Party agrees not to object to such credit bid, so long as such credit bid does not exceed the amount of the Revolving Obligations.

10.4 License for Use of Intellectual Property, Real Property and Other Property. The Borrowers hereby grants to the Agent a license or other right to use, without charge, all Intellectual Property, advertising materials, Real Property and other rights, assets and materials used by the Borrowers in connection with their businesses or in connection with the Collateral, in each case with respect to any exercise of remedies under the Loan Documents.

10.5 Post-Default Allocation of Proceeds. Notwithstanding anything in any Loan Document to the contrary (but subject to the Intercreditor Agreement), while an Event of Default exists and is continuing, all proceeds of Collateral received by the Agent or any Secured Party and all proceeds realized from the Loan Parties on account of the Collateral (whether pursuant to Section 2.7 or arising from realization on Collateral, setoff or otherwise), shall be allocated as follows:

(a) North American Collateral. With respect to proceeds received from or on account of any U.S. Loan Party or any Canadian Loan Party, or in respect of any North American Collateral:

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including all Lender Group Expenses) payable to the Agent in its capacity as such, including any such fees, indemnities, expenses and other amounts expenses, indemnities and other amounts accrued after an Insolvency Event, whether or not allowed or allowable following such Insolvency Event;

(ii) Second, to payment of that portion of the Revolving Obligations constituting fees (including any Revolving Credit Termination Premium), indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Revolving Credit Lenders and the Letter of Credit Issuer (including all Lender Group Expenses) arising under the Loan Documents, including any such fees, indemnities, and other amounts accrued after an Insolvency Event, whether or not allowed or allowable following such Insolvency Event, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(iii) Third, to the extent not previously reimbursed by the Revolving Credit Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any permitted Overadvances and Protective Advances;

(iv) Fourth, to the extent that Swingline Loans have not been refinanced by a Revolving Credit Loan, payment to the Swingline Lender of that portion of the Revolving Obligations constituting accrued and unpaid interest on the Swingline Loans, including default interest and any interest accrued after an Insolvency Event, whether or not allowed or allowable following such Insolvency Event;

(v) Fifth, to the extent that Swingline Loans have not been refinanced by a Revolving Credit Loan, to payment to the Swingline Lender of that portion of the Revolving Obligations constituting unpaid principal of the Swingline Loans;

(vi) Sixth, to payment of that portion of the Revolving Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Revolving Credit Loans and other Revolving Obligations (other than amounts which constitute Bank Product Obligations), including default interest and Letter of Credit Fees and any interest accrued after an Insolvency Event, whether or not allowed or allowable following such Insolvency Event, ratably among the Revolving Credit Lenders and the Letter of Credit Issuer in proportion to the respective amounts described in this clause Sixth payable to them;

(vii) Seventh, to payment of that portion of the Revolving Obligations constituting unpaid principal of the Revolving Credit Loans, ratably among the Revolving Credit Lenders in proportion to the respective amounts described in this clause Seventh held by them;

(viii) Eighth, to the Collateralization of that portion of the Obligations constituting undrawn amounts under outstanding Letters of Credit;

(ix) Ninth, up to the amount (after taking into account any amounts previously paid pursuant to this clause Ninth during the continuation of the applicable Event of Default) of the most recently established Bank Product Reserve, to pay Bank Product Obligations based upon amounts then certified by the applicable Bank Product Provider to the Agent (in form and substance satisfactory to the Agent) to be due and payable on account of the Bank Product Obligations;

(x) Tenth, to payment of that portion of the Delayed Draw Obligations constituting fees (including any Delayed Draw Termination Premium), indemnities and other amounts (other than principal and interest) payable to the Delayed Draw Term Lenders (including all Lender Group Expenses) arising under the Loan Documents, including any such fees, indemnities, and other amounts accrued after an Insolvency Event, whether or not allowed or allowable following such Insolvency Event, ratably among them in proportion to the respective amounts described in this clause Tenth payable to them;

(xi) Eleventh, to payment of that portion of the Delayed Draw Obligations constituting accrued and unpaid interest on the Delayed Draw Term Loans and other Delayed Draw Obligations, including default interest and any interest accrued after an Insolvency Event, whether or not allowed or allowable following such Insolvency Event, ratably among the Delayed Draw Term Lenders in proportion to the respective amounts described in this clause Eleventh payable to them;

(xii) Twelfth, to payment of that portion of the Delayed Draw Obligations constituting unpaid principal of the Delayed Draw Term Loans, ratably among the Delayed Draw Term Lenders in proportion to the respective amounts described in this clause Twelfth held by them;

(xiii) Thirteenth, to the payment of any other outstanding Revolving Obligations (including all other Bank Product Obligations not paid pursuant to clause Ninth above) then due to the Revolving Secured Parties, ratably among the Revolving Secured Parties in proportion to the respective amounts described in this clause Thirteenth held by them;

(xiv) Fourteenth, to the payment of any other outstanding Delayed Draw Obligations then due to the Delayed Draw Secured Parties, ratably among the Delayed Draw Secured Parties in proportion to the respective amounts described in this clause Fourteenth held by them; and

(xv) Fifteenth, to the Loan Parties or whoever else may be lawfully entitled thereto.

(b) European Collateral. With respect to proceeds received from or on account of any Dutch Loan Party or any UK Loan Party, or in respect of any European Collateral:

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including all Lender Group Expenses) payable to the Agent in its capacity as such, including any such fees, indemnities, expenses and other amounts expenses, indemnities and other amounts accrued after an Insolvency Event, whether or not allowed or allowable following such Insolvency Event;

(ii) Second, to payment of that portion of the Delayed Draw Obligations constituting fees (including any Delayed Draw Termination Premium), indemnities and other amounts (other than principal and interest) payable to the Delayed Draw Term Lenders (including all Lender Group Expenses) arising under the Loan Documents, including any such fees, indemnities, and other amounts accrued after an Insolvency Event, whether or not allowed or allowable following such Insolvency Event, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of the Delayed Draw Obligations constituting accrued and unpaid interest on the Delayed Draw Term Loans and other Delayed Draw Obligations, including default interest and any interest accrued after an Insolvency Event, whether or not allowed or allowable following such Insolvency Event, ratably among the Delayed Draw Term Lenders in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth, to payment of that portion of the Delayed Draw Obligations constituting unpaid principal of the Delayed Draw Term Loans, ratably among the Delayed Draw Term Lenders in proportion to the respective amounts described in this clause Fourth held by them;

(v) Fifth, to payment of that portion of the Revolving Obligations constituting fees (including any Revolving Credit Termination Premium), indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Revolving Credit Lenders and the Letter of Credit Issuer (including all Lender Group Expenses) arising under the Loan Documents, including any such fees, indemnities, and other amounts accrued after an Insolvency Event, whether or not allowed or allowable following such Insolvency Event, ratably among them in proportion to the respective amounts described in this clause Fifth payable to them;

(vi) Sixth, to the extent not previously reimbursed by the Revolving Credit Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any permitted Overadvances and Protective Advances;

(vii) Seventh, to the extent that Swingline Loans have not been refinanced by a Revolving Credit Loan, payment to the Swingline Lender of that portion of the Revolving Obligations constituting accrued and unpaid interest on the Swingline Loans, including default interest and any interest accrued after an Insolvency Event, whether or not allowed or allowable following such Insolvency Event;

(viii) Eighth, to the extent that Swingline Loans have not been refinanced by a Revolving Credit Loan, to payment to the Swingline Lender of that portion of the Revolving Obligations constituting unpaid principal of the Swingline Loans;

(ix) Ninth, to payment of that portion of the Revolving Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Revolving Credit Loans and other Revolving Obligations (other than amounts which constitute Bank Product Obligations), including default interest and Letter of Credit Fees and any interest accrued after an Insolvency Event, whether or not allowed or allowable following such Insolvency Event, ratably among the Revolving Credit Lenders and the Letter of Credit Issuer in proportion to the respective amounts described in this clause Ninth payable to them;

(x) Tenth, to payment of that portion of the Revolving Obligations constituting unpaid principal of the Revolving Credit Loans, ratably among the Revolving Credit Lenders in proportion to the respective amounts described in this clause Tenth held by them;

(xi) Eleventh, to the Collateralization of that portion of the Obligations constituting undrawn amounts under outstanding Letters of Credit;

(xii) Twelfth, up to the amount (after taking into account any amounts previously paid pursuant to this clause Ninth during the continuation of the applicable Event of Default) of the most recently established Bank Product Reserve, to pay Bank Product Obligations based upon amounts then certified by the applicable Bank Product Provider to the Agent (in form and substance satisfactory to the Agent) to be due and payable on account of the Bank Product Obligations;

(xiii) Thirteenth, to the payment of any other outstanding Delayed Draw Obligations then due to the Delayed Draw Secured Parties, ratably among the Delayed Draw Secured Parties in proportion to the respective amounts described in this clause Thirteenth held by them;

(xiv) Fourteenth, to the payment of any other outstanding Revolving Obligations (including all other Bank Product Obligations not paid pursuant to clause Ninth above) then due to the Revolving Secured Parties, ratably among the Revolving Secured Parties in proportion to the respective amounts described in this clause Fourteenth held by them, and

(xv) Fifteenth, to the Loan Parties or whoever else may be lawfully entitled thereto.

(c) Application Rules. Amounts shall be applied to each of the categories of Obligations in the order presented in Section 10.5(a) or (b) above, as applicable, before being applied to the following category in Section 10.5(a) or (b) above, as applicable. Where applicable, all amounts to be applied to a given category will be applied on a pro rata basis among those entitled to payment in such category. In determining the amount to be applied to Bank Product Obligations within any given category, each Bank Product Provider’s pro rata share thereof shall be based on the lesser of (x) the amount presented in the most recent notice from such Bank Product Provider to the Agent (as contemplated in the definition of “Bank Product Obligations”) and (y) the actual amount of such Bank Product Obligations, calculated in accordance with a methodology presented to and approved by the Agent in its Permitted Discretion by such Bank Product Provider to the Agent. The Agent has no duty to investigate the actual amount of any Bank Product Obligations and, instead, is entitled to rely in all respects on the applicable Bank Product Provider’s reasonably detailed written accounting thereof. If such Bank Product Provider does not submit such accounting of its own accord and in a timely manner, the Agent, may instead rely on any prior accounting thereof. The allocations set forth in this Section 10.5 are solely to determine the rights and priorities of the Secured Parties among themselves and may be changed by agreement among them without the consent of any Loan Party. No Loan Party is entitled to any benefit under this Section or has any standing to enforce this Section 10.5.

(d) Mixed Asset Dispositions. Notwithstanding anything contained in this Agreement to the contrary, for purposes of this Section 10.5 and Section 10.5(d)(ii), in the event that any sale or disposition includes (a) the Equity Interests issued by a Loan Party or (b) a combination of European Collateral and North American Collateral, then for purposes of this Agreement, unless otherwise agreed by the Agent and the Required Delayed Draw Term Lenders, the proceeds of any such sale or disposition received by the Agent shall be allocated to the North American Collateral in an amount equal to the sum of (1) with respect to any North American Collateral included in any such sale or disposition consisting of assets of the type included in the Borrowing Base in which such Loan Party has an interest, the Value of such assets, (2) with respect to any North American Collateral included in any such sale or disposition consisting of cash in which such Loan Party has an interest, the aggregate amount of such cash and (3) with respect to any other North American Collateral included in any such sale or disposition in which such Loan Party has an interest, an amount jointly determined in good faith by the Agent and the Required Delayed Draw Term Lenders. In the event the Agent and the Required Delayed Draw Term Lenders are unable after negotiating in good faith to agree on the amount of the proceeds referred to in clause (3) of the preceding sentence, the Agent or the Required Delayed Draw Term Lenders may apply to a court of competent jurisdiction to make a determination as to the settlement of such claims, and the court’s determination shall be binding upon all the Parties.

10.6 No Marshaling; Deficiencies; Remedies Cumulative. The Agent shall have no obligation to marshal any Collateral or to seek recourse against or satisfaction of any of the Obligations from one source before seeking recourse against or satisfaction from another source. The net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral, including any and all Collections (after deducting all of the Agent’s expenses related thereto), shall be applied by the Agent to such of the Obligations and in such order as the Agent shall elect in its discretion, whether due or to become due. The Borrowers shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent and the Lenders in turn agree to remit to the applicable Loan Party or its successor or assign any surplus resulting therefrom. All of the Agent’s and the Lenders’ remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and any Loan Party or in such order and with respect to such Collateral or such Loan Party as the Agent or the Lenders may deem desirable, and are not intended to be exhaustive.

10.7 Waivers. Except as may be otherwise specifically provided herein or in any other Loan Document, the Borrowers hereby waive any right to a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by the Agent to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable law or of the time, place or terms of sale in connection with the exercise of the Agent’s or any Lender’s rights hereunder and also waives any bonds, security or sureties required by any statute, rule or other law as an incident to any taking of possession by the Agent of any Collateral. The Borrowers also waive any damages (direct, consequential or otherwise) occasioned by the enforcement of the Agent’s or any Lender’s rights under this Agreement or any other Loan Document including the taking of possession of any Collateral or the giving of notice to any account debtor or the collection of any Receivable of the Borrowers. The Borrowers also consent that the Agent and the Lenders may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court (in each case, in connection with the remedies hereunder). These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and the Borrowers acknowledge that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm’s-length negotiations.

10.8 Further Rights of Agent and the Lenders. If the Borrowers shall fail to purchase or maintain insurance (where applicable), or to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, or if any Lien prohibited hereby shall not be paid in full and discharged or if a the Borrowers shall fail to perform or comply with any other covenant, promise or obligation to the Agent or any Lender hereunder or under any other Loan Document, the Agent may (but shall not be required to) perform, pay, satisfy, discharge or bond the same for the account of the Borrowers, and all amounts so paid by the Agent shall be treated as a Revolving Credit Loan and shall constitute part of the Obligations.

10.9 Interest and Letter of Credit Fees After Event of Default. The Borrowers agree and acknowledge that the additional interest and fees that may be charged under Section 4.2 are (a) an inducement to the Lenders to make Loans and to the Letter of Credit Issuer to cause Letters of Credit to be issued hereunder and that the Lenders and the Agent would not consummate the transactions contemplated by this Agreement without the inclusion of such provisions, (b) fair and reasonable estimates of the Lenders’ and the Agent’s costs of administering the credit facility upon an Event of Default, and (c) intended to estimate the Lenders’ and the Agent’s increased risks upon an Event of Default.

10.10 Receiver. In addition to any other remedy available to it, the Agent shall also have the right, upon the occurrence of an Event of Default and during its continuation, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of the Borrowers.

10.11 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedy provided for herein or in any other Loan Document or otherwise provided by law from and after the occurrence of any Event of Default and during its continuation, all of which shall be cumulative and not alternative.

10.12 Insolvency Financings; Proceedings under Debtor Relief Laws. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if any Loan Party shall be subject to any proceeding with respect to any Debtor Relief Laws:

(a) Insolvency Financings. If the Agent or any Revolving Secured Party shall seek to provide any Loan Party with, or consent to a third party providing, any Insolvency Financing, with such Insolvency Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code (or other applicable law) would be Collateral), each Delayed Draw Secured Party agrees and confirms that it shall be deemed to have consented to such Insolvency Financing and to the Liens securing such Insolvency Financings (or securing any claim for diminution in value in connection therewith) and that it shall not object to any such Insolvency Financing or to the Liens securing such Insolvency Financing (or securing any claim for diminution in value in connection therewith) (nor support any other Person objecting to such Insolvency Financing or to the Liens securing Insolvency Financing (or securing any claim for diminution in value in connection therewith) or request the Agent make any such objection), on any grounds whatsoever so long as the Agent retains its Lien on the Collateral to secure the Delayed Draw Obligations, subordinate to the Liens securing such Insolvency Financing (and any Lien securing any claim for diminution in value in connection therewith), but otherwise with the same relative priority as existed immediately prior to the commencement of such proceeding with respect to Debtor Relief Laws (provided that, if in connection with any Insolvency Financing provided, or consented to, by the Agent or the Revolving Secured Parties, any Liens on the Collateral held by the Agent, for the benefit of the Revolving Secured Parties, or any Liens securing such Insolvency Financing, are subject to a surcharge or are subordinated to an administrative priority claim or are subject to a Carve Out, court ordered charge, fee or other similar interest or right, and so long as the amount of such surcharge, claim, Carve Out, court ordered charge, fee or other similar interest or right is reasonable under the circumstances, then the Liens of the Agent on the Collateral securing the Delayed Draw Obligations, shall also be subordinated to such surcharge, claim, Carve Out, court ordered charge, fee or other similar interest or right to the same extent as the Revolving Obligations and/or Insolvency Financing, as applicable (an Insolvency Financing complying with the provisions of this paragraph referred to herein as a “Conforming Insolvency Financing”). For the avoidance of any doubt, and notwithstanding anything to the contrary in this Agreement or any other Loan Document, each Delayed Draw Term Lender agrees that, other than with respect to amounts payable pursuant to Section 10.12.(c), the payment of principal, interest and fees on account of Delayed Draw Obligations may be limited in connection with the provision of any Insolvency Financing that is a Conforming Insolvency Financing or is otherwise consented to by the Required Delayed Draw Term Lenders.

(b) Delayed Draw Insolvency Financings. The Delayed Draw Term Lenders hereby agree that they shall not, and shall not permit any Affiliate controlled by any of them to, (i) provide or offer to provide any Insolvency Financing to the Loan Parties, without the prior consent of the Agent; provided, however, that, to the extent the Agent hereunder is not an Eclipse Affiliate, such prior consent of the Agent shall not be required, or (ii) endorse (except for an Insolvency Financing provided by the Agent or any Revolving Secured Party (or any third party with consent of the Agent or any Revolving Secured Party)) the provision of any Insolvency Financing to the Loan Parties in any proceeding with respect to Debtor Relief Laws.

(c) Adequate Protection; No Contest.

(i) All adequate protection granted to the Agent in any proceeding with respect to Debtor Relief Laws, including all Liens granted to the Agent in any proceeding with respect to Debtor Relief Laws as adequate protection, are intended to be for the benefit of all Secured Parties and shall be subject to Section 10.5, subject to any court order affecting the rights and interests of the parties hereto not in conflict with the terms hereof. Each Delayed Draw Term Lender agrees that it shall not contest (or support any other Person contesting) (A) any request by the Agent for adequate protection of its interest in the Collateral (or any similar request under any applicable foreign Debtor Relief Laws) or (B) any objection by the Agent to any motion, relief, action, or proceeding based on a claim by the Agent that its interests in the Collateral are not adequately protected (as contemplated in the Bankruptcy Code or pursuant to any similar concept under any applicable foreign Debtor Relief Laws), so long as any Liens granted to the Agent as adequate protection of its interests are subject to the priorities set forth in Section 10.5, subject to any court order affecting the rights and interests of the parties hereto not in conflict with the terms hereof.

(ii) Each Delayed Draw Term Lender agrees that it will not seek or accept any form of adequate protection (as contemplated in the Bankruptcy Code or pursuant to any similar concept under any applicable foreign Debtor Relief Laws) with respect to the North American Collateral or payable with proceeds of North America Collateral, except as may be consented to in writing by the Agent in its sole discretion.

(iii) Subject to Section 10(c)(ii), the Required Delayed Draw Term Lenders may instruct the Agent to seek adequate protection of any of the Delayed Draw Term Lenders’ interest in the Collateral (or any similar request under any applicable foreign Debtor Relief Laws), so long as (A) any Liens to be granted as adequate protection of the Delayed Draw Term Lenders’ interests are granted to the Agent, on behalf of the Delayed Draw Term Lenders, and are subject to the priorities set forth in Section 10.5 and (B) except as may be consented to in writing by the Agent in its sole discretion, any such adequate protection is not paid with proceeds of North America Collateral; provided that if adequate protection is provided in respect of the Agent’s and Delayed Draw Term Lenders’ interest in the European Collateral that is consistent with the foregoing clause (A) of this Section 10.12(c)(iii) and otherwise equivalent to the adequate protection provided in respect of the Agent’s and Revolving Credit Lenders’ interest in the North American Collateral, then such adequate protection shall be deemed satisfactory to the Delayed Draw Term Lenders, and the Delayed Draw Term Lenders shall have no further right of instruction hereunder.

(iv) The Agent, on behalf of itself and the other Revolving Secured Parties, agrees that it will not seek or accept any form of adequate protection (as contemplated in the Bankruptcy Code or pursuant to any similar concept under any applicable foreign Debtor Relief Laws) with respect to the European Collateral, except as provided in clause (i) and (iii) above or as may otherwise be consented to in writing by the Delayed Draw Term Lenders in their sole discretion.

(d) Relief from Stay. Each Delayed Draw Term Lender agrees not to (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any proceeding with respect to Debtor Relief Laws in respect of any Loan Party, without the prior written consent of the Agent, or (ii) oppose any request by the Agent, any Revolving Secured Party, or, in the case of any Insolvency Financing consented to by the Agent or any Revolving Secured Party, any Person providing such Insolvency Financing for relief from the automatic stay or any other stay in any proceeding with respect to Debtor Relief Laws in respect of any Loan Party.

10.13 Separate Classification. Whether or not it is held that the Revolving Obligations and the Delayed Draw Obligations together constitute only one secured claim (rather than separate classes of secured claims), the Revolving Secured Parties and the Delayed Draw Secured Parties hereby agree that in any proceeding under any Debtor Relief Laws of any Loan Party, all payments and distributions shall applied as if the Revolving Obligations and the Delayed Draw Obligations were separate classes of secured claims against the Loan Parties in respect of the Collateral with the effect that the Revolving Secured Parties and the Delayed Draw Secured Parties shall be entitled to receive payment of all amounts owing to them in accordance with the priorities in Section 10.5 (whether or not allowed in such proceeding under any Debtor Relief Laws, and including in respect of post-petition interest and expenses) that would be owing to them as if the Revolving Obligations and the Delayed Draw Obligations were so classified as a separate claim and secured by a separate Lien, with the Revolving Secured Parties and the Delayed Draw Secured Parties hereby acknowledging and agreeing to turn over to the Agent, for the benefit of the holders of the Delayed Draw Obligations or the Revolving Obligations, as applicable, payments or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this Section 10.13.

10.14 Avoidance and Reinstatement. If a Revolving Secured Party or a Delayed Draw Secured Party receives payment or property on account of the Revolving Obligations or the Delayed Draw Obligations and the payment is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside or otherwise required to be transferred to a trustee, receiver or the estate of any Loan Party (in each instance, to the extent required by applicable law, a “Recovery”), then, to the extent of the Recovery, the Revolving Obligations or the Delayed Draw Obligations intended to have been satisfied by the payment will be reinstated as Revolving Obligations or Delayed Draw Obligations, as applicable, as of the date of such payment, and no payment with respect to, or discharge of the Revolving Obligations or the Delayed Draw Obligations, as applicable, will be deemed to have occurred for all purposes hereunder. If this Agreement is terminated prior to a Recovery, this Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair, or otherwise affect the obligations of the Loan Parties from the date of reinstatement. Upon such reinstatement of the Obligations, each Revolving Secured Party and Delayed Draw Secured Party will disgorge and deliver to the Agent any Collateral or proceeds thereof received in payment of, or to discharge, the Obligations to effect the reinstatement required pursuant to the terms hereof. No Revolving Secured Party or Delayed Draw Secured Party may benefit from a Recovery, and any distribution made to a Revolving Secured Party or a Delayed Draw Secured Party as a result of a Recovery will be paid over to the Agent for application to the Obligations in accordance with Section 10.5 (after application to any Insolvency Financing that is a Conforming Insolvency Financing or is otherwise consented to by the Required Delayed Draw Term Lenders).

10.15 Payments Over. In the event that, notwithstanding the provisions of this Article X, payments or proceeds of Collateral shall be received by any Revolving Secured Party or any Delayed Draw Secured Party in violation of the priorities set forth herein, such payments or proceeds of Collateral shall be held in trust for the benefit of and shall be paid over to or delivered to the Agent upon the Agent’s or the Required Lenders’ written demand.

10.16 Asset Sales. Notwithstanding anything to the contrary in this Agreement (including Section 10.3(b)) or any other Loan Document, each Delayed Draw Secured Party agrees that it will not raise any objection to, or oppose, and shall be deemed to have consented to the release of any Loan Party from its obligations under any Loan Document or to any private or public sale or other disposition of all or any portion of the Collateral (and any post-petition or post-filing assets subject to adequate protection Liens or comparable Liens under any Debtor Relief Law in favor of the Agent) free and clear of any Liens and other claims (a) at any time after the occurrence and during the continuance of an Event of Default if the Agent has consented to such release or sale; provided, however, that after the occurrence and during the continuance of an Event of Default under this Agreement and prior to the commencement of any proceeding under Debtor Relief Laws involving any Loan Party, any such sale by the Agent shall be made in accordance with applicable law and the Agent shall provide not less than ten (10) days prior written notice to the Delayed Draw Term Lenders of any proposed sale, or (b) under Section 363 of the Bankruptcy Code (or other similar provision of any Debtor Relief Law) in each case under the foregoing clauses (a) and (b), if the Agent has consented to such release or sale, and in connection with each of the foregoing clauses (a) and (b), each Delayed Draw Secured Party shall be deemed to have consented to such release and hereby irrevocably authorizes the Agent to release any Lien on any of the Collateral; provided that any Lien of the Agent on such Collateral attaches to the net proceeds of such sale or other disposition of the Collateral received by the Agent and that all proceeds of the Collateral received by the Agent from such sale or other disposition are, after application to any Insolvency Financing that is a Conforming Insolvency Financing or is otherwise consented to by the Required Delayed Draw Term Lenders, applied in accordance with Section 10.5.

ARTICLE XI

THE AGENT

11.1 Appointment of Agent.

(a) Each Lender hereby designates the Agent as its agent and irrevocably authorizes it to take action on such Lender’s behalf under the Loan Documents and to exercise the powers and to perform the duties described therein and to exercise such other powers as are reasonably incidental thereto. The Agent may perform any of its duties by or through its agents or employees or by or through one or more sub-agents appointed by it.

(b) The provisions of this Article are solely for the benefit of Agent and the Lenders, and except as expressly set forth herein, Loan Parties shall not have any rights with respect to any of the provisions hereof. The Agent shall act solely as agent of the Lenders and assume no obligation toward or relationship of agency or trust with or for Borrowers.

11.2 Nature of Duties of Agent. The Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it or them as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature. The Agent does not have a fiduciary relationship with or any implied duties to any Lender or any participant of any Lender.

11.3 Lack of Reliance on Agent.

(a) Independent Investigation. Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of the Borrowers and the other Loan Parties in connection with taking or not taking any action related hereto and (ii) its own appraisal of the creditworthiness of the Borrowers and the other Loan Parties, and, except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or the issuance of the initial Letter of Credit or at any time or times thereafter.

(b) No Obligation of Agent. The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the Notes or the financial or other condition of the Borrowers and the other Loan Parties. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, the financial condition of the Borrowers and the other Loan Parties, or the existence or possible existence of any Default or Event of Default.

11.4 Certain Rights of Agent. The Agent may request instructions from the Required Lenders at any time. If Agent requests instructions from the Required Lenders with respect to any action or inaction, it shall be entitled to await instructions from the Required Lenders. No Lender shall have any right of action based upon Agent’s action or inaction in response to instructions from the Required Lenders.

11.5 Reliance by Agent. The Agent may rely upon any written, electronic or telephonic communication it believes to be genuine and to have been signed, sent or made by the proper Person. The Agent may obtain the advice of legal counsel (including counsel for Borrowers with respect to matters concerning Borrowers), independent public accountants and other experts selected by it and shall have no liability for any action or inaction taken or omitted to be taken by it in good faith based upon such advice.

11.6 Indemnification of Agent. To the extent the Agent is not reimbursed and indemnified by the Borrowers, each Lender will reimburse and indemnify the Agent to the extent of such Lender’s Pro Rata Share (determined as of the time that such indemnity payment is sought) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder or otherwise relating to the Loan Documents unless resulting from the Agent’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. The agreements contained in this Section shall survive any termination of this Agreement and the other Loan Documents and the Payment in Full of the Obligations.

11.7 Agent in Its Individual Capacity. In its individual capacity, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interest and may exercise the same as though it was not performing the duties specified herein. The terms “Lenders,” “Required Lenders”, “Required Revolving Credit Lenders”, “Required Supermajority Revolving Credit Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers or any Affiliate of the Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.8 Holders of Notes. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

11.9 Successor Agent.

(a) Resignation. The Agent may, upon twenty (20) Business Days’ notice to the Lenders and the Borrowers, resign by giving written notice thereof to the Lenders and the Borrowers. If, at the time that the Agent’s resignation is effective, it is acting as Letter of Credit Issuer or Swingline Lender, such resignation shall also operate to effectuate its resignation as Letter of Credit Issuer or the Swingline Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swingline Loans.

(b) Replacement of Agent after Resignation. Upon receipt of notice of resignation by the Agent, the Required Lenders, with, so long as no Event of Default then exists, the consent of the Borrower Agent (such consent not to be unreasonably withheld or delayed) may appoint a successor agent which shall also be a Lender. If a successor agent has not accepted its appointment within fifteen (15) Business Days, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor agent which, so long as no Event of Default then exists, shall be subject to the written approval of the Borrower Agent, which approval shall not be unreasonably withheld and shall be delivered to the retiring Agent and the Lenders within ten (10) Business Days after the Borrower Agent’s receipt of notice of a proposed successor agent.

(c) Removal of Agent. If the Person serving as the Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person as the Agent and, in consultation with the Borrower, appoint a successor thereto.

(d) Discharge. Upon its acceptance of the agency hereunder, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. The retiring Agent shall continue to have the benefit of the provisions of this Article for any action or inaction while it was the Agent.

11.10 Collateral Matters.

(a) Exercise Binding. Except as otherwise set forth herein, any action or exercise of powers by the Agent provided under the Loan Documents, together with such other powers as are reasonably incidental thereto, shall be deemed authorized by and binding upon all of the Lenders. At any time and without notice to or consent from any Lender, the Agent may take any action necessary or advisable to perfect and maintain the perfection of the Liens upon the Collateral.

(b) Releases. The Agent is authorized to release any Lien granted to or held by it upon any Collateral (i) upon Payment in Full of all of the Obligations, (ii) in connection with permitted sales or other dispositions of Collateral hereunder, as set forth in Section 11.10(c) or (iii) if the release can be and is approved by the Required Lenders. The Agent may request, and the Lenders will provide, confirmation of Agent’s authority to release particular types or items of Collateral.

(c) Sale of Collateral. Upon any sale or transfer of Collateral which is permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request (or such shorter period as the Agent may agree to in its sole discretion) by Borrower Agent, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent herein or under any of the other Loan Documents or pursuant hereto or thereto upon the Collateral that was sold or transferred, provided that (i) the Agent shall not be required to execute any document on terms which would reasonably expose Agent to liability or create any obligation or entail any consequence and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrowers in respect of) all interests retained by the Borrowers, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral in the exercise of remedies, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

(d) No Obligation for Agent. The Agent shall not have any obligation to assure that the Collateral exists or is owned by any Borrower, that the Collateral is cared for, protected or insured, or that the Liens on the Collateral have been created or perfected or have any particular priority. With respect to the Collateral, the Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of the Lenders, and it shall have no duty or liability whatsoever to the Lenders with respect thereto, except for its gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

11.11 Actions with Respect to Defaults. In addition to the Agent’s right to take actions on its own accord as permitted under this Agreement, the Agent shall take such action with respect to an Event of Default as shall be directed by the Required Lenders. Until Agent shall have received such directions, the Agent may act or not act as it deems advisable and in the best interests of the Lenders.

11.12 Delivery of Information. The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from Borrowers, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

11.13 English Law Governed Transaction Security.

(a) This Section 11.13 shall be governed by English law and applies in relation to the English Security Documents, with the security interest created or expressed to be created pursuant to the English Security Documents being the “English Transaction Security”. For the purposes of this Section 11.13 only:

(i) “Finance Parties” means each Bank Product Provider, Lender, Letter of Credit Issuer and the Agent;

(ii) “Secured Parties” means each Finance Party from time to time party to this Agreement, any Receiver or Delegate and each other agent, arranger and lender from time to time party to this Agreement;

(iii) “Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Collateral; and

(iv) “Delegate” means any delegate, agent, attorney or co-trustee appointed by the Agent.

(b) The Agent declares that it holds the benefit of the English Transaction Security on trust for each Finance Party on the terms contained in this Agreement.

(c) Each of the Finance Parties:

(i) authorizes the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the English Security Documents together with any other incidental rights, powers, authorities and discretions; and

(ii) agrees that no Finance Party shall have any independent power to enforce, or have recourse to, any of the Liens or Collateral created or evidenced, or expressed to be created or evidenced, under the English Security Documents or to exercise any right, power, authority or discretion arising under the English Security Documents except through the Agent.

(d) The Agent shall have the benefit of (without limitation) Sections 11.2 (Nature of Duties of Agent), 11.3 (Lack of Reliance on Agent), 11.4 (Certain Rights of Agent), 11.5 (Reliance by Agent), 11.6 (Indemnification of Agent), 11.10 (Collateral Matters), 11.11 (Actions with Respect to Defaults), 11.12 (Delivery of Information), 12.4 (Indemnification; Reimbursement of Expenses of Collection), 12.6 (Nonliability of Agent and Lenders), 12.13 (Limitation of Liability), 12.21 (Confidentiality) and 12.26 (Right to Cure), as if:

(i) references in such clauses were governed by English law; and

(ii) references in such clauses to the Agent were to the Agent acting in its capacity as “Security Agent” in respect of the English Transaction Security, mutatis mutandis.

(e) The rights, powers, authorities and discretions given to the Agent under or in connection with the Loan Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Agent by law or regulation or otherwise.

(f) Section 1 of the Trustee Act 2000 shall not apply to the duties of the Agent in relation to the trusts constituted by this Agreement, and where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act. Sections 22 and 23 of the Trustee Act 2000 shall not apply to the English Security Documents.

(g) If the Agent determines, in accordance with Section 11.10(b)(i) (Collateral Matters: Releases) that:

(i) all of the obligations secured by the English Security Document have been fully and finally discharged; and

(ii) no Finance Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Loan Party pursuant to the Loan Documents,

the Agent shall release, without recourse or warranty, all of the Liens and Collateral created or evidenced, or expressed to be created or evidenced, under each English Security Document and the rights of the Agent under each of the English Security Documents, in each case in accordance with the terms of that English Security Document and the terms of this Agreement and the trusts set out in this Agreement shall thereafter be wound up.

(h) Without prejudice to Section 11.9(a) (Successor Agent: Resignation):

(i) The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower Agent.

(ii) If the Agent does not appoint an Affiliate as successor in the relevant resignation notice, the Required Lenders may appoint a successor Agent with the consent of the Borrower Agent (such consent not to be unreasonably withheld or delayed), unless an Event of Default then exists in which case no consent of the Borrower Agent shall be required. If the Required Lenders have not appointed a successor within thirty (30) days after notice of resignation was given, the Agent may appoint a successor after consultation with the Borrower Agent and the Required Lenders.

(iii) The retiring Agent shall, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as “Security Agent” under the English Security Documents, and the Borrower Agent shall, on demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(iv) The resignation notice of the Agent shall only take effect upon:

(A) the appointment of a successor; and

(B) the transfer of the English Transaction Security and any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Agent is required by the terms of the English Security Documents to hold as trustee on trust for the Secured Parties to that successor.

(v) Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the English Security Documents (other than its obligations under this Section 11.13) but shall remain entitled to the benefit of Sections 11.6 (Indemnification of Agent) and 12.4 (Indemnification; Reimbursement of Expenses of Collection) (each as amended by Section 11.13(d)) and this Section 11.13 (and any fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party.

(i) The Agent shall not be obliged:

(i) to insure any of the assets subject to the English Transaction Security;

(ii) to require any other person to maintain any insurance; or

(iii) to verify any obligation to arrange or maintain insurance contained in any Loan Document,

and the Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(j) the Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Required Lenders request it to do so in writing and the Agent fails to do so within fourteen (14) days after receipt of that request.

(k) The Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person. The Agent may retain or invest in securities payable to bearer without appointing a person to act as a custodian.

(l) Each Finance Party and Secured Party confirms that the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Loan Documents or the transactions contemplated in the Loan Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

ARTICLE XII

GENERAL PROVISIONS

12.1 Notices.

(a) Notices by Approved Electronic Communications. The Agent and each of its Affiliates is authorized to transmit, post or otherwise make or communicate, in its sole discretion (but shall not be required to do so), by Approved Electronic Communications in connection with this Agreement or any other Loan Document and the transactions contemplated therein. The Agent is hereby authorized to establish procedures to provide access to and to make available or deliver, or to accept, notices, documents and similar items by posting to ABLSoft. All uses of ABLSoft and other Approved Electronic Communications shall be governed by and subject to, in addition to the terms of this Agreement, the separate terms, conditions and privacy policy posted or referenced in such system (or such terms, conditions and privacy policy as may be updated from time to time, including on such system) and any related contractual obligations executed by the Agent and the Loan Parties in connection with the use of such system. Each of the Borrowers (and the Borrower Agent, on behalf of the other Loan Parties), the Lenders and Agent hereby acknowledges and agrees that the use of ABLSoft and other Approved Electronic Communications is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing Agent and each of its Affiliates to transmit Approved Electronic Communications. ABLSoft and all Approved Electronic Communications shall be provided “as is” and “as available”. None of the Agent or any of its Affiliates or related persons warrants the accuracy, adequacy or completeness of ABLSoft or any other electronic platform or electronic transmission and disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Agent or any of its Affiliates or related persons in connection with ABLSoft or any other electronic platform or electronic transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Borrower Agent (on behalf of itself and the other Loan Parties) agrees that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with ABLSoft, any Approved Electronic Communication or otherwise required for ABLSoft or any Approved Electronic Communication. Prior to the Closing Date, the Borrower Agent shall deliver to the Agent a complete and executed Client User Form regarding the Borrowers’ use of ABLSoft in the form of Exhibit L. No Approved Electronic Communications shall be denied legal effect merely because it is made electronically. Approved Electronic Communications that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such Approved Electronic Communication, an E-Signature, upon which Agent and the Loan Parties may rely and assume the authenticity thereof. Each Approved Electronic Communication containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original. Each E-Signature shall be deemed sufficient to satisfy any requirement for a “signature” and each Approved Electronic Communication shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to this Agreement, any other Loan Document, the UCC, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural law governing such subject matter. Each party or beneficiary hereto agrees not to contest the validity or enforceability of an Approved Electronic Communication or E-Signature under the provisions of any applicable law requiring certain documents to be in writing or signed; provided that nothing herein shall limit such party’s or beneficiary’s right to contest whether an Approved Electronic Communication or E-Signature has been altered after transmission.

(b) All Other Notices. All notices and other communications hereunder, other than those notices and other communications approved for or required to be delivered by Approved Electronic Communications (including via ABLSoft or otherwise pursuant to Section 12.1(a)), shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by facsimile or other form of electronic transmission, including email, as follows:

To Agent:	Eclipse Business Capital LLC 123 N. Wacker, Suite 2400 Chicago, Illinois 60606 Attention.: James Gurgone E-mail: jgurgone@eclipsebuscap.com@eclipsebuscap.com

With a copy to (which shall not constitute notice):	Choate Hall & Stewart LLP Two International Place Boston, Massachusetts 02110 Attention: Kevin J. Simard E-mail: ksimard@choate.com

To Borrower:	Team, Inc. 13131 Dairy Ashford, Suite 600 Sugar Land, Texas 77478 Attn: André C. Bouchard, Chief Legal Officer Email: butch.bouchard@teaminc.com

To any Lender:	to its address specified in Annex A or in the Assignment and Acceptance under which it became a party hereto

Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, five (5) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by facsimile or other form of electronic transmission (including by electronic imaging), when such transmission is confirmed. All notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

12.2 Delays; Partial Exercise of Remedies. No delay or omission of the Agent to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by the Agent of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

12.3 Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or any of its Affiliates may have under applicable law, if an Event of Default shall have occurred and be continuing and whether or not such Lender shall have made any demand or the Obligations of the Borrowers have matured, each Lender and its Affiliates shall have the right, subject to the consent of the Agent, to set off and apply any and all deposits (general or special, time or demand, provisional or final, or any other type, other than deposits in trust, employee benefit, tax withholding or payroll accounts) at any time held and any other Indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrowers or any of their Affiliates against any and all of the Obligations. In the event that any Lender or any of its Affiliates exercises any of its rights under this Section 12.3, such Lender shall provide notice to the Agent and Borrower Agent of such exercise; provided that the failure to give such notice shall not affect the validity of the exercise of such rights.

12.4 Indemnification; Reimbursement of Expenses of Collection.

(a) The Borrowers hereby agree that, whether or not any of the transactions contemplated by this Agreement or the other Loan Documents are consummated, the Borrowers will indemnify, defend and hold harmless the Agent, each Lender, the Letter of Credit Issuer and each other Secured Party and their respective successors, assigns, directors, officers, agents, employees, advisors, shareholders, attorneys, confirming banks, advising banks and Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s gross negligence or willful misconduct) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by a Borrower of the proceeds of the Loans, (C) the issuance of any Letter of Credit or the acceptance or payment of any document or draft presented to any issuer thereof or (D) any Indemnified Party’s entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) the presence or Release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries; any Environmental Actions or any Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries; or any other action taken or required to be taken by a Borrower as required to be in material compliance by or liability of such Borrower, its business, or any of its owned or occupied properties, pursuant to any applicable Environmental Laws, and (iii) any pending, threatened or actual action, claim, proceeding or suit by any owner of any Borrower against such Borrower or any actual or purported violation of a Borrower’s Governing Documents or any other agreement or instrument to which a Borrower is a party or by which any of its properties is bound.

(b) In addition, the Borrowers shall, upon demand, pay to each of the Agent, the Letter of Credit Issuer and the Lenders all Lender Group Expenses incurred by each of them.

(c) If and to the extent that the obligations of any Borrower hereunder are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.

(d) The Borrowers’ obligations under Sections 4.10 and 4.11 and this Section 12.4 shall survive any termination of this Agreement and the other Loan Documents, the termination, expiration or Collateralization of all Letters of Credit and the Payment in Full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

(e) This Section 12.4 shall not apply to any Taxes except to the extent such amounts represent losses, claims, damages, etc. arising from a non-Tax claim.

12.5 Amendments, Waivers and Consents.

(a) Generally. No failure or delay by the Agent, any Letter of Credit Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Letter of Credit Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom ,shall in any event be effective unless the same shall be permitted by Section 12.5(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or any Letter of Credit Issuer may have had notice or knowledge of such Default at the time.

(b) Voting Rights. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless (x) in the case of this Agreement, the same shall be made pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or by the Agent with the consent of the Required Lenders) or (y) in the case of any other Loan Document, the same shall be made pursuant to an agreement or agreements in writing entered into by the Loan Party or Loan Parties that are party thereto and the Required Lenders (or by the Agent with the consent of the Required Lenders); provided that, notwithstanding the foregoing:

(i) the written consent of all Lenders shall be required for any amendment, modification, waiver or consent that:

(A) releases all or substantially all of the value of the guarantees made pursuant to the Guaranty and Security Agreement or any other Loan Document (except as expressly provided in the Loan Documents);

(B) releases all or substantially all of the Collateral from the Liens of the Security Documents (except as expressly provided in the Loan Documents); or

(C) contractually subordinate the Agent’s Liens on all or substantially all of the Collateral (except as provided by operation of applicable law or as expressly provided in the Loan Documents);

(ii) the written consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any amendment, modification, waiver or consent that:

(A) increases the Commitment of such Lender (it being understood that (1) a waiver of any condition precedent set forth in Section 5.2 and (2) the waiver of any Default, mandatory prepayment or mandatory reduction of any Commitment shall not constitute an increase of any Commitment of any Lender);

(B) reduces the principal amount of any Loan or Letters of Credit of such Lender or reduces the rate of interest thereon, or (subject to clause (4) of the second proviso to this Section 12.5(b)) reduces any fees payable to such Lender hereunder (it being understood that any change to any component or sub-component of the definition of “EBITDA” or “Excess Availability” shall not constitute a reduction or forgiveness in the rate of interest); provided, that, (1) only the consent of the Required Revolving Credit Lenders shall be required to (x) amend the definition of “Revolving Default Rate” or (y) waive any obligation of the Borrowers to pay interest on any Revolving Obligations at the Revolving Default Rate, and (2) only the consent of the Required Delayed Draw Term Lenders shall be required to (x) amend the definition of “Delayed Draw Default Rate” or (y) waive any obligation of the Borrowers to pay interest on any Delayed Draw Obligations at the Delayed Draw Default Rate;

(C) postpones the scheduled date of payment of the principal amount of any Loan or Letter of Credit, or any interest thereon, payable to such Lender or any fees payable to such Lender hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Commitment; provided, that, (1) only the consent of the Required Revolving Credit Lenders shall be required to (x) amend the definition of “Revolving Default Rate” or (y) waive any obligation of the Borrowers to pay interest on any Revolving Obligations at the Revolving Default Rate, and (2) only the consent of the Required Delayed Draw Term Lenders shall be required to (x) amend the definition of “Delayed Draw Default Rate” or (y) waive any obligation of the Borrowers to pay interest on any Delayed Draw Obligations at the Delayed Draw Default Rate; or

(D) amend any of the provisions of Section 10.5;

(iii) the written consent of (A) each Revolving Credit Lender (but not the consent of the Required Lenders) shall be required with respect to any change to the definition of “Required Revolving Credit Lenders” or “Required Supermajority Revolving Credit Lenders”, (B) each Delayed Draw Term Lender (but not the Required Lenders) shall be required with respect to any change to the definition of “Required Delayed Draw Term Lenders”, (C) each Lender shall be required with respect to any change to this Section 12.5(b) or any change to the definition of “Required Lenders”, and (D) each Lender affected thereby (but not the consent of the Required Lenders) will be required with respect to any change to any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, modify or waiver any rights thereunder or make any determination or grant any consent thereunder;

(iv) in addition to the consent of the Required Lenders, the written consent of the Required Supermajority Revolving Credit Lenders will be required with respect to: (A) increases in the advance rates applied to eligible assets in the Borrowing Base or (B) modifications to the Borrowing Base or any components thereof which would result in an increase in the amount of the Borrowing Base (provided, that, the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Reserves or to exercise other discretion that the Agent may have pursuant to this Agreement);

(v) in addition to the consent of the Required Lenders, the written consent of the Required Delayed Draw Term Lenders shall be required for any amendment, modification, waiver or consent that:

(A) changes the definitions of “Conforming Insolvency Financing”, “Insolvency Financing”, “Delayed Draw Event of Default”, “Delayed Draw Obligations” or “Delayed Draw Standstill Period”;

(B) changes the definition of “Delayed Draw Default Rate” or, if implemented, waives any application of the Delayed Draw Default Rate;

(C) changes, modifies or waives any of the provisions of (i) Section 4.1 or Section 4.2, in each case, in manner that relates to the Delayed Draw Obligations, (ii) Section 4.3, (iii) Section 4.6(b), (iv) Section 2.5(f) in a manner that that would further restrict payment or prepayment of the Delayed Draw Obligations; (v) Section 10.01 in any manner which would also constitute a waiver of any Delayed Draw Event of Default, (vi) Section 10.2(b), or (vii) Section 10.12, 10.13, 10.14, 10.15 or 10.16;

and, provided, further, that, (1) no amendment, waiver or consent shall, unless in writing and signed by the applicable Letter of Credit Issuer in addition to the Lenders required above, affect the rights or duties of such Letter of Credit Issuer under this Agreement or any issuer document relating to any Letter of Credit issued or to be issued by it or extend the stated expiry date of any Letter of Credit beyond the Termination Date; (2) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (3) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; (4) the Fee Letter and any other fee letters may be amended or modified, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (5) the Intercreditor Agreement may be amended or modified in a manner that is expressly contemplated by the Intercreditor Agreement; (6) any Collateral Access Agreement, Control Agreement or Lockbox Agreement may be amended or modified, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and approved by the Agent’s in its Permitted Discretion; (7) any amendment or modification relating to the Delayed Draw Term Loan Facility shall require the written consent of the Required Lenders (it being understood and agreed that no waiver or consent by the Delayed Draw Term Lenders of any term or provision herein relating solely to the Delayed Draw Term Loan Facility shall require the consent of the Required Lenders); and (8) any amendment contemplated by Section 2.3(j) in connection with a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, or in connection with any Benchmark Replacement Conforming Changes, shall be effective as contemplated by Section 2.3(j). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, the Required Lenders, the Required Revolving Credit Lenders, the Required Supermajority Revolving Credit Lenders, the Required Delayed Draw Term Lenders, or each affected Lender, as applicable, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification that would otherwise require the consent of such Lender under Section 12.5(b)(ii)(A), (B) or (C), shall require that consent of such Defaulting Lender.

12.6 Nonliability of Agent and Lenders. The relationship between and among the Borrowers, the Agent and the Lenders shall be solely that of borrower, agent and lender and, respectively. Neither the Lenders nor the Agent shall have any fiduciary responsibilities to Borrowers. Neither the Lenders nor the Agent undertake any responsibility to the Borrowers to review or inform Borrowers of any matter in connection with any phase of the Borrowers’ business or operations.

12.7 Assignments and Participations; Affiliated Lenders.

(a) Borrower Assignment. No Borrower shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the Agent and the Lenders, and any assignment in contravention of the foregoing shall be absolutely null and void.

(b) Lender Assignments. Each Lender may, with the consent of the Agent (not to be unreasonably withheld) and, so long as no Event of Default then exists, the Borrower Agent (not to be unreasonably withheld, and not required in connection with an assignment to a Person that is a Lender or an Affiliate of a Lender), assign to one or more Eligible Assignees (or, if an Event of Default has occurred and is continuing, to one or more other Persons) all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents upon execution and delivery to the Agent, for its acceptance and recording in the Register, of an Assignment and Acceptance, together with surrender of any Note or Notes subject to such assignment and a processing and recordation fee payable to the Agent for its account of $3,500; provided that (i) with respect to the Revolving Credit Facility, no consent of the Agent or the

Borrower Agent shall be required with respect to any such assignment which is to a Revolving Credit Lender, an Affiliate or branch of a Revolving Credit Lender or an Approved Fund with respect to such Revolving Credit Lender and (ii) with respect to the Delayed Draw Term Loan Facility, no consent of the Agent or the Borrower Agent shall be required with respect to any such assignment which is to a Delayed Draw Term Lender, an Affiliate or branch of a Delayed Draw Term Lender or an Approved Fund with respect to such Delayed Draw Term Lender or in accordance with Section 12.7(m). No such assignment shall be for less than $5,000,000 of the Commitments or Loans unless it is to another Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, and each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations in respect of the Commitments and the Loans. Upon the execution and delivery to the Agent of an Assignment and Acceptance and the payment of the recordation fee to the Agent, from and after the date specified as the effective date in the Assignment and Acceptance (the “Acceptance Date”), (i) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it under such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (ii) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it under such Assignment and Acceptance, relinquish its rights (other than any rights it may have under Sections 4.10, 4.11 and 12.4, which shall survive such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) Agreements of Assignee. By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes or any other Loan Documents, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document, (iii) such assignee confirms that it is an Eligible Assignee and has received a copy of this Agreement, together with copies of the Financial Statements referred to in Section 6.1(i), the Financial Statements delivered pursuant to Section 7.11, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Agent’s Register. The Agent, as non-fiduciary agent shall maintain a register of the names and addresses of the Lenders, their Commitments and the principal amount (and stated interest) of their Loans (the “Register”). The Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. It is intended that the Register be maintained such that Loans are in “registered form” for the purposes of the Code. Upon its receipt of each Assignment and Acceptance and surrender of the affected Note or Notes subject to such assignment, the Agent will give prompt notice thereof to the Borrower Agent. Within five (5) Business Days after its receipt of such notice, the Borrowers shall execute and deliver to the Agent a new Note to the order of the assignee in the amount of the applicable Commitment or Loans assumed by it and to the assignor in the amount of the applicable Commitment or Loans retained by it, if any. Such new Note or Notes shall re-evidence the indebtedness outstanding under the surrendered Note or Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall be dated as of the Acceptance Date. The Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder.

(e) Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may securitize their Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Loan Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release any Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to subsection (b) above.

(f) Lender Participations. Each Lender may sell participations to one or more parties (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents. Notwithstanding a Lender’s sale of a participation interest, such Lender’s obligations hereunder shall remain unchanged. The Borrowers, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No Lender shall grant any Participant the right to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (i) increase the Commitment of the Lender from which the Participant purchased its participation interest; (ii) reduce the principal of, or rate or amount of interest on, the Loans or participations in Letters of Credit subject to such participation interest; or (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans or participations in Letters of Credit subject to such participation interest. To the extent permitted by applicable law, each Participant shall also be entitled to the benefits of Section 4.10, 4.11 (subject to the requirements and limitations therein, including the requirements under Section 4.11(g) (it being understood that the documentation required under Section 4.11(g) shall be delivered to the participating Lender)) and 12.4 as if it were a Lender, provided that such Participant agrees to be subject to the last sentence of Section 2.9(b) as if it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of each Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the Code including Section 5f.103-1(c) of the U.S. Treasury Regulations (or its successor). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register.

(g) Securities Laws. Each Lender agrees that it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States or of any other jurisdiction.

(h) Information. In connection with any assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 12.21, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(i) Pledge to Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(j) Affiliated Lenders. Any Delayed Draw Term Lender may at any time, assign all or a portion of its rights and obligations with respect to Delayed Draw Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender (and a Delayed Draw Term Lender), in each case subject to the following limitations:

(i) Affiliated Lenders (A) will not receive information provided solely to Lenders by the Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Delayed Draw Term Loans required to be delivered to the Lenders pursuant to Article II or (B) will not make any challenge to the Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Delayed Draw Term Lender;

(ii) each Affiliated Lender that purchases any Delayed Draw Term Loans will clearly identify itself as an Affiliated Lender in any Assignment and Acceptance executed in connection with such purchases or sales; and

(iii) as a condition to each assignment pursuant to this subsection (j), the Agent and the Borrower Agent shall have been provided a notice in connection with each assignment to an Affiliated Lender or a Person that upon the effectiveness of such assignment the assignee would constitute an Affiliated Lender pursuant to which such Affiliated Lender (in its capacity as such) shall waive any right to bring any action in connection with such Loans against the Agent, in its capacity as such.

(k) Affiliated Lender Rights. Notwithstanding anything in Section 12.5 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom or, subject to Section 12.7(l), any plan of reorganization pursuant to the Bankruptcy Code (or any similar arrangement under any other Debtor Relief Laws), (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Agent or any Lender to take (or refrain from taking) any such action, and:

(i) all Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(ii) all Loans held by Affiliated Lenders shall be deemed to have been voted in the same proportion as non-Affiliated Lenders voting on such matter.

(l) Plan Voting. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, and each Assignment and Acceptance from an Affiliated Lender shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against any Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in the same proportion as non-Affiliated Lenders voting on any matter, unless the Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Agent directs.

(m) Assignments of Delayed Draw Obligations Pursuant to Purchase Right Side Letter. Notwithstanding anything to the contrary herein, (i) any assignment of Delayed Draw Obligations that occurs in accordance with the terms of the Purchase Right Side Letter shall be automatically effective as an Assignment hereunder, without any further consent or action in accordance with this Section 12.7, (ii) the Agent shall take such action as is necessary or appropriate to memorialize or otherwise confirm effectiveness of such assignment hereunder, and (iii) following such assignment, the assignee thereof shall not be required to fund any Loan in respect of any Commitment (including any Delayed Draw Commitment) hereunder, without such assignee’s express written consent.

12.8 Counterparts; Facsimile Signatures. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be executed and delivered by facsimile or other electronic transmission (including by electronic imaging) all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

12.9 Severability. In case any provision in or obligation under this Agreement, any Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12.10 Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrowers and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the “Highest Lawful Rate”). If due to any circumstance whatsoever, fulfillment of any provision of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance the Agent or any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to Borrowers. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrowers to the Agent and the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until Payment in Full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements among the parties hereto.

12.11 Borrower Agent; Borrowers, Jointly and Severally.

(a) Economies of Scale. Each Borrower acknowledges that it, together with each other Borrower, make up a related organization of various entities constituting a single economic and business enterprise and sharing a substantial identity of interests such that, without limitation, the Borrowers render services to or for the benefit of each other, purchase or sell and supply goods to or from or for the benefit of each other, make loans, advances and provide other financial accommodations to or for the benefit of each other (including the payment of creditors and guarantees of Indebtedness), provide administrative, marketing, payroll and management services to or for the benefit of each other; have centralized accounting, common officers and directors; and are in certain circumstances are identified to creditors as a single economic and business enterprise. Accordingly, and without limitation, any credit or other financial accommodation extended to any one Borrower pursuant hereto will result in direct and substantial economic benefit to each other Borrower, and each Borrower will likewise benefit from the economies of scale associated with Borrowers, as a group, applying for credit or other financial accommodations pursuant hereto on a collective basis.

(b) Attorney. Each Borrower hereby irrevocably designates the Borrower Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder including amendments, waivers and consents of the Loan Documents, on behalf of such Borrower or Borrowers, collectively, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of the Borrower Agent.

(c) Co-Borrowers. The handling of this credit facility as a co-borrowing facility with a Borrower Agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither the Lenders nor the Agent shall incur any liability to the Borrowers as a result thereof. To induce the Agent and the Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and the Lenders and holds the Agent and the Lenders harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided herein, reliance by the Agent or any Lender on any request or instruction from the Borrower Agent or any other action taken by the Agent or any Lender with respect to this Section except due to willful misconduct or gross (not mere) negligence by the indemnified party.

(d) Waivers. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and Payment in Full of the Obligations.

(e) Joint and Several Obligations. Each Borrower’s liabilities in respect of the Obligations shall at all times be joint and several and shall be absolute and unconditional irrespective of: (i) any lack of validity, regularity or enforceability of this Agreement or any other Loan Document; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or any other Loan Document; (iii) any exchange, release or non-perfection of any security interest in any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations; (iv) any failure on the part of the Agent or any Lender or any other Person to exercise, or any delay in exercising, any right under this Agreement or any other Loan Document; or (v) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any of the Borrowers, any Guarantor or any other guarantor with respect to the Obligations (including all defenses based on suretyship or impairment of collateral, and all defenses that any of the Borrowers may assert to the repayment of the Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction, and usury), this Agreement and the obligations of the Borrowers under this Agreement. The joint and several liabilities of the Borrowers hereunder shall remain in full force and effect until the Obligations have been Paid in Full.

(f) Anything contained in this Agreement to the contrary notwithstanding, the amount of the Obligations for which each Borrower is jointly and severally liable hereunder shall be the aggregate amount of the Obligations unless a court of competent jurisdiction adjudicates such Borrower’s obligations under this Agreement (or the amount thereof) to be invalid or unenforceable for any reason (including because of any applicable state, provincial or federal law relating to fraudulent conveyances or transfers), in which case the amount of the Obligations payable by such Borrower hereunder shall be limited to the maximum amount of the Obligations that could be incurred by such Borrower without rendering such Borrower’s obligations under this Agreement invalid or unenforceable under such applicable law.

12.12 Entire Agreement; Successors and Assigns; Interpretation. This Agreement and the other Loan Documents constitute the entire agreement among the parties, supersede any prior written and verbal agreements among them with respect to the subject matter hereof and thereof, and shall bind and benefit the parties and their respective successors and permitted assigns. This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.

12.13 LIMITATION OF LIABILITY. NEITHER THE AGENT, ANY LENDER NOR ANY OTHER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY TO THE LOAN PARTIES (WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY THE LOAN PARTIES IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE AGENT, SUCH LENDER OR SUCH INDEMNIFIED PARTY (AS THE CASE MAY BE) THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS

CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT, SUCH LENDER, OR SUCH INDEMNIFIED PARTY (AS THE CASE MAY BE). THE LOAN PARTIES HEREBY WAIVE ALL FUTURE CLAIMS AGAINST THE AGENT AND THE LENDERS AND EACH OTHER INDEMNIFIED PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

12.14 GOVERNING LAW. OTHER THAN WITH RESPECT TO THE CANADIAN SECURITY DOCUMENTS, THE DUTCH SECURITY DOCUMENTS AND THE ENGLISH SECURITY DOCUMENTS, AND SUBJECT TO SECTION 11.13 (ENGLISH LAW GOVERNED TRANSACTION SECURITY), THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

EACH PARTY ACKNOWLEDGES AND ACCEPTS THAT, IF A PARTY IS REPRESENTED BY AN ATTORNEY IN CONNECTION WITH THE SIGNING AND/OR EXECUTION OF THIS AGREEMENT OR ANY OTHER AGREEMENT, DEED OR DOCUMENT REFERRED TO IN THIS AGREEMENT OR MADE PURSUANT TO THIS AGREEMENT, AND THE POWER OF ATTORNEY IS GOVERNED BY DUTCH LAW, THAT THE EXISTENCE AND EXTENT OF THE ATTORNEY’S AUTHORITY AND THE EFFECTS OF THE ATTORNEY’S EXERCISE OR PURPORTED EXERCISE OF ITS AUTHORITY SHALL BE GOVERNED BY DUTCH LAW.

12.15 SUBMISSION TO JURISDICTION. ALL DISPUTES BETWEEN ANY OF THE LOAN PARTIES AND THE AGENT OR ANY LENDER BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT; (OTHER THAN THE CANADIAN SECURITY DOCUMENTS, THE DUTCH SECURITY DOCUMENTS AND THE ENGLISH SECURITY DOCUMENTS) OR (C) ANY CONDUCT, ACT OR OMISSION OF THE LOAN PARTIES OR THE AGENT OR ANY LENDER OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, THAT THE AGENT SHALL HAVE THE RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST ANY LOAN PARTY OR ITS PROPERTY IN (A) ANY COURTS OF COMPETENT JURISDICTION AND VENUE AND (B) ANY LOCATION SELECTED BY THE AGENT TO ENABLE THE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT. EACH LOAN PARTY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT HAS COMMENCED A PROCEEDING, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

12.16 [RESERVED].

12.17 JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THE LOAN PARTIES, THE AGENT AND THE LENDERS, OR ANY OF THEM; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE LOAN PARTIES, THE AGENT OR THE LENDERS OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

12.18 Attorney. Each Party acknowledges and accepts that, if a Party is represented by an attorney in connection with the signing and/or execution of this Agreement or any other agreement, deed or document referred to in this Agreement or made pursuant to this Agreement, and the power of attorney is governed by Dutch law, that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of its authority shall be governed by Dutch law.

12.19 Agent Titles. Each Lender that is designated (on the cover page of this Agreement or otherwise) as an “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.20 Publicity. The Agent may (a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia and (b) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.

12.21 No Third Party Beneficiaries. Neither this Agreement nor any other Loan Document is intended or shall be construed to confer any rights or benefits upon any Person other than the parties hereto and thereto.

12.22 Confidentiality. Each of Agent and the Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed by any of them (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential and are bound by confidentiality restrictions substantially similar to the arrangements of this Section 12.22); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by applicable law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any assignee or any actual or prospective assignee, participant or pledgee (or any of their respective advisors) in connection with any actual or prospective assignment, participation or pledge of any Lender’s interest under this Agreement; (g) with the consent of the Borrower Agent (not to be unreasonably withheld, conditioned or delayed); (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to the Agent or the Lenders or any of its or their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties; or (i) to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents or any transaction carried out in connection with any transaction contemplated by the Loan Documents to become an arrangement described in Part II A 1 of Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU. Notwithstanding the foregoing, the Agent or the Lenders may (i) publish or disseminate general information describing this credit facility, including the names and addresses of the Borrowers and a general description of the Borrowers’ businesses, (ii) use name, product photographs, logo, trademark or other insignia of any Loan Party in advertising materials and league table purposes only as provided in Section 12.20, and (iii) may in their sole discretion communicate and exchange information regarding the Loan Parties, the Collateral, the Loan Documents, and the Loan Parties’ business with the agents and lenders under the Corre Loan Documents and the Term Loan Documents. As used herein, “Information” means all information received from a Loan Party relating to it or its business that a reasonable person would consider confidential. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. The Agent and the Lenders acknowledge that (i) Information may include material non-public information concerning a Loan Party; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with applicable law, including federal, provincial and state securities laws.

12.23 Patriot Act Notice. The Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, the Agent and each Lender is required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow the Agent and each Lender to identify it in accordance with the Patriot Act. The Agent will also require information regarding each personal guarantor, if any, and may require information regarding the Loan Parties’ management and owners, such as legal name, address, social security number and date of birth.

12.24 Advice of Counsel. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any other Loan Document.

12.25 Captions. The captions at various places in this Agreement and any other Loan Document are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement or any other Loan Document.

12.26 [Reserved].

12.27 Right to Cure. The Agent may, in its discretion, (a) cure any default by any Loan Party under this Agreement, any other Loan Document or any Material Contract that affects the Collateral, its value or the ability of the Agent to collect, sell or otherwise dispose of any Collateral or the rights and remedies of the Agent and the Lenders therein or the ability of any Loan Party to perform its obligations hereunder or under any of the other Loan Documents, (b) pay or bond on appeal any judgment entered against any Loan Party, (c) discharge any charges, Liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which the Agent, in its discretion, determines is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of the Agent and the Lenders with respect thereto. The Agent may add any amounts so expended to the Obligations and charge the Loan Account or any other account of the Borrowers with Agent or the amounts thereof, such amounts to be repayable by the Borrowers on demand and bear interest until paid in full at the highest rate then applicable to the Revolving Credit Loans. The Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Loan Party. Any payment made or other action taken by the Agent under this Section shall be without prejudice to any right to assert an Event of Default and to proceed accordingly.

12.28 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(c) a reduction in full or in part or cancellation of any such liability;

(d) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(e) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

12.29 Time. Time is of the essence in this Agreement and each other Loan Document. Unless otherwise expressly provided, all references herein and in any other Loan Documents to time shall mean and refer to Central time.

12.30 Keepwell. Each Borrower and each other Loan Party, to the extent constituting a Qualified ECP Guarantor, hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the guaranty contained in the Guaranty and Security Agreement made by it in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section or otherwise under this Agreement or any other Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect at all times hereafter until the Obligations have been Paid in Full. Each Qualified ECP Guarantor intends that this Section shall constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

12.31 [Reserved].

12.32 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

12.33 Intercreditor Agreement. This Agreement, including without limitation, Article X hereof, is subject in all respects to the terms and conditions of the Intercreditor Agreement. In the event of any conflict between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern.

[Signature Pages Follow—Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TEAM, INC.

By:	/s/ Amerino Gatti
Name:	Amerino Gatti
Title:	Chief Executive Officer

[Signature Page to Credit Agreement]

ECLIPSE BUSINESS CAPITAL LLC,
as Agent

By:	/s/ John Wetstone
Name:	John Whetstone
Title:	EVP

ECLIPSE BUSINESS CAPITAL SPV, LLC,
as a Revolving Credit Lender

By:	/s/ John Wetstone
Name:	John Whetstone
Title:	EVP

[Signature Page to Credit Agreement]

CORRE OPPORTUNITIES QUALIFIED MASTER FUND, LP, as a Delayed Draw Term Lender

By:	/s/ John Barrett
Name:	John Barrett
Title:	Authorized Signatory

CORRE HORIZON FUND, LP,
as a Delayed Draw Term Lender

By:	/s/ John Barrett
Name:	John Barrett
Title:	Authorized Signatory

CORRE HORIZON II FUND, LP,
as a Delayed Draw Term Lender

By:	/s/ John Barrett
Name:	John Barrett
Title:	Authorized Signatory

[Signature Page to Credit Agreement]